UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

Amendment No. 6
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(Exact name of registrant as specified in its charter)
_________________

Nevada	7389	01-0660195
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Sichuan SHESAYS Cosmetology Hospital Co., Ltd
New No. 83, Xinnan Road, Wuhou District
Chengdu City, Sichuan Province, People’s Republic of China 610041
00-86-028-85482277
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yixiang Zhang
Chief Executive Officer
Sichuan SHESAYS Cosmetology Hospital Co., Ltd
New No. 83, Xinnan Road, Wuhou District
Chengdu City, Sichuan Province, People’s Republic of China 610041
 00-86-028-85482277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________
With Copies to:

Jiannan Zhang, Ph.D.
Cadwalader, Wickersham & Taft LLP
2301 China Central Place, Tower 2 No. 79 Jianguo Road
Beijing 100025, People’s Republic of China
Tel: +86 (10) 6599-7270
Fax: +86 (10) 6599-7300

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock, par value $0.001 per share	600,000 shares(3)	$2.00	$1,200,000	$139.32
Shares of common stock, par value $0.001 per share, to be issued upon the exercise of warrants	48,000 shares(4)	$2.00	$96,000	$11.15
Total	648,000 shares		$1,296,000	$150.47

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock of China SHESAYS Medical Cosmetology Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on November 12, 2010.

(3) Represents shares of common stock, par value $0.001 per share, that the Company issued to the investors in the private placement completed on November 12, 2010.

(4) Represents shares of common stock underlying the warrant at an exercise price of $2.00 per share that the Company issued to Chief Capital Limited as Chief Capital Limited’s compensation for services in connection with the private placement completed on November 12, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2012

648,000 Shares of Common Stock

This prospectus relates to the offering by certain selling stockholders of China SHESAYS Medical Cosmetology Inc. of 648,000 shares of common stock, par value $0.001 per share, of which 600,000 shares were issued to certain of the selling stockholders in connection with an offshore private placement under Regulation S promulgated under the Securities Act of 1933, as amended, completed on November 12, 2010 (the “Private Placement”), and 48,000 shares of common stock are issuable upon exercise of the warrants that were issued to Chief Capital Limited as part of Chief Capital Limited’s compensation for services in connection with the Private Placement.

Unless otherwise noted, the terms “the Company,” “our Company,” “we,” “us” and “our” refer to China SHESAYS Medical Cosmetology Inc. and its subsidiaries.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board” or “OTCBB”), in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants at $2 per share, or an aggregate of $96,000 if all of the 48,000 warrants are so exercised.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CSAY.OB”. On the last available trading day August 23, 2011, the closing price of our common stock was $1.01 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 11 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ______________, 2011

You should only rely on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions, or changes in the exercise price of the warrants. A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 11, and any supplements before making a decision to invest in our common stock.

Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (“RMB” or “Renminbi”), the currency of the People’s Republic of China (“China” or “PRC”). For purposes of this prospectus, U.S. dollar amounts for the fiscal year ended December 31, 2010 are based on conversion at year-end exchange rates of US$1.00 to RMB 6.591 for assets and liabilities, and a weighted-average of US$1.00 to RMB 6.7599 for revenue and expenses in the fiscal year ended December 31, 2010. U.S. dollar amounts for the year ended December 31, 2009 are based on conversion at year-end exchange rates of US$1.00 to RMB 6.8372 for assets and liabilities, and a weighted-average of US$1.00 to RMB 6.8409 for revenue and expenses for the year ended December 31, 2009. There is no assurance that RMB amounts could have been or could be converted into U.S. dollars at such rates.

As used in this prospectus, unless the context requires otherwise, “China SHESAYS,” “we,” “us,” “our” and the “Company” refer to China SHESAYS Medical Cosmetology Inc., a Nevada corporation, and where applicable, its direct and indirect wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; the continuation of historical trends; the sufficiency of our cash balances for future needs; our future operations; our sales and revenue levels and gross margins, costs and expenses; the relative cost of our operation methods as compared to our competitors; new product/service introduction, entry and expansion into new markets and utilization of new sales channels and sales agents; improvements in, and the relative quality of, our technologies and the ability of our competitors to copy such technologies; acquisition of additional equipment and facilities, the cost associated therewith and sources of financing for such acquisitions; achieving status as an industry leader; our competitive technological advantages over our competitors; brand image, customer loyalty and expanding our client base; our ability to meet market demands; government regulations and incentives related to cosmetology services; the sufficiency of our resources in funding our operations; our intention to engage in mergers and acquisitions, technology licensing and cooperation arrangements; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These risks, uncertainties and other factors include but are not limited to:

  Uncertainties regarding the growth or sustainability of the market for cosmetology services.
  The risk that we may not be able to achieve or maintain a technological advantage over any of our competitors.
  Risks relating to protection of our intellectual property.
  Changes in consumer preferences.
  The risks of limited management, labor and financial resources.
  Risk of doing business in China, including currency value fluctuations, restrictions on remitting income to the United States and risks of diplomatic tensions between China and the United States.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

This prospectus summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 11 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

Our Company

We are a Nevada holding company operating in the cosmetology industry. Substantially all of our operations are conducted in China through Chengdu BOAN Investment Management Co., Ltd (“BOAN” or “Chengdu Boan”), our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including Sichuan SHESAYS Cosmetology Hospital Co., Ltd. (“SHESAYS” or “Sichuan Shesays”) and its subsidiaries.

SHESAYS was established in May 2005. Over the past five years, we have achieved a rapid growth of our cosmetology business in Sichuan province. As of December 31, 2011, the headquarter hospital and three clinics of SHESAYS have 437 employees, occupying premises of approximately 67,699 square feet and receiving more than 20,000 customers each year over the past two years.

SHESAYS specializes in cosmetology treatments, integrating medical treatment and education. At present, we have such core clinical departments as cosmetic surgery, cosmetic dermatology, cosmetic dentistry, cosmetic Traditional Chinese Medicine (“TCM”). Services provided in cosmetic surgery include eye shaping, facial contour, rhinoplasty, face shaping, wrinkles elimination, breast surgery, chiloplasty, liposuction slimming, ear reshaping, gynecology / male plastic surgery. Cosmetic dermatology department provides such services as laser depilation, acne/pock removal, facelift and wrinkle decrease of Cutera Titan, laser whitening, pore minimizing, skin rejuvenation. Cosmetic dentistry includes the services of optical fluoride whitening, repair of uneven denture, porcelain teeth/cercon, orthodontic treatment, comfortable painless teeth cleaning, complex tooth extraction face-lift surgery, orthodontic caries-prevention and correction for children, adult orthodontics invisible. Traditional Chinese Medicine, also known as TCM, is the medical theory and practices of Chinese culture, especially herbal medicine, acupuncture and osteopathy, for preventing or treating illness, or promoting health and well-being. Cosmetic TCM is to use traditional Chinese Medicine, such as acupuncture and moxibustion, to provide cosmetic service, such as to dispel freckle, lose weight, as well as to enhance the endocrine system. The major difference of Chinese medicine from Western medicine is that it focuses on “health” rather than on “healing” because Chinese medicine promotes overall wellness of an individual, as opposed to the approach of Western medicine in treating the symptoms of an illness.

Headquartered in Chengdu, Sichuan province, PRC, SHESAYS aims to expand its business outside of Chengdu. In 2010, SHESAYS established three new outpatient clinics in the cities of Yibin, Leshan and Zigong, Sichuan province, and is constructing the second flagship store, a comprehensive cosmetology hospital in Chengdu.

For the fiscal year ended December 31, 2009, we generated revenue of $8,834,673 and achieved a net income of $1,766,442, which represents a growth of 98% and 27,517% compared to the previous fiscal year respectively. This increase is attributed to our increased sale to the existing and new customers in 2009. Our sales network has been expanded quickly and our customer base continues to increase. For the fiscal year ended December 31, 2010, we generated revenue of $12,173,231 which represents a growth of 37.8% compared to $8,834,673 in the previous fiscal year. This increase in revenue is attributed to our increased sale to the existing and new customers in 2010. We serviced 25,682 customers in 2010 compared to 20,514 in 2009. However, our net income attributable to SHESAYS common stockholders decreased from $1,766,442 for 2009 to $544,567 for 2010, a 69.2% decline. The decrease in net income attributable to SHESAYS common stockholders was mainly due to our increased expense related to listing on OTCBB. Our customers are mainly individual consumers and we do not rely on any of them. The number of customers visited our facilities increased approximately 25.0% to 25,682 in 2010 from 20,514 in 2009. In 2010, 1,960 male customers and 23,722 female customers visited our facilities, compared to 1,996 male customers and 18,518 female customers in 2009. A majority of our customers are in their 20s. In 2010, we sponsored several big events such as Global Final of Miss International. We enhanced our cooperation with traditional media such as TV stations, and built strategic cooperation partnership with Chengdu TV Station. In addition, we used new media such as mobile phones as well as web marketing to enhance our brand name. These marketing methods contributed to the high level of growth of revenue in 2010.

Our shares are quoted on the OTC Bulletin Board of the NASD under the symbol of CSAY.OB. Our principal executive offices are located at Sichuan SHESAYS Cosmetology Hospital Co., Ltd, New No. 83, Xinnan Road, Wuhou District, Chengdu City, Sichuan Province, PRC 610041. The telephone number at our principal executive offices is +86-028-85482277. Our website address is http://www.Chinashesays.com. Information contained on our website is not deemed part of this prospectus.

Corporate History and Organizational Structure

We are a holding company operating through our wholly-owned subsidiary, BOAN, located in Chengdu, Sichuan Province, PR China.

We were incorporated on January 18, 2002 in Nevada under the original name “Klean Kast Solutions, Inc”. On April 22, 2007, we filed amended and restated articles and changed our name to “SN Strategies Corp.” Prior to the consummation of the business combination described below, we were a shell company with nominal operations and nominal assets.

On June 7, 2010, we acquired all of the issued and outstanding common stock of Perfect Support Limited, which we refer to as Perfect Support (the “June 2010 Business Combination”). Perfect Support was incorporated in the British Virgin Islands on January 15, 2010 and is the owner of all of the issued and outstanding registered capital of BOAN. BOAN was organized under the laws of the PRC as a wholly-owned foreign enterprise on April 27, 2010. On April 27, 2010, BOAN entered into a series of contractual agreements with SHESAYS and the stockholders of SHESAYS in which BOAN provides management and consulting services to SHESAYS and its subsidiaries in exchange for service fees. SHESAYS and its subsidiaries agreed to pay 100% of its residual return to BOAN. Based on these contractual arrangements, Perfect Support, through BOAN, becomes the primary beneficiary of SHESAYS and its subsidiaries.

In connection with the June 2010 Business Combination, our name was changed to “China SHESAYS Medical Cosmetology Inc.” to better align our name with our cosmetology business.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of 648,000 shares of our common stock, par value $0.001 per share, of which 600,000 shares were issued to certain of the selling stockholders in connection with an offshore private placement under Regulation S completed on November 12, 2010 (the “Private Placement”), and 48,000 shares of common stock are issuable upon exercise of warrants that were issued to Chief Capital Limited as Chief Capital Limited’s compensation for services in connection with the Private Placement. No shares are being offered for sale by our Company.

Common stock outstanding prior to offering	18,600,012(1)
Common stock offered by the selling stockholders	648,000 (2)
Common stock to be outstanding after the offering	18,648,012(3)
Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants, which will be used for working capital and general corporate purposes.

OTC Bulletin Board Symbol	“CSAY.OB”
Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

(1)	As of January 13, 2012.

(2)

This prospectus relates to the resale by the selling of 648,000 shares of our common stock, par value $0.001 per share, of which 600,000 shares were issued to certain of the selling stockholders in connection with the Private Placement, and 48,000 shares of common stock are issuable upon exercise of warrants that were issued to Chief Capital Limited as Chief Capital Limited’s compensation for services in connection with the offshore Private Placement.

(3)	Assumes the full exercise of the warrants, on a cash basis, held by Chief Capital Limited to acquire 48,000 shares of common stock.

Background

On November 5, 2010, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors relating to the issuance and sale of 600,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $2.00 per share, in a private placement transaction. The aggregate purchase price for the Shares was $1,200,000. The sale of the Shares to the investors closed on November 12, 2010. The aggregate gross proceeds received by our company were $1,200,000. Net proceeds received from the Private Placement may be used for working capital and other general corporate purposes.

Under the Securities Purchase Agreement, we have made certain customary representations, warranties and covenants. Additionally, we have granted registration rights to the investors whereby we have agreed to file, within 60 days of the closing (the “Required Filing Date”), a registration statement with the Securities and Exchange Commission (the “Commission”) to register the Shares for resale, and to used our best efforts to cause such registration statement to become effective. If a registration statement is not filed before the Required Filing Date, then we must pay liquidated damages to the investors in an amount equal to 1.0% of the amount subscribed for by the investors per month until such registration statement is filed with the Commission.

In addition, for a period of three years after the closing, if we issues any shares of Common Stock for less than $2.00 per share or for no consideration (the “Additional Shares”), then the per share price under the Securities Purchase Agreement shall be reduced to the lowest price per share at which such Additional Shares are issued, granted or sold.

Under the Securities Purchase Agreement, if our after-tax net income for the fiscal year ending December 31, 2011 is less than our after-tax net income for the fiscal year ending December 31, 2010, or if any Chinese governmental agency challenges or otherwise takes any action that adversely affects our listing of securities and we are unable to address such adverse effect to the reasonable satisfaction of the investors, then we must pay to each investor, as liquidated damages, an amount equal to that investor’s purchase price plus compound interest at a rate of 8%.

Techno Meg Limited, an affiliate of the Company (the “Make Good Pledgor”), also has agreed to transfer to the investors, on a pro rata basis, 600,000 shares of the Company’s Common Stock owned by the Make Good Pledgor in the event the Company’s consolidated financial statements reflect less than $6,400,000 of after-tax net income for the fiscal year ended December 31, 2011.

Pursuant to a Financial Advisory Services Agreement entered into between SHESAYS, and Chief Capital Limited, a Hong Kong licensed corporate finance advisor, on November 12, 2010, the Company issued to Chief Capital Limited a warrant to purchase 48,000 shares of Common Stock as part of Chief Capital Limited’s compensation for services in connection with the Private Placement. The warrants are exercisable for a period of two years from June 7, 2010 at a price of $2 per share.

The common stock and the warrant issued in the Private Placement are being offered and sold to investors without registration under the Securities Act or any state securities laws. The Company is relying upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) of the Securities Act and Regulation S promulgated thereunder (“Regulation S”).

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC Bulletin Board or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 25.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below as well as the other information in this prospectus and in any accompanying prospectus supplement. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not invest in our securities unless you can afford to lose all of your investment.

Risks Relating to Our Business and Industry

Product liability claims or treatment malpractice claims could harm our business, financial condition and results of operations.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse effects or our treatments or procedures are claimed to be malpractice. While we take what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. We currently do not have product liability insurance or malpractice insurance. Although we have yet to face a product liability claim or a treatment malpractice claim, the assertion of this type of claim could have a material adverse affect on our business, financial condition and results of operations.

We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.

We began our current business operations in May 2005. Accordingly, we have a limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by consumers. It is also difficult to evaluate the viability of our business model because we do not have sufficient experience to address the risks frequently encountered by every level of branches newly established and when entering new regional markets. These circumstances may make it difficult for you to evaluate our business and prospects.

Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. As a result, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business. Mr. Zhang, the Chairman and CEO of the Company, founded SHESAYS in 2005. Mr. Wenhui Shao, the President of the Company, the President and Board of Director of SHESAYS, joined SHESAYS in 2005. Mr. Xingwang Pu, Chief Technology Officer of the Company, the Board of Director and President in the Technology Department of SHESAYS, joined SHESAYS in 2005. Ms. Wenbin Zhu, Chief Financial Officer of the Company, joined SHESAYS in 2007. Since 2010, we added two new members to our management team of SHESAYS. Meng Hu joined us on November 11, 2010 and serves as administration director in Cosmetic Surgery Department. Yan Deng joined the Company on September 1, 2010 and serves as manager in Customer Service Department.

Our medical care personnel may have errors in plastic surgery operation, which would cause clinic incidents and adversely affect our ability to generate revenue from our cosmetology services, and our financial condition and results of operations.

Medical care personnel may have errors in plastic surgery operation, and clinical test products may be risky. If a serious medical negligence/malpractice happened, our brand image would be severely impaired, which would affect our ability to generate revenue from our cosmetology services, and our financial condition and results of operations.

There may be more advanced appliances and equipment or diagnosis and treatment methods which may constitute challenge against SHESAYS.

We need to upgrade our techniques and equipment continuously to keep our technique advantage. In respect of external environment, there may be more advanced appliances and equipment or diagnosis and treatment methods which may constitute challenge against SHESAYS. In response to such challenge, we will continue to strengthen employee training to enhance professional abilities and also continue to raise our research level, operative skills and update equipment to maintain our leading status in cosmetology techniques in the region.

Our revenue is particularly sensitive to changes in economic conditions and cosmetology trends.

Demand for our cosmetology services, and the resulting cosmetology spending by our clients, is particularly sensitive to changes in general economic conditions and their disposable income. During periods of economic downturn, people may reduce the money they spend on cosmetology, which would materially and adversely affect our ability to generate revenue from our cosmetology services, and our financial condition and results of operations.

A substantial majority of our revenue are currently concentrated in Chengdu. If the city experiences an event negatively affecting its cosmetology industry, our ability to generate adequate cash flow would be materially and adversely affected.

Though we will expand our business across Sichuan Province, substantial majority of our revenue are currently concentrated in Chengdu, from where 96% of the total revenue in 2010 were generated. We expect Chengdu to continue to be the important sources of our revenue. If the city experiences an event negatively affecting its cosmetology industry, such as a serious clinical incident, negative changes in government policy, a natural disaster, our ability to generate adequate cash flow would be materially and adversely affected.

We may not be able to successfully expand our business network into new regions which could harm or reverse our growth potential and our ability to increase our revenue, or even result in a decrease in revenues.

We are pursuing a strategy to expand our service network into new regions. Based on the Chengdu headquarters, we aim to expand our business into other cities of Sichuan province and nation wide. As of date, we have established a comprehensive cosmetology hospital, three new outpatient clinics in Yibin city, Leshan city and Zigong city, and are planning to set up the second flagship hospital in Chengdu.

In the new cities, we may compete with local competitors and encounter new difficulties, which could harm or reverse our growth potential and our ability to increase our revenue, or even result in a decrease in revenue.

We face intensive competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

We compete with some of the largest cosmetology hospitals such as Huamei Zixin Medical Cosmetology Hospital, Chengdu Dahua Medical Plastic Hospital in southwest China. We compete for plastic surgery clients primarily on the basis of network size and coverage, location, price, technique level, the range and the quality of services that we offer and our brand name. We also compete for such business as esthetic dentistry, gynecology / male plastic surgery with private dental clinics and cosmetology departments in regular public hospitals. Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources and may be able to mimic and adopt our business model. We cannot assure you that we will be able to successfully compete against new or existing competitors.

We depend on the leadership and services of Mr. Yixiang Zhang, who is our founder, chairman, and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.

Our future success is dependent upon the continued service of Mr. Yixiang Zhang, our founder and chairman and largest shareholder (pursuant to an agreement Mr. Zhang signed with a major shareholder of the Company on April 27, 2010, Mr. Zhang is able to purchase 8,970,012 shares of the common stock of our company for a nominal price within 5 years from the execution date of such agreement and become the largest shareholder of the Company). We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees, our other major shareholders and many of our customers. If he was unable or unwilling to continue in his present position, or if he joins a competitor or forms a competing company in violation of his employment agreement and non-compete agreement, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.

Our expansion plan would be restricted by the need of updating our management systems and shortage of human resources.

With the expansion of our business, our management systems and shortage of human resources may become factors restricting our company’s development. We expand our business with a rapid speed, and our current management systems may not be timely updated and there might not be enough talents to be recruited. We will continue to establish and improve our management systems such as counter-crisis plans and organization & position design systems. We will also continue to enhance our medical care personnel’s training and continue our efforts in recruiting high-quality employees. We expect a budget of $300,000 to enhance our management systems in 2012. We will also continue to enhance our medical care personnel’s training system and continue our efforts in recruiting high-quality employees with $300,000 estimate expenditure in 2012. We will pay for the budget from our net earnings and working capital during 2012.

If we do not continue to expand and maintain an effective sales and marketing team, it will cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our cosmetology services revenue.

Many of our sales and marketing personnel have only worked for us for a short period of time. We depend on our marketing staff to explain and introduce our service offerings to our existing and potential customers. We will need to further increase the size of our sales and marketing staff as our business continues to grow. We may not be able to hire, retain, integrate or continue to motivate our current or new marketing personnel which would cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our cosmetology services revenue. In 2009, 2010 and 2011, we have recruited 6, 11 and 30 sales and marketing staff respectively. For the members of sales team recruited in 2009, 2010, and 2011, the average time of employment is approximately 21 months, 11 months and 7 months as of December 31, 2011, respectively. We expect to hire an additional 20 sales employees in 2012. For 2011, we have hired a total of 95 staff and we expect to hire approximately 100 additional staff in 2012.

We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

To further expand our business into other cities, we opened three new outpatient clinics in Leshan, Yibin and Zigong cities in Sichuan province in the second half of 2010. The 9,263 square feet clinic in Leshan, the 8,851 square feet clinic in Yibin and the 13,912 square feet clinic in Zigong primarily provide a range of customized services including medical cosmetology, cosmetic surgery, cosmetic dentistry, and cosmetic dermatology. In the future, we plan to set up more new hospitals and outpatient clinics nation wide. As a result, we may require additional cash resources. We expect to need approximately $12.0 million to realize our plans for expansion in the next 3 years. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

  investors’ perception of, and demand for, securities of alternative cosmetology hospital;

  conditions of the U.S. and other capital markets in which we may seek to raise funds;

  our future results of operations, financial condition and cash flows;

  PRC governmental regulation of foreign investment in cosmetology hospitals in China;

  economic, political and other conditions in China; and

  PRC governmental policies relating to foreign currency borrowings.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

Our liquidity may be negatively affected by the waiver of payment of management and service fee for the term of three years.

Pursuant to the contractual arrangements between our subsidiary, BOAN with SHESAYS and its stockholders, BOAN provides management and consulting services to SHESAYS and its subsidiaries in exchange for service fees. The service fees shall be equal to 100% of the residual return of SHESAYS and its subsidiaries which can be waived by BOAN from time to time at its sole discretion. Pursuant to the Supplementary Agreement to the Exclusive Service Agreement on March 22, 2011, BOAN and SHESAYS reached an agreement that, in order to support the strategic expansion plan of SHESAYS in China, BOAN agreed to waive the service fees to be paid by SHESAYS for three years commencing from April 27, 2010 so that SHESAYS can execute its business expansion plan, launch the flagship hospital in Chengdu and establish the cosmetology hospitals in various locations in China. As we do not have any other assets and any revenue from other sources other than our interest in the agreements, our liquidity could be negatively affected by the waiver of payment of management and service fee. BOAN and our company have never received any service fee from SHESAYS, the operating company and we expect to receive service fees commencing on April 28, 2013. Neither BOAN nor the Company expects to declare any dividend before April 27, 2013, nor is any other amount expected to be due prior to April 27, 2013. However, based on an oral agreement between the parties, if there is any amount incurred and must be paid during the period, we can borrow from SHESAYS to settle such amount and there are no limitations on such borrowing.

Currently we do not maintain an effective system of internal controls and may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our stock may be adversely impacted.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our stock may be adversely impacted. Prior to the consummation of the business combination on June 7, 2010, we were a shell company with nominal operations and nominal assets. We declared in 2009 10-K that the internal controls was ineffective due to lack of proper segregation of functions, duties and responsibilities with respect to our cash and controls over the disbursements related thereto due to our very limited staff, including our accounting personnel. After the restructuring of the company, our internal controls have been improved with new business and operation. We maintain a system of internal controls and procedures and prepare our financial reports according to U.S. GAAP. However, the Company currently does not have an U.S. GAAP expert on its staff and does not have an audit committee, independent directors, and has not established independent oversight over our management and internal controls. Thus we believe our internal controls over financial reporting were not effective as of December 31, 2010. Since December 2010, we have been working to take corrective steps. Our CFO and accounting staff regularly supplement their knowledge related to U.S. GAAP and receive updates regarding changes to or developments in U.S. GAAP via the Internet. Also, we plan to hire experienced professionals, independent directors and set up audit committee when appropriate candidates are identified and sufficient funds are available to us. As we currently do not maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investors’ confidence and the market price of our stock may be adversely impacted.

Risks Relating to Regulation of Our Business and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the medical industry, we could be subject to severe penalties.

Substantially all of our operations are or will be conducted through our indirectly wholly-owned operating subsidiaries in China, which we collectively refer to as our PRC operating subsidiaries, and through our contractual arrangements with our consolidated affiliated entities in China. PRC regulations require any foreign entities that invest directly in the medical services industry to have direct operations in the medical industry outside of China. In addition, foreign entity is not allowed in China to set up wholly-owned medical institute although the foreign entity is permitted to set up a joint venture medical institute with Chinese entities. Foreign investors are permitted to hold shares of the joint venture medical institute at maximum of 70%.

We do not currently directly operate medical services outside of China and cannot qualify under PRC regulations before we commence any such operations outside of China or until we acquire a company that has directly operated a medical services business outside of China. Accordingly, since we have not been involved in the direct operation of medical services business outside of China, our domestic PRC subsidiary, BOAN, which is considered foreign-invested, is currently ineligible to apply for the required medical services licenses in China.

While our indirect PRC operating subsidiaries are eligible for the required licenses for providing medical services in China and some of our indirect PRC operating subsidiaries have obtained such licenses, we have been using and are expected to continue to use PRC operating affiliates and their subsidiaries to operate a significant portion of our medical business for the foreseeable future. We have entered into contractual arrangements with PRC operating affiliates and their respective subsidiaries, pursuant to which we, through our PRC operating subsidiaries or non-PRC subsidiaries, provide technical support and consulting services to our PRC operating affiliates and their subsidiaries. In addition, we have entered into agreements with our PRC operating affiliates and each of their stockholders which provide us with the substantial ability to control these affiliates and their existing and future subsidiaries.

If we, our existing or future PRC operating subsidiaries and affiliates are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates cosmetology hospitals, would have broad discretion in dealing with such violations, including:

  revoking the business and operating licenses of our PRC subsidiaries and affiliates;
  discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;
  imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;
  requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or
  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with SHESAYS and its subsidiaries and shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.

We rely on contractual arrangements with SHESAYS and its subsidiaries and shareholders to operate our medical business. For a description of these contractual arrangements, see “PRC Structure.” These contractual arrangements may not be as effective in providing us with control over SHESAYS as direct ownership. If we had direct ownership of SHESAYS, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of SHESAYS which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if SHESAYS or any of its subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective.

Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

We face the potential risk of not being able to enforce the security interests granted under the equity pledge agreements until such registration is complete.

We are currently in the process of registering our equity pledge agreements with the local governmental authorities. We face the potential risk of not being able to enforce the security interests granted under the equity pledge agreements until such registration is complete. Consequently, if Sichuan SHESAYS and its equity owners were to breach their obligations under the equity pledge agreement or other contractual arrangement agreements prior to us finalizing the registration of such security interests, we could lose our assets and may have to de-consolidate our PRC operations if we lose control over Sichuan Shesays.

Unaffiliated stockholders may have limited recourse against our affiliates if they do not abide by or terminate the contractual arrangements that govern our operations, and these relationships may present potential conflicts of interest.

There are affiliates on both sides of the contractual agreements. For example, Mr. Zhang is our Chairman and Chief Executive Officer and may become our largest stockholder (pursuant to an agreement Mr. Zhang signed with a major stockholder of the Company on April 27, 2010, Mr. Zhang is able to purchase 8,970,012 shares of the common stock of our company for a nominal price within 5 years from the execution date of such agreement and then becomes the largest stockholder of the Company). At the same time, Mr. Zhang is the CEO and chairman of the board of our Chinese operating company SHESAYS and hold 45% of equity of SHESAYS.

Since affiliates stand on both sides of the agreements which are critical to our business operations, it would be easy to terminate or modify these agreements. As a result, since these agreements and our affiliates are governed by PRC law, our unaffiliated investors would have little or no recourse since all of the assets of our operating entities are located in China and we do not have any other assets an any revenue from other sources other than our interest in the agreements. Under PRC law, disputes under contractual arrangements are often resolved through arbitration or litigation. Affected stockholders may be limited to seeking damages as PRC courts may be reluctant to order specific performance.

In addition, these relationships may pose potential conflicts of interest. When the interests of these affiliates diverge from our interests, they may be required to exercise their influence in the best interests of both us (or our stockholders) and another related entity and their owners. Some decisions concerning our operations or finances may present conflicts of interest between us and the other entity or person or its affiliates. There is no mechanism in place to resolve these conflicts of interest, and applicable law may also prohibit a stockholder from successfully challenging a transaction with an affiliate if the transaction received the requisite vote of our disinterested directors who received full disclosure of the existence and nature of the conflict.

Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties. We did not obtain any tax savings from the contractual arrangements we entered into amongst our subsidiaries and affiliated entities. We do not expect there will be any tax saving in the future.

Our business operations may be affected by legislative or regulatory changes.

The regulatory department of the government may issue new rules and regulations which may raise higher requirements for operation, qualifications of employees and hardware levels. Changes in laws and regulations or the enactment of new laws and regulations governing plastic surgery, our business licenses or otherwise affecting our business in China may materially and adversely affect our business prospects and results of operations. Substantially all of our assets are located in China and substantially all of our revenue are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, under current PRC regulations, PRC regulations require any foreign entities that invest directly in the medical services industry to have direct operations in the medical industry outside of China. In addition, foreign entity is not allowed in China to set up wholly-owned medical institute although the foreign entity is permitted to set up a joint venture medical institute with Chinese entities. Foreign investors are permitted to hold shares of the joint venture medical institute at maximum of 70%. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency- denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of China’s economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 30 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, BOAN, is a wholly foreign-owned enterprise which is an enterprise incorporated in China and wholly-owned by foreign investors. BOAN is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with SHESAYS and its subsidiaries. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the medical industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with SHESAYS and its subsidiaries, and other foreign investors.

Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect stockholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long term equity or debt investment or creation of any security interest over the assets located in China. If any PRC stockholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot assure you that all of our stockholders who are PRC residents will comply with our request to make or obtain any registrations or approvals required under these regulations or other related legislation. Furthermore, as the regulations are relatively new, the PRC government has yet to publish implementing rules, and much uncertainty remains concerning the reconciliation of the new regulations with other approval requirements. It is unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our PRC resident shareholders to comply with these regulations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our ability to inject additional capital into our PRC subsidiaries and the ability of our PRC subsidiaries to make distributions or pay dividends, or materially and adversely affect our ownership structure. If any of the foregoing events occur, our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.

Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay taxes, together with late-payment interest and penalties.

If any of our PRC affiliates becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our cosmetology services network and materially and adversely affect our business, ability to generate revenue and the market price of our stock.

To comply with PRC laws and regulations relating to foreign ownership restrictions in the medical business, we currently conduct our operations in China through contractual arrangements with SHESAYS, its shareholders and subsidiaries. As part of these arrangements, SHESAYS and its subsidiaries hold certain of the assets that are important to the operation of our business. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of SHESAYS and its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the market price of our stock.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue and operating expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans. Currently, BOAN may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us, without the approval of the State Administration of Foreign Exchange. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect BOAN’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Because our earnings and cash and cash equivalent assets are denominated in Renminbi fluctuations in exchange rates between the U.S. dollars and Renminbi will affect the relative purchasing power of our revenue and our balance sheet and earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Since July 2005 the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it is reported to be pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy has resulted in the gradual increase in the value of the Renminbi against the U.S. dollar over time. Between July 2005, when China began its Renminbi exchange rate reform, and the end of 2009, the value of the Renminbi has appreciated by 21.21 percent against the U.S. dollar and up by 2.21 percent against the Euro. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we might issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. We do not intend to enter into any hedging transactions. Even if we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Because our funds are held in banks in uninsured PRC bank accounts, the failure of any bank in which we deposit our funds could affect our ability to continue our business.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured. A portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business. At the end of 2010, our deposit of fund in five banks, including Bank of Chengdu, Citic Bank, Shenzhen Development Bank, Bank of China and Agriculture Bank of China, is 0.45% of our total assets. There is low possibility that these banks fails, and we believe the failure of any single bank could not affect our ability to continue our business as our business has little accounts payable and has great capability to generate cash revenue on a day-to-day basis.

Failure to comply with the U.S. foreign corrupt practices act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

Risks Relating to Regulation of Our Common Stock

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Mr. Yixiang Zhang is our chief executive officer and currently, the sole member on the Board of Directors. Pursuant to an agreement Mr. Zhang signed with a major shareholder of the Company on April 27, 2010, Mr. Zhang is able to purchase 8,970,012 shares of the common stock of our company for a nominal price within 5 years from the execution date of such agreement and become the largest shareholder of the Company. See “Certain Relationships and Related Transactions.” Accordingly, Mr. Zhang and other executive officers who hold the Company’s common stock are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There is currently a very limited trading market for our common stock.

The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the OTC Bulletin Board. Securities traded on the OTC Bulletin Board typically have low trading volumes. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for our shareholders to sell our common stock. Prior to the fourth quarter ended December 31, 2010, there was no trading activity of our common stock on the OTC Bulletin Board.

We do not intend to pay cash dividends in the foreseeable future.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries based in the PRC. Our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks relating to Regulation of Our Business and to Our Structure” above.

Our common stock is subject to the Penny Stock Regulations.

Our common stock is, and will continue to be subject to the SEC’s “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our current holders of common stock. The availability for public resale of those shares may depress our stock price.

Also as a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Enforcement against us or our directors and officers may be difficult.

Because our principal assets are located outside of the U.S. and a majority of our directors and officers, both present and future, reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors or to enforce a U.S. court judgment against us or them in the PRC.

In addition, our operating company is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving certain U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved quickly.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, short sellers, financial commentators and regulatory agencies, such as the United States Securities and Exchange Commission. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what affect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation could be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely impacted. It could seriously affect our ability to raise money and our ability to uplist to a major stock exchange, and your investment in our stock could be rendered worthless.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 648,000 shares of our common stock, of which 600,000 shares were issued to certain of the selling stockholders in connection with the Private Placement and 48,000 shares of common stock are issuable upon exercise of warrants that were issued to Chief Capital Limited as part of Chief Capital Limited’s compensation for services in connection with the Private Placement. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and the Regulation S promulgated thereunder. We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus there are 18,600,012 shares of our common stock issued and outstanding.

The following table sets forth, as of January 13, 2012, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder.

Pursuant to a Financial Advisory Services Agreement entered into between SHESAYS, and Chief Capital Limited, the Company issued to Chief Capital Limited a warrant to purchase 48,000 shares of our common stock as Chief Capital Limited’s compensation for services in connection with the Private Placement.

None of the selling stockholders is a broker dealer.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Shares of common stock subject to warrants that are currently exercisable within 2 years after June 7, 2010 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

	Shares Beneficially			Number	Shares Beneficially
	Owned Prior to the			of	Owned After the
	Offering (1)			Shares	Offering
Name				Being
	Number		Percent	Offered (2)	Number (3)	Percent
Ling Fung Au Yeung	6,000		*	6,000	0	*
Shouying Bing	6,500		*	6,500	0	*
Xingliang Cao	4,000		*	4,000	0	*
Hoi Ki Katy Chan	400		*	400	0	*
Ka Man Chan	200		*	200	0	*
Ka Wa Chan	2,000		*	2,000	0	*
Stanley Kam Wai Chan	1,000		*	1,000	0	*
Tsan Yu Chan	1,800		*	1,800	0	*
Uen Kwan Chan	400		*	400	0	*
Hongqin Chen	100		*	100	0	*
Yanhui Chen	10,000		*	10,000	0	*
Zuoqiu Chen	2,000		*	2,000	0	*
Chief Capital Limited	48,000	(4)	*	48,000	0	*
Chi Kuen Choi	10,000		*	10,000	0	*

Chi Ho Chong	3,000	*	3,000	0	*
Shun Chong	223,600	1.2%	223,600	0	*
Weng Nin Chu and Yuen Han Liu	2,000	*	2,000	0	*
Gangling Gong	5,000	*	5,000	0	*
Yunfei He	15,000	*	15,000	0	*
Yi Hu	38,000	*	38,000	0	*
Yunjian Hu	3,500	*	3,500	0	*
Big Fong Hung	5,000	*	5,000	0	*
Liqiang Jia	3,700	*	3,700	0	*
Hiumei Keung	18,000	*	18,000	0	*
Kei Kwan	400	*	400	0	*
Lim Pong Kwan	200	*	200	0	*
Kin Pan Lam	1,000	*	1,000	0	*
Ka Man Lau	20,000	*	20,000	0	*
Dayin Li	2,000	*	2,000	0	*
Hua Li	30,000	*	30,000	0	*
Qiongya Li	100	*	100	0	*
Lixin Liu	5,000	*	5,000	0	*
Cheng Chang Lu	13,000	*	13,000	0	*
Zhaoxian Luo	3,500	*	3,500	0	*
Po Yee Ng	400	*	400	0	*
Jing Ning	2,000	*	2,000	0	*
Wei Ning	5,000	*	5,000	0	*
Tsit Pang	16,000	*	16,000	0	*
Yanmei Peng	100	*	100	0	*
Chen Qian	15,000	*	15,000	0	*
Wing Kit Shek	2,000	*	2,000	0	*
Chungui Su	100	*	100	0	*
Qian Su	25,000	*	25,000	0	*
Pulin Sun	10,000	*	10,000	0	*
Lixian Tan	2,000	*	2,000	0	*
Yuanyuan Tan	5,000	*	5,000	0	*
Rong Tang	100	*	100	0	*
Feng Tao	10,000	*	10,000	0	*
Hong Tian	4,000	*	4,000	0	*
Tong Tong	100	*	100	0	*
Siu Yuen Tse	600	*	600	0	*
Jia Qing Tu	5,000	*	5,000	0	*
Linzhang Wang	200	*	200	0	*
Ho Yin Wong	2,000	*	2,000	0	*
Siu Man Mannie Wong	2,000	*	2,000	0	*
Cheuk Wa Wu	400	*	400	0	*
Dan Yang	1,000	*	1,000	0	*
Chongyuan Yin	100	*	100	0	*
Kelai Yin	5,800	*	5,800	0	*
Lei Yu	5,000	*	5,000	0	*
Xiaofa Zeng	3,000	*	3,000	0	*
Li Zhang	15,000	*	15,000	0	*
Quanan Zhang	5,000	*	5,000	0	*
Songtao Zhang	20,000	*	20,000	0	*
Zhe Zhang	1,500	*	1,500	0	*
Zunxia Zhang	100	*	100	0	*
Laibin Zhou	100	*	100	0	*

* Represents less than one percent (1%)

(1) Unless otherwise noted, the selling stockholder became one of our shareholders pursuant to the Private Placement.

(2) This number represents all of the securities the selling stockholders received in the Private Placement, which we agreed to register in this Registration Statement.

(3) Since we do not have the ability to control how many, if any, of their shares each of the selling stockholders listed above will sell, we have assumed that the selling stockholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.

(4) Consists of 48,000 shares of our common stock underlying warrants which may be exercised through June 7, 2012 at an exercise price of $2.00 per share. Such warrants were issued to Chief Capital Limited as Chief Capital Limited’s compensation for services in connection with the Private Placement. The address for Chief Capital Limited is 14/F Man Yee Building, 68 Des Voeux Rd, Central, Hong Kong.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  to cover short sales made after the date that this registration statement is declared effective by the SEC;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  through the distribution of common stock by any selling stockholder to its partners, members or stockholders;
  any other method permitted pursuant to applicable law; and
  a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

In the event that the selling stockholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act or any state securities laws or rules and regulations promulgated thereunder.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resale of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We will, however, receive approximately $96,000 from certain selling stockholders if they exercise their warrants in full, on a cash basis, which we will use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, if at all, as well as on a cashless exercise basis in their own discretion, we cannot plan on specific uses of the proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board maintained by the NASD under the symbol CSAY.OB. The transfer agent for our common stock is Island Stock Transfer at 100 Second Avenue, South Suite 705S, St. Petersburg, FL 33701.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2011		High		Low
Fourth Quarter ended December 31, 2010		$2.50		$2.00
First Quarter ended March 31, 2011		$2.50		$1.01
Second Quarter ended June 30, 2011		$2.00		$1.01
Third Quarter ended September 30, 2011		$1.01		$0.40
Fourth Quarter ended December 31, 2011	$	Not Currently	$	Not Currently
		Available		Available

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. Prior to the fourth quarter ended December 31, 2010, there was no trading activity of our common stock quoted on the OTC Bulletin Board.

Pursuant to a Financial Advisory Agreement, we agreed to issue warrants to purchase 48,000 shares of our common stock to Chief Capital Limited in the Private Placement. The warrants are exercisable for a period of 2 years from the date of reverse merger on June 7, 2010, with issuance price of $2.0 per share (subject to certain adjustments including a full ratchet anti-dilution adjustment in the case of certain issuances of shares of common stock at a price below the current exercise price), with cashless exercise rights.

As of January 7, 2011, there were approximately 256 owners of record of our common stock.

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Our shares are subject to rules applicable to “penny stock” which pertain to any equity security with a market price less than $5.00 per share or an exercise price of less than $5.00 per share. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in our shares.

Dividend Policy

We have not paid or declared any cash dividends on our common stock within the past three years and do not foresee doing so in the foreseeable future. We intend to retain any future earnings for the operation and expansion of our business. Any decision as to future payment of dividends will depend on the available earnings, the capital requirements of our Company, our general financial condition and other factors deemed pertinent by our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans. Our Board of Directors may adopt one or more equity compensation plan in the future.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not repurchase any of our equity securities that were registered under Section 12 of the Exchange Act during the fiscal year ended December 31, 2010 and the fiscal year ended December 31, 2011.

BUSINESS

Overview

We are a Nevada holding company operating in the cosmetology industry. Substantially all of our operations are conducted in China through Chengdu BOAN Investment Management Co., Ltd (“BOAN”), our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including Sichuan SHESAYS Cosmetology Hospital Co., Ltd. (“SHESAYS” or “Sichuan Shesays”) and its subsidiaries.

SHESAYS was established in May 2005. Over the past five years, we have achieved a rapid growth of our cosmetology business in Sichuan province. As of September 30, 2011, the headquarter hospital and three clinics of SHESAYS have 330 employees, occupying premises of approximately 67,699 square feet and receiving more than 20,000 customers over the past two years.

SHESAYS specializes in cosmetology treatments, integrating medical treatment and education. At present, we have such core clinical departments as cosmetic surgery, cosmetic dermatology, cosmetic dentistry, cosmetic Traditional Chinese Medicine (“TCM”). Services provided in cosmetic surgery include eye shaping, facial contour, rhinoplasty, face shaping, wrinkles elimination, breast surgery, chiloplasty, liposuction slimming, ear reshaping, gynecology / male plastic surgery. Cosmetic dermatology department provides such services as laser depilation, acne/pock removal, facelift and wrinkle decrease of Cutera Titan, laser whitening, pore minimizing, skin rejuvenation. Cosmetic dentistry includes the services of optical fluoride whitening, repair of uneven denture, porcelain teeth /cercon, orthodontic treatment, comfortable painless teeth cleaning, complex tooth extraction face-lift surgery, orthodontic caries-prevention and correction for children, adult orthodontics invisible. Traditional Chinese Medicine, also known as TCM, is the medical theory and practices of Chinese culture, especially herbal medicine, acupuncture and osteopathy, for preventing or treating illness, or promoting health and well-being. Cosmetic TCM is to use traditional Chinese Medicine, such as acupuncture and moxibustion, to provide cosmetic services, such as to dispel freckle, lose weight, as well as to enhance the endocrine system. The major difference of Chinese medicine from Western medicine is that it focuses on “health” rather than on “healing” because Chinese medicine promotes overall wellness of an individual, as opposed to the approach of Western medicine in treating the symptoms of an illness.

Headquartered in Chengdu, Sichuan province, PRC, SHESAYS aims to expand its business outside of Chengdu. In 2010, SHESAYS established three new outpatient clinics in Yibin, Leshan and Zigong City, Sichuan province, and is constructing the second flagship store, a comprehensive cosmetology hospital in Chengdu, Sichuan province.

For the fiscal year ended December 31, 2009, we generated revenue of $8,834,673 and achieved a net income attributed to SHESAYS common stockholders of $1,766,442, which represents a growth of 98% and 27,517% compared to the previous fiscal year respectively. This increase is attributed to our increased sale to the existing and new customers in 2009. Our sales network has been expanded quickly and our client base continues to increase. For the fiscal year ended December 31, 2010, we generated revenue of $12,173,231 which represents a growth of 37.8% compared to $8,834,673 in the previous fiscal year. This increase in revenue is attributed to our increased sale to the existing and new customers in 2010. A total of 25,682 customers visited our facilities in 2010 compared to 20,514 in 2009. However, our net income attributable to SHESAYS common stockholders decreased from $1,766,442 for 2009 to $544,567 for 2010, a 69.2% decline. The decrease in net income was mainly due to our increased expense related to listing on OTCBB.

Our customers are mainly individual consumers and we do not rely on any of them. The number of our customers increased approximately 25% to 25,682 in 2010 from 20,514 in 2009. In 2010, we served 1,960 male customers and 23,722 female customers, compared to 1,996 male customers and 18,518 female customers in 2009.

A majority of our customers are in their 20s. In 2010, we sponsored several big events such as Global Final of Miss International. We enhanced our cooperation with traditional media such as TV stations, and built strategic cooperation partnership with Chengdu TV Station. In addition, we used new media such as mobile phones as well as web marketing to enhance our brand name. These marketing methods contributed to the high level of growth of revenue in 2010.

Our raw materials include plastic surgery materials, cosmetics, medicine, and dental materials. We have two major suppliers to supply us with botox and prosthesis. Botox injection is one of the most effective rhytidectomy that is commonly used in cosmetology. Prosthesis is used in the breast implants as the stuffing. We purchase botox from Sichuan Hengda Biology Products Limited and Mcghan prosthesis from Shanghai Yinuo Medical Products Limited. Each supplier accounted for 12% of our total purchase amount in 2010. We do not rely on Shanghai Yinuo Medical Products Limited as the prosthesis is easily accessible and we can easily find substitute supply in the market. As to botox, we rely on Sichuan Hengda Biology Products Limited as it is the only agent of botox in Sichuan. We do not have purchase agreements with Hengda Biology Products Limited and we purchase the botox at their retail store. However, we have a good cooperation with it for a long time and we believe there is no reason they will stop supplying us with botox. We do not have principal suppliers for other materials.

Factors Affecting Our Results of Operations

The increase in our operating results in the last two years is attributable to a number of factors, including the substantial increase of domestic cosmetology demand and successful brand promotion. We expect our business to continue to be driven by the following factors:

Increasing domestic spending in Cosmetology

The demand for our cosmetology services is directly related to consumer’s cosmetology spending, which is largely determined by the economic conditions and disposable income of consumers. According to the statistics released by National Bureau of Statistics of China, China’s economy has experienced a rapid growth in the last thirty years. The annual growth rate has been in the range of 9% to 13% in the last five years. China’s GDP per capita has been over $4,000 since 2010, which marks a new starting point in terms of consumption. With economic growth of a country with 1.3 billion people, China’s increased consumption has upgraded many traditional consumption industries and accelerated development of many new industries, such as medical cosmetic industry. The national medical cosmetic market reached approximately $439 million last year but compared with $60 billion in the United States, there is still a huge gap. We believe that the domestic spending in cosmetology will continue to increase at a fast rate within the next five years as consumer’s disposable income continues to grow.

Successful Promotion of Our Brand Name

Mr. Yixiang Zhang, our CEO, owned a trademark registered at the State Administration for Industry and Commerce of China, namely,“西u” (translated as “SHESAYS” in English). Mr. Zhang has entered into an agreement with SHESAYS to allow SHESAYS to use the trademark without charge. “SHESAYS” will appear as our core brand. In addition, SHESAYS registered a trademark at the State Administration for Industry and Commerce of China, namely, “§” (translated as “Junge” in English). Junge will appear in our clinics and skincare centers.

The logo combined the names of two of the four great beauties in ancient China, Xi Shi and Diao Chan, and embodies grace and joy, stimulating the people to pursue beauty. The logo conceives rich visual impact and imagination, which contains profound cultural connotations and is easy to promote.

Corporate History

We are a Nevada corporation incorporated on January 18, 2002, under the name Klean Kast Solutions, Inc. In April 2007, we filed amended and restated articles and changed our name to SN Strategies Corp. On July 6, 2010, we changed our name from SN Strategies Corp. to China SHESAYS Medical Co’smetology Inc in connection with the June 2010 Business Combination. References herein to “we,” “us,” “our,” or the “Company” refer to China SHESAYS Medical Cosmetology Inc., and where applicable, its direct and indirect wholly owned subsidiaries. Our shares are quoted on the OTC Bulletin Board of the NASD, under the symbol CSAY.OB, whereas before our name change, our shares were quoted under the symbol SNGI.OB.

On June 7, 2010, we acquired all of the outstanding common stock of Perfect Support through the merger with China SHESAYS Medical Cosmetology Inc., a Nevada corporation (the “Merger Sub”), wholly owned by the Company. Perfect Support is a holding company whose only asset is 100% of the registered capital of BOAN. Substantially all of Perfect Support’s operations are conducted in China through BOAN, and through contractual arrangements with BOAN’s consolidated affiliated entity in China, SHESAYS. Immediately before our June 2010 Business Combination, we had no material assets and no material operations and therefore we were considered a “shell company” (as defined by Rule 12b-2 of the Exchange Act). As consideration for the acquisition of Perfect Support and SHESAYS, of the total 18,000,012 Company common stock issued and outstanding post the merger, 13,500,012 shares were issued to the stockholders of Perfect Support and their designees respectively as new issuance at merger, 4,230,000 shares were purchased by Techno Meg Limited, a majority stockholder of Perfect Support, and Leading Pioneer Limited, a minority stockholder of Perfect Support, from certain original stockholders of the Company subject to and in conjunction with and immediately after the closing of the merger, and 270,000 shares were held by the original stockholders of the Company.

PRC Structure

Substantially all of our operations are conducted in China through BOAN, our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including SHESAYS and its subsidiaries.

PRC regulations require any foreign entities that invest directly in the medical services industry to have direct operations in the medical industry outside of China. No foreign entity is allowed in China to set up a wholly-owned medical institute. However, a foreign entity is permitted to set up a joint venture medical institute with Chinese entities. Foreign investors are permitted to hold shares of the joint venture medical institute at maximum of 70%.

We do not currently directly operate medical services outside of China and cannot qualify under PRC regulations. Since we have not been involved in the direct operation of medical services business outside of China, our domestic PRC subsidiary, BOAN, which is considered foreign-invested, is currently ineligible to apply for the required medical services licenses in China. Our medical services business is currently provided through contractual arrangements with our consolidated affiliated entities in China, including SHESAYS and its subsidiaries. SHESAYS is owned by 5 PRC citizens, including Yixiang Zhang, Wenhui Shao, Xingwang Pu, Ning Liu and Bing Fang , with shareholdings in SHESAYS of 45%, 15%, 15%, 15% and 10%, respectively. Currently, Yixiang Zhang holds the position of Chairman and General Manager of SHESAYS and Chairman and CEO of the Company. Wenhui Shao is Director and President of SHESAYS and President of the Company. Xingwang Pu holds the position of Director and Technology President of SHESAYS and Chief Technology Officer of the Company. Ning Liu and Bing Fang hold the positions of Directors of SHESAYS. SHESAYS and several of its subsidiaries hold the requisite licenses to provide medical services in China.

SHESAYS and its subsidiaries directly operate our cosmetology hospitals. We expect to continue to depend on SHESAYS and its subsidiaries to operate our medical services until we qualify for direct ownership of a medical business in China under PRC laws and regulations and acquire SHESAYS and its subsidiaries as our direct, wholly-owned subsidiaries, as described below. BOAN has entered into contractual arrangements with SHESAYS and shareholders, pursuant to which, we are able to exert effective control over SHESAYS and its subsidiaries; a substantial portion of the economic benefits of SHESAYS and its subsidiaries will be transferred to us; and BOAN or its designee has an exclusive option to purchase all or part of the equity interests in SHESAYS, all or part of the equity interests in SHESAYS’s subsidiaries that are owned by SHESAYS or its nominee holders, or all or part of the assets of SHESAYS, in each case when and to the extent permitted by PRC law.

In connection with its entry into the World Trade Organization, China is required to relax restrictions on foreign investment in the medical industry in China. We do not currently know how or when we will be able to qualify under these regulations. Even if we do qualify in the future, it may be burdensome or not cost effective for us to meet the required criteria for direct ownership. If and when we qualify for direct ownership, we intend to explore the commercial feasibility of changing our current structure, including possibly direct ownership of SHESAYS and its subsidiaries, taking into consideration of relevant cost, market, competitive and other factors. In the event we take such steps, we cannot assure you that we will be able to identify or acquire a qualified foreign company for a possible future restructuring or any restructuring we may undertake to facilitate direct ownership will be successful.

Agreements that Transfer Economic Benefits to Us

Pursuant to our contractual arrangements with SHESAYS and its subsidiaries, BOAN provides management and consulting services to SHESAYS and its subsidiaries in exchange for service fees. The service fees shall equal to 100% of the residual return of SHESAYS and its subsidiaries which can be waived by BOAN from time to time in its sole discretion. Pursuant to the Supplementary Agreement to the Exclusive Service Agreement on March 22, 2011, BOAN and SHESAYS reached an agreement that, in order to support the strategic expansion plan of SHESAYS in China, BOAN agreed to waive the service fees to be paid by SHESAYS for three years commencing from April 27, 2010 so that SHESAYS can execute its business expansion plan, launch the flagship hospital in Chengdu and establish the cosmetology hospitals in various locations in China. BOAN and our company have never received any service fees from SHESAYS, the operating company, and we expect to receive service fees commencing on April 28, 2013.

Agreements that Provide Effective Control over Sichuan Shesays and its future Subsidiaries

We have entered into the following agreements with SHESAYS and its subsidiaries that provide us with effective control over SHESAYS and its subsidiaries:

(i) an exclusive service agreement, pursuant to which SHESAYS and its subsidiaries irrevocably entrust to BOAN the right of management and operation of SHESAYS and its subsidiaries and the responsibilities and authorities of their shareholders and directors of SHESAYS and its subsidiaries. Under the agreement, without the prior consent in writing by BOAN, none of the SHESAYS and its subsidiaries may accept any management and consulting services from any other third parties. Also, BOAN shall no longer provide any other cosmetology hospitals at the local places of the SHESAYS and its subsidiaries with management and consulting services similar to those hereunder. However, this article does not restrict BOAN from providing such similar services to SHESAYS and its subsidiaries in other cities. Unless terminated earlier by the Parties in writing, the agreement shall be valid for a term of ten (10) years starting from the date April 27, 2010.

(ii) a voting rights proxy agreement, pursuant to which the shareholder of SHESAYS and its subsidiaries have granted the personnel designated by BOAN the right to appoint directors and senior management of SHESAYS and its subsidiaries and to exercise all of their other voting rights as shareholders of SHESAYS and its subsidiaries, as the case may be, as provided under the articles of association of each such entity. This agreement, dated April 27, 2010, takes effect from the date of due execution of all the Parties, with the valid term of twenty (20) years, unless terminated in advance by written agreement of all the Parties or according to Article 8.1 of this Agreement. This Agreement shall automatically renew for another one (1) year when the term (whether original or extended, if applicable) of this Agreement is due, unless BOAN gives a thirty-day notice in writing to the other Parties of the cancellation of such renewal.

(iii) a call option agreement, pursuant to which:

(a) neither SHESAYS nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of BOAN;

(b) neither SHESAYS nor any of its subsidiaries will distribute any dividends without the prior written consent of BOAN and

(c) BOAN or its designee has an exclusive option to purchase all or part of the equity interests in SHESAYS, all or part of the equity interests in SHESAYS subsidiaries owned by SHESAYS or its nominee holders, or all or part of the assets of SHESAYS, in each case when and to the extent permitted by PRC law. In case of BOAN exercising the call option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than the $1.00 which may be required under the laws of China to effect such purchase to comply with such legal formalities shall be either cancelled or returned to SHESAYS immediately with no additional compensation to the owners. This agreement, dated April 27, 2010, shall take effect as of the date of formal execution by the Parties. For each Shareholder, this Agreement shall terminate in respect to such Shareholder when all the Option Equity of all the Target Company held by him is legally transferred under the name of BOAN and/or other entity or individual designated by it in accordance with the provisions of this agreement; and

(iv) an equity pledge agreement pursuant to which each of shareholders of SHESAYS has pledged his or her equity interest in SHESAYS and its subsidiaries, as the case may be, to BOAN to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of SHESAYS and its subsidiaries under the exclusive services agreement, the call option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in SHESAYS or its subsidiaries without the prior written consent of BOAN.

This agreement shall become effective upon the satisfaction of all of the following conditions:

(1)	This agreement is duly executed; and

(2)

The equity pledge hereunder has been legally recorded in the shareholders’ register of the SHESAYS and/or SHESAYS subsidiaries SHESAYS’s and/or SHESAYS subsidiaries’ stockholders shall provide the registration certification of the Equity Pledge being recorded in the shareholders’ register as mentioned above to BOAN in a way satisfactory to BOAN

This Agreement shall have its valid term until the full performance of the obligations under the relevant contractual control agreements or the full repayment of the guaranteed liabilities, all direct, indirect and consequential losses and losses of foreseeable profits suffered by BOAN due to any breach events, and all fees incurred by BOAN for the enforcement of the obligations of SHESAYS and/or SHESAYS subsidiaries.

We are currently in the process of registering our equity pledge agreements with the local governmental authorities. We face the potential risk of not being able to enforce the security interests granted under the equity pledge agreements until such registration is complete. Consequently, if Sichuan Shesays and its equity owners were to breach their obligations under the equity pledge agreement or other contractual arrangement agreements prior to us finalizing the registration of such security interests, we could lose our assets and may have to de-consolidate our PRC operations if we lose control over Sichuan Shesays.

See “Related Party Transactions” for further information on our contractual arrangements with these parties.

Pursuant to the opinion of our PRC legal counsel:

  the ownership structures of BOAN, SHESAYS and its subsidiaries, both currently and after giving effect to this merger, are in compliance with existing PRC laws and regulations;
  the contractual arrangements among BOAN, SHESAYS and its subsidiaries governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and
  the business operations of BOAN and SHESAYS and their respective subsidiaries, as described in this Form S-1, are in compliance with existing PRC laws and regulations in all material respects.

However, in spite of the above, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates medical institutes, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our PRC medical business do not comply with PRC government restrictions on foreign investment in medical businesses, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the medical industry, we could be subject to severe penalties”, “— Our business operations may be affected by legislative or regulatory changes” and “— The PRC legal system embodies uncertainties which could limit the legal protections available to you and us”.

Intellectual Property

Mr. Yixiang Zhang, our CEO, owned a trademark registered at the State Administration for Industry and Commerce of China, namely, “西婵” (translated as “SHESAYS” in English). Mr. Zhang has entered into an agreement with SHESAYS to allow SHESAYS to use the trademark for ten years from December 8, 2006 to December 7, 2016. The agreement could be renewed for extension upon expiration. According to the agreement, there is no cash or non-cash consideration that CEO received or to be received in return for allowing SHESAYS to use the trademark. The CEO authorized SHESAYS to use the trademark without charge. “SHESAYS” will appear as our core brand and its registration will expire in 2017.

In addition, SHESAYS registered two trademarks with the State Administration for Industry and Commerce of China, namely, “SHESAYS” and “钧阁”, the latter of which is translated as “Junge” in English and will appear in our clinics and skincare centers. The registration of “SHESAYS” and “钧阁” will both expire in 2020. Generally, we can renew our registration when the registration of the trademarks expires.

Marketing

We market our cosmetology services directly to the customers. Our marketing strategy consists of the following five sub-strategies: promotions, advertisements, internet marketing, three-level cosmetic service model and membership management system.

Promotions

Our promotions mainly include:

  General sales promotion: general discount for group buy, coupons and promotions;

  Promotion for specific treatments: group buy of specific treatments such as depilation, spot- removing and teeth-whitening procedures; Large-scale promotion activities during holiday seasons; Large-scale marketing activities.

Advertisements

Based on our marketing analysis, our advertisements target female customers from 20 to 35 years old and we advertise on different media. In terms of advertisements, we follow the following principles:

  Combination of traditional media and interaction media;

  Advertisement coverage on major media;

  Increasing exposure on high-end media to obtain new customers from higher segment markets.

Internet Marketing

Our internet marketing is also one of the important components in our brand strategy and plays a vital role in our brand development. With our official website (www.chinashesays.com), we carry out “experience marketing” and “consultation marketing” on the internet.

  Internet experience marketing: it mainly promotes our services, medical experts, advanced equipments and hospital information by text, graphics, audio and video so that the potential customers on the internet can understand the scope of our services and our hospital.

  Internet interaction marketing: we apply comprehensive internet marketing strategies and professional internet marketing technology. The potential customers and our medical consultants can communicate with each other through multiple real-time communication tools. Users can see the contact information of the consultants on each page. They can communicate through text, video and audio chat, which enable us to timely communicate with customers and establish our brand name for our business.

Three-level Cosmetic Service Model of SHESAYS

We have developed a business plan of three-level model and began its execution since the year of 2010. We expect to establish and complete the three-level service mode in the next 3 years.

Three-level service model is an important component of our marketing strategy. At the first level of the service model, through specialty medical cosmetology hospitals, we mainly provide advanced medical cosmetic services including comprehensive plastic surgery services, and large operation projects. At the second level, through clinics/outpatient departments in second or third-tier cities, we will focus on relatively simple cosmetic operations, and laser skincare procedures. At the third level, through skincare centers, we will provide daily skincare, consultancy, regular experts’ diagnosis and other daily beauty services.

Hospitals will be established in regional central cities such as Chengdu, Chongqing, Guiyang and Kunming. These comprehensive cosmetic surgery hospitals will provide all-round plastic surgery services for SHESAYS’s customers in these regions, including a full range of cosmetic services such as plastic surgery, skin care, cosmetic dentistry and TCM cosmetic services, especially major, complex and sophisticated plastic surgeries.

Simple cosmetic operations services, such as non-invasive surgery services, will be provided by clinics/outpatient departments established in second or third-tier cities. With the advantages of laser application, non-invasive surgery can be completed in these clinics/outpatient departments, while those major, sophisticated and high-end operations will be transferred to our specialty hospitals.

SHESAYS will also establish skincare centers in most cities in Sichuan and offer daily skincare, consultancy, regular experts’ diagnosis and other daily beauty services in the skincare centers. Through these skincare centers, we can attract more consumers with professional services and periodic expert diagnosis activities, and establish a large membership database, which provides a potential customer foundation for the cosmetic surgery hospitals and medical cosmetic clinics /outpatient departments.

Three-level service model allows the Company to focus its resources at different level of the facilities, cater to the needs and spending habits of different areas, and benefit from long-term customer relationships cultivated though skincare centers.

Membership Management System

According to the three-level service model, we will establish cosmetic clinics and skincare centers in most cities in Sichuan. The skincare centers not only carry out brand promotion activities of SHESAYS, but also provide member database for our flagship hospital and secondary cosmetic clinics.

Competition

We compete with some of the largest cosmetology hospitals such as Huamei Zixin Medical Cosmetology Hospital and Chengdu Dahua Medical Plastic Hospital in southwest China. We compete for plastic surgery and other services primarily on the basis of location, price, technical level, range and quality of services and our brand name.

Compared to our competitors, we have the following competitive advantages:

Personnel advantage: in order to ensure access to qualified doctors and personnel, we cooperate with medical schools in Sichuan, Jiangxi and Shanxi to provide internship opportunities for future professionals and build a talent pipeline for senior doctors and general practitioners. As a service industry, the experienced personnel could deliver high quality service to our customers. The cooperation with medical schools to provide internship opportunities could help us identify the most qualified personnel to supplement our team and we also provide many training opportunities to enhance their skills.

Management advantage: Our senior management is comprised of marketing professionals in the medical industry and qualified professionals and talents in the cosmetic surgery industry. With our experienced management team, we set up an efficient management system to increase the possibilities that our target customers could find us and the quality of the surgery could satisfy our customers’ needs. We have the marketing management team to launch promotional activities and a quality management system to follow up with our customers before and after surgery to make sure they are satisfied with our services.

Equipment advantage: Our main medical equipment was imported from the world-class manufacturers such as U.S.-based Candela, Cynosure, and Cutera, and Germany-based Fotona.

We also compete for such business as esthetic dentistry and gynecology/male plastic surgery with private dental clinics and cosmetology departments in regular public hospitals. Our esthetic dentistry department has technological advantages over typically small private dental clinics in China as we are focusing on teeth whitening and Orthodontic braces are equipped with advanced equipment. With regard to the cosmetology departments in regular public hospitals, we believe our quality of services differentiates us from regular public hospitals because these public hospitals are state-owned, non-profit organizations in China and usually have less motivation to provide high quality medical services for their patients.

We believe the above advantages distinguish us from other competitors. This is solely our opinion and there is no third-party report or statistics to support or substantiate it.

Employees

We have 437 full-time employees as of December 31, 2011, including 204 in administration, finance, marketing and other supporting departments, and 233 in medical service business departments.

Properties

Properties in the headquarters

Our headquarters hospital and principal executive offices are located at new No. 83, Xinnan Road, Wuhou District, Chengdu City, Sichuan Province, PRC, 610041. The first and second floor of this building occupy approximately 11,024 square feet which we leased from Sichuan Yanhua-Zhixin Industrial Group Co. Ltd., for approximately $139,524 a year on average. The lease term will end in year 2018. The rest floors of the building occupy approximately 24,649 square feet which we leased from 33 home owners and 650 square feet owned by us.

Properties in new flagship hospital

Our new flagship hospital is located at No. 28, Chuangye Road, Hi-tech Zone, Chengdu City, Sichuan Province, PRC. The building consists of approximately 195,269 square feet which we leased from Sichuan Enwei Investment Group Co. ltd., for approximately $1,301,494 per year. The lease term will end in year 2016.

Properties in other cities

Address	Area square feet	Lease Term
Leshan City	9,263	March 2010—February 2015
Zigong City	13,912	April 2010—March 2015
Six properties in Cuiping District, Yibin City	8,851	March 2010—April 2015

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this prospectus, including the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors.” Our actual results may differ materially.

Overview

We are a Nevada holding company operating in the cosmetology industry. Substantially all of our operations are conducted in China through BOAN, our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including SHESAYS and its subsidiaries.

SHESAYS was established in May 2005 and specializes in cosmetology treatments, integrating medical treatment and education. At present, we have such core clinical departments as cosmetic surgery, cosmetic dermatology, cosmetic dentistry, cosmetic Traditional Chinese Medicine (“TCM”). Services provided in cosmetic surgery include eye shaping, facial contour, rhinoplasty, face shaping, wrinkles elimination, breast surgery, chiloplasty, liposuction slimming, ear reshaping, gynecology / male plastic surgery. Cosmetic dermatology department provides services of laser depilation, acne/pock removal, facelift and wrinkle decrease of Cutera Titan, laser whitening, pore minimizing, skin rejuvenation etc. Cosmetic dentistry includes the services of optical fluoride whitening, repair of uneven denture, porcelain teeth / cercon, orthodontic treatment, comfortable painless teeth cleaning, complex tooth extraction face-lift surgery, orthodontic caries-prevention and correction for children, adult orthodontics invisible. Traditional Chinese Medicine, also known as TCM, is the medical theory and practices of Chinese culture, especially herbal medicine, acupuncture and osteopathy, for preventing or treating illness, or promoting health and well-being. Cosmetic TCM is to use traditional Chinese Medicine, such as acupuncture and moxibustion, to provide cosmetic services, such as to dispel freckle, lose weight, as well as to enhance the endocrine system. The major difference of Chinese medicine from Western medicine is that it focuses on “health” rather than on “healing” because Chinese medicine promotes overall wellness of an individual, as opposed to the approach of Western medicine in treating the symptoms of an illness.

Restatement of Financial Statements

On July 15, 2011, as a result of the preparation of the responses to comments the Company received from the Securities and Exchange Commission (the “SEC”) in connection with the SEC’s review of the Company’s Amendment No. 2 to the Registration Statement on Form S-1 filed on May 13, 2011, after its communications with the Company’s auditors, the Company determined that the Company’s financial statements for the year ended December 31, 2010, and the three months period ended March 31, 2011 should no longer be relied upon as a result of certain errors regarding: (i) pre-operating expenses wrongly recorded as other current assets; (ii) under-provisions of rental expenses for clinics that had not yet commenced business; (iii) income tax expense for the above items; (iv) foreign currency translation gain or loss for the above items; and (v) an over statement of payments to acquire property and equipment in cash flows from investing activities and increases in other payables and accrued liabilities included in cash flows from operating activities in the statement of cash flows for the year ended December 31, 2010. The Company has restated the financial statements for the year ended December 31, 2010, and the three months period ended March 31, 2011. An explanation of the error and its impact on the Company’s financial statements is contained in Note 3 to the financial statements contained in Part II of this report.

Results of Operations

Three Months Ended September 30, 2011, Compared to the Three Months Ended September 30, 2010:

	Three Months Ended		$	%
	September 30,
	2011	2010	Change	Change
Total revenue	$4,080,626	$3,197,490	$883,136	27.6%
Cost of revenue	957,928	998,054	(40,126)	-4.0%
Gross profit	3,122,698	2,199,436	923,262	42.0%
Operating expenses	3,093,335	1,575,860	1,517,475	96.3%
Total other income (expenses)	(42,114)	(32,665)	(9,449)	28.9%
(Loss) income from operations before taxes	(12,751)	590,911	(603,662)	-102.2%
Income tax expenses	(78,478)	(186,492)	108,014	-57.9%
Net (loss) income attributable to CHINA SHESAYS common stockholders	(72,652)	407,459	(480,111)	-117.8%
Foreign currency translation gain	62,897	74,071	(11,174)	-15.1%
Comprehensive (loss) income attributable to CHINA SHESAYS common stockholders	(9,956)	481,476	(491,432)	-102.1%

Total Revenue

Total revenue for the three months ended September 30, 2011 increased by approximately $0.9 million or 27.6% to $4.1 million as compared to $3.2 million for the three months ended September 30, 2010. Our revenue growth during the period was driven by the growing sales and service fee income generated from headquarter hospital and three new clinics in Leshan, Yibin and Zigong, new services launched to meet market demand, as well as marketing and promotional programs at our headquarter hospital in the third quarter of 2011.

We increased prices of 10 of our popular services by 31.0% on average and these services generated approximately $130,000 in revenue in the third quarter of 2011, compared to $75,000 in the same period last year. We introduced three new professional medical beauty services which generated incremental revenue of approximately $0.2 million in the third quarter of 2011. During the third quarter of 2011, a total of 8,213 customers visited our hospital and clinics, compared to 7,046 in the third quarter of 2010, and we provided services to 5,132 and 4,003 customers in the third quarter of 2011 and 2010, respectively.

REVENUE	Three Months Ended September 30,
			$		%
	2011	2010		Change	Change
Cosmetic surgery services	$1,808,799	$1,716,431		$92,368	5.4%
Professional medical beauty services	1,992,726	1,199,960		792,766	66.1%
Cosmetic dentistry services	54,789	139,043		(84,254)	-60.6%
Sales of goods	224,312	142,056		82,256	57.9%
Total revenue	$4,080,626	$3,197,490		$883,136	27.6%

Compared to the same period in 2010, cosmetic surgery service revenue increased 5.4% to $1.8 million, professional medical beauty service revenue increased 66.1% to $2.0 million, cosmetic dentistry service revenue decreased 60.6% to $55,000 and sales of goods increased 57.9% to $224,000. The increase in professional medical beauty service revenue was significantly higher than the increase in the number of customers because we continued to focus on professional medical beauty service by increasing its marketing and advertising expenses in the third quarter of 2011. Thus we sold, on average, more services at higher prices to each customer. We had on-site promotions for professional medical beauty services such as laser skin whitening and anti-wrinkle injections in the third quarter of 2011. These on-site promotions resulted in the services being sold in larger quantities and a corresponding increase of $0.4 million to approximately $0.7 million in revenue in the third quarter of 2011, compared to approximately $0.3 million in revenue for these two services in the third quarter of 2010. Three new professional medical beauty services introduced this year contributed approximately $0.2 million to the revenue growth of the sector in the third quarter of 2011. Professional medical beauty services, other than laser skin whitening service, anti-wrinkle injections service, and the three new services introduced this year, contributed approximately $0.2 million to revenue growth of the sector in the third quarter of 2011. In the third quarter of 2011, we continued to decrease our marketing efforts on dentistry service compared to same period last year. In addition, our dentistry service faced strong competition in Sichuan from other clinics, which provided comprehensive dentistry services with very competitive prices.

	Three Months Ended September 30,
	2011		2010
Location
Sichuan Shesays	$3,547,035	86.9%	$2,977,426	93.1%
Leshan Jiazhou Shesays	225,534	5.5%	157,518	4.9%
Yibin Shesays	195,621	4.8%	62,546	2.0%
Zigong Shesays	112,436	2.8%	-	-
Total revenue	$4,080,626	100.0%	$3,197,490	100.0%

For the third quarter of 2011, revenue of the headquarter hospital increased by 19.1% to $3.5 million, from $3.0 million in the third quarter of 2010. Three new clinics launched in the second half of 2010 contributed approximately $0.6 million and $0.2 million to revenue in the third quarter of 2011 and 2010, respectively.

Cost of Revenue

Our cost of revenue for the third quarter of 2011 was $1.0 million, a slight decrease of 4.0% compared to the third quarter of 2010. Cost of revenue as a percentage of revenue decreased from 31.2% to 23.5% as compared to the prior comparative period. Due to the fully utilized capacity at our headquarter hospital, we focused on marketing of services which utilize less products compared with other services and increased prices of 10 popular services by 31% on average, therefore, have a lower overall cost of sales as a percentage to revenue in the three months ended September 30, 2011, compared to the same period of the previous year. Cost of revenue for cosmetic surgery services decreased by $0.1 million or 28.3% from $0.5 million to $0.3 million. Cost of revenue for professional medical beauty services increased by $0.2 million or 55.9% from $0.2 million to $0.4 million. Cost of revenue for cosmetic dentistry services decreased from $48,964 to $33,986 as a result of decreased sales of dentistry services. Cost of goods sold decreased from $141,814 to $89,894 although sales generated by goods sold increased 57.9% as a result of adjustment in products portfolio to sell higher margin goods in the third quarter of 2011.

COST OF REVENUE	Three Months Ended September 30,
	2011	2010	(Increase)/Decrease	% Change
Cosmetic surgery services	$(335,660)	$(468,101)	$132,441	-28.3%
Professional medical beauty services	(369,938)	(237,218)	(132,720)	55.9%
Cosmetic dentistry services	(33,986)	(48,964)	14,978	-30.6%
Sales of goods	(89,894)	(141,814)	51,920	-36.6%
Depreciation	(128,450)	(101,957)	(26,493)	26.0%
Total cost of revenue	$(957,928)	$(998,054)	$40,126	-4.0%

Gross Profit

As a result of the above, we achieved gross profit of approximately $3.1 million for the three months ended September 30, 2011, compared to approximately $2.2 million for the same period of the previous year, representing an approximately 42.0% period to period increase. The increase in gross profit was mainly due to the increase in total revenue and slight decrease in cost of revenue. Our overall gross profit margin as a percentage of revenue was 76.5% for the three months ended September 30, 2011 compared to 68.8% of the same period of the previous year. The gross margin increased by 7.7% due to increased prices of popular services and enhanced efforts on more profitable services such as cosmetic injection services, in addition to faster growth from new services which carry higher gross margin in the three months ended September 30, 2011.

GROSS PROFIT	Three Months Ended September 30,
	2011		2010		% change
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Cosmetic surgery services	$1,473,139	81.4%	$1,248,330	72.7%	18.0%
Professional medical beauty services	1,622,788	81.4%	962,742	80.2%	68.6%
Cosmetic dentistry services	20,803	38.0%	90,079	64.8%	(76.9%	)
Sales of goods	134,418	60.0%	242	0.2%	55,444.6
					%

Operating Expenses

Our operating expenses increased by approximately $1.5 million to $3.1 million for the three months ended September 30, 2011 from $1.6 million for the same period of the previous year. This 96.3% increase was mainly attributable to the increase in start-up costs of the new flagship hospital, advertising and promotional efforts to drive sales and service revenue from existing and new customers, as well as the increase of salary and compensation expenses.

Total Other Income (Expenses)

Other expenses for the three months ended September 30, 2011 was $42,114 compared to other expenses of $32,665 for the same period of the previous year. The increase was mainly due to the interest expenses of $30,862 for the loans we secured in the first half of 2011.

Net (Loss) Income Attributable to China SHESAYS Common Stockholders

As a result of the factors described above, we had net loss attributable to China SHESAYS common stockholders in the amount of $72,652 for the three months ended September 30, 2011, a decrease of 117.8% as compared with net income attributable to China SHESAYS common stockholders in the amount of $0.4 million for the three months September 30, 2010. The decrease in net income attributable to China SHESAYS common stockholders was mainly due to the significant increase of operating expenses in the three months ended September 30, 2011.

Foreign Currency Translation Gain

Our business operates primarily in RMB, but we report our results in U.S. dollars. The conversion of our accounts from RMB to US$ results in translation adjustments. As a result of a currency translation adjustment gain, our other comprehensive income was $62,897 for the three months ended September 30, 2011, as compared with $74,071 for the three months ended September 30, 2010.

Comprehensive (Loss) Income Attributable to China SHESAYS Common Stockholders

As a result of the factors described above, we had comprehensive loss attributable to China SHESAYS common stockholders in the amount of $9,956 for the three months ended September 30, 2011, as compared with comprehensive income attributable to China SHESAYS common stockholders in the amount of $0.5 million for the three months ended September 30, 2010.

Nine Months Ended September 30, 2011, Compared to the Nine Months Ended September 30, 2010:

	Nine Months Ended September 30,
			$	%
	2011	2010	Change	Change
Total revenue	$11,868,029	$9,210,165	$2,657,864	28.9%
Cost of revenue	2,734,779	2,537,660	197,119	7.8%
Gross profit	9,133,250	6,672,505	2,460,745	36.9%
Operating expenses	7,417,382	3,979,467	3,437,915	86.4%
Total other income (expenses)	(92,581)	(126,280)	33,699	-26.7%
Income from operations before taxes	1,623,287	2,566,758	(943,471)	-36.8%
Income tax expenses	(438,212)	(698,565)	260,353	-37.3%
Net income attributable to CHINA SHESAYS common stockholders	1,212,991	1,871,233	(658,242)	-35.2%
Foreign currency translation gain	153,718	90,047	63,671	70.7%
Comprehensive income attributable to CHINA SHESAYS common stockholders	1,366,189	1,961,226	(595,037)	-30.3%

Total Revenue

Total revenue for the nine months ended September 30, 2011 increased by approximately $2.7 million or 28.9% to $11.9 million as compared to $9.2 million for the nine months ended September 30, 2010. Our revenue growth was driven by our efforts to increase number of customers from our the headquarter hospital and three new clinics launched less than one year ago, enhanced marketing and promotional activities, as well as new services introduced to customers. We also increased prices of 10 of our popular services by 31.0% on average in the third quarter of 2011, which further contributed to the revenue growth in the period.

During the nine months ended September 30, 2011, a total of 22,634 customers visited our hospital and clinics, compared to 20,194 in the nine months ended September 30, 2010, and we provided services to 14,590 and 11,989 customers in the nine months ended September 30, 2011 and 2010, respectively.

REVENUE	Nine Months Ended September 30,
			$	%
	2011	2010	Change	Change
Cosmetic surgery services	$5,033,176	$4,768,397	$264,779	5.6%
Professional medical beauty services	6,058,016	3,688,854	2,369,162	64.2%
Cosmetic dentistry services	111,177	371,001	(259,824)	-70.0%
Sales of goods	665,660	381,913	283,747	74.3%
Total revenue	$11,868,029	$9,210,165	$2,657,864	28.9%

Compared to the same period of 2010, cosmetic surgery service revenue increased 5.6% to $5.0 million, professional medical beauty service revenue increased 64.2% to $6.1 million, cosmetic dentistry service revenue decreased 70.0% to $111,177 and sales of goods increased 74.3% to $0.7 million. We continue to focus on professional medical beauty services by increasing its marketing efforts and advertising expenses. In the nine months ended September 30, 2011, we introduced three new professional medical beauty services which generated incremental revenue of approximately $1.0 million. The existing professional medical beauty services contributed approximately $5.0 million in revenue, an increase of approximately $1.3 million compared to the nine months ended September 30, 2010. This increase was due to a combination of greater marketing efforts resulting in more services sold, higher service prices, and more customers. During the period, revenue generated from cosmetic dentistry services decreased 70.0% due to our decreased marketing efforts on dentistry service and strong competition in Sichuan from other clinics, which provided comprehensive dentistry services with very competitive prices.

	Nine Months Ended September 30,
	2011		2010
Location
Sichuan Shesays	$10,670,637	89.9%	$8,990,101	97.6%
Leshan Jiazhou Shesays	504,226	4.3%	157,518	1.7%
Yibin Shesays	441,707	3.7%	62,546	0.7%
Zigong Shesays	251,459	2.1%	-	-
Total revenue	$11,868,029	100.0%	$9,210,165	100.0%

For the nine months ended September 30, 2011, revenue of our headquarter hospital increased by 18.7% to $10.7 million, from $9.0 million in the first nine months of 2010. Three new clinics launched in the second half of 2010 contributed approximately $1.2 million to revenue in the first nine months of 2011, compared to $0.2 million in the first nine months of 2010.

Cost of Revenue

Our cost of revenue for the three months ended September 30, 2011 was $2.7 million, an increase of 7.8% from $2.5 million for the nine months ended September 30, 2010. Cost of revenue as a percentage of revenue decreased from 27.6% to 23.0% as compared to the comparative period. The increase in cost of revenue in the first nine months of 2011 was due to the increase in customer service revenue, offset by our efforts to focus on services with lower cost.

COST OF REVENUE	Nine Months Ended September 30,
			(Increase)/	%
	2011	2010	Decrease	Change
Cosmetic surgery services	$(925,915)	$(1,375,241)	$449,326	-32.7%
Professional medical beauty services	(1,110,256)	(593,145)	(517,111)	87.2%
Cosmetic dentistry services	(74,087)	(127,274)	53,187	-41.8%
Sales of goods	(246,522)	(193,776)	(52,746)	27.2%
Depreciation	(377,999)	(248,224)	(129,775)	52.3%
Total cost of revenue	$(2,734,779)	$(2,537,660)	$(197,119)	7.8%

Gross Profit

Our gross profit for the nine months ended September 30, 2011 was $9.1 million, an increase of $2.4 million or 36.9% from $6.7 million for the nine months ended September 30, 2010. The increase in gross profit was mainly due to the increase in service revenue. Our overall gross profit margin as a percentage of revenue was 77.0% for the nine months ended September 30, 2011 compared to 72.4% of the same period of the previous year. The gross margin increased by 4.6% due to our strategy to focus on higher margin services in our service portfolio to enhance profitability since the headquarter hospital is already in full capacity and the new flagship hospital has not yet been formally launched as of September 30, 2011.

GROSS PROFIT	Nine Months Ended September 30,				%
	2011		2010		Change
		Gross		Gross
	Gross Profit	Margin	Gross Profit	Margin
Cosmetic surgery services	$4,107,261	81.6%	$3,393,156	71.2%	21.0%
Professional medical beauty services	4,947,760	81.7%	3,095,709	83.9%	59.8%
Cosmetic dentistry services	37,090	33.4%	243,727	65.7%	(84.8%	)
Sales of goods	419,138	63.0%	188,137	49.3%	122.8%

Operating Expenses

Our operating expenses increased by approximately $3.4 million to $7.4 million for the nine months ended September 30, 2011 from $4.0 million for the same period of the previous year. This 86.4% increase was mainly attributable to increase in the expenses associated with marketing and advertising activities and increase of salary and compensation expenses, as well as start-up costs related to our new flagship hospital under construction. Selling, general and administrative (“SG&A”) expenses totaled $3.9 million for the nine months ended September 30, 2011, up approximately 85.6% from the same period prior year. The increase in SG&A was primarily due to start-up costs related to our new flagship hospital and increased expenses related to OTCBB listing. We spent $2.9 million in advertising costs in the nine months ended September 30, 2011, a 144.0% increase compared to $1.2 million in the same period of 2010. We hired and trained additional professional personnel for preparing the launch of new flagship hospital in the nine months ended September 30, 2011, which also contributed to the increase of operating expenses in the period.

Total Other Income (Expense):

Other expenses for the nine months ended September 30, 2011 was $92,581 compared to other expenses of $126,280 for the same period of the previous year. The decrease was mainly due to the decrease in other expenses, offset by additional bank charges for the new loans we secured in the first nine months of 2010.

Income Tax Expenses:

Income tax expenses for the nine months ended September 30, 2011 was $438,000, when compared to income tax expenses for the same period of the previous year of $699,000, decreased $261,000 or 37.3%.

The decrease was mainly due to a $301,000 over-provision of income tax expense related to Enterprise Income Tax (“EIT”) for the year ended December 31, 2010. In 2010, the Company estimated that staff costs, advertising expenses, design and other services fee (the “Expenses”) amounted to $1.2 million are non-deductible for EIT purpose. After negotiation with our local tax bureau in the PRC, in May 2011, the Company was allowed to deduct the $1.2 million for tax purpose in fiscal 2010. Therefore, the Company reported an over-provision of income tax expenses in the nine months ended September 30, 2011.

Net Income Attributable to China SHESAYS Common Stockholders

Net income attributable to China SHESAYS common stockholders for the nine months ended September 30, 2011 was $1.2 million, a decrease of 35.2% as compared with $1.9 million for the nine months ended September 30, 2010. The decrease in net income was mainly attributed to the significant increase of operating expenses in the nine months ended September 30, 2011.

Foreign Currency Translation Gains

Our business operates primarily in RMB, but we report our results in U.S. dollars. The conversion of our accounts from RMB to U.S. dollars results in translation adjustments. As a result of a currency translation adjustment gain, our other comprehensive income was $153,718 for the nine months ended September 30, 2011, as compared with $90,047 for the nine months ended September 30, 2010. The increase is due to currency exchange fluctuation of RMB to U.S. dollars for the period.

Comprehensive Income Attributable to the Common Stockholders

Comprehensive income attributable to China SHESAYS common stockholders was $1.4 million for the nine months ended September 30, 2011, as compared with $2.0 million for the nine months ended September 30, 2010.

Off-Balance Sheet Arrangements

Other than those disclosed in the notes to the unaudited condensed consolidated financial statements, there were no other off-balance sheet arrangements during the nine months ended September 30, 2011, that have, or are reasonably likely to have, a current or future effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

Liquidity and Capital Resources

As of September 30, 2011, we had cash and cash equivalents of $0.7 million. We had a working capital deficit of $3.2 million, that is, our current assets were $2.9 million and our current liabilities were $6.1 million as of September 30, 2011. Our net working capital deficit may initially raise substantial doubt as to our ability to continue as a going concern. However, we believe that our strong net cash flow from operating activities, cost reduction and postponement of business expansion will provide sufficient liquidity to finance our anticipated working capital and capital expenditure requirements of $4 million for the next 12 months.

Total stockholders’ equity as of September 30, 2011 was $5.8 million. The following table provides detailed information regarding our net cash flow for all financial statement periods presented in this report.

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$2,165,458	$2,102,659
Net cash used in investing activities	(3,380,954)	(3,455,697)
Net cash provided by financing activities	832,502	1,016,301
Effect of exchange rates on cash	50,936	19,507
Net decrease in cash and cash equivalents	(332,058)	(317,230)
Cash and cash equivalents – beginning of period	1,029,280	1,371,732
Cash and cash equivalents – end of period	697,222	1,054,502

Operating Activities

Cash provided by operating activities totaled $2.2 million for the nine months ended September 30, 2011 as compared with $2.1 million provided by operating activities for the nine months ended September 30, 2010. Compared with the same period in 2010, the slight increase in our net cash provided by operating activities was primarily due to the decrease in other current assets and prepaid expenses, and increase in other payables and accrued liabilities, offset by the decrease in net income and $0.3 million increase in deferred tax assets. The reasons for these material changes in financial statements line items are as follows:-

Accrued liabilities: Our accrued liabilities increased from $0.7 million as of December 31, 2010 to $1.4 million, or 111.8% as of September 30, 2011. The increase was mainly due to accruals of advertising and promotion fees as we increased our advertising and promotion efforts to boost sales and service revenue during the period.

Income taxes payable: Our income tax payable increased from $0.7 million to $1.1 million. The increase was mainly due to increase in income from operations before taxes during the period.

Other current assets and prepaid expenses: Our other current assets and prepaid expenses increased from $0.6 million as of December 31, 2010 to $1.2 million as of September 30, 2011, or 85.7% . The increase is mainly due to rental deposits paid of approximately $159,000, advances to suppliers of approximately $163,000 and prepayments of approximately $229,000 for services related to advertising, marketing, promotion, consultancy and other miscellaneous business expenses for setting up of our new flagship hospital and daily operations of our headquarter and clinics during the period.

Investing Activities

Cash used in investing activities was $3.4 million for the nine months ended September 30, 2011 as compared to $3.5 million used in investing activities for the nine months ended September 30, 2010. We had approximately $3.2 million in purchase of property and equipment in the nine months ended September 30, 2011 compared to $3.4 million in the same period of the previous year. For the nine months ended September 30, 2011, we made down payment of approximately $2.7 million to purchase new equipment related to the new flagship hospital as the flagship hospital’s incorporation process has not been completed yet as of September 30, 2011, and purchased $0.5 million of new equipment for the headquarter hospital, Leshan clinic, Zigong clinic and Yibin clinic. In the same period last year, we purchased approximately $1.9 million of new equipment for the headquarter hospital, Leshan clinic and Yibin clinic, and made down payment of $1.5 million mainly to purchase new equipment related to the new flagship hospital, Zigong clinic and the headquarter hospital at the amount of approximately $521,000, $716,000 and $263,000, respectively.

Financing Activities

Cash provided by financing activities was $0.8 million for the nine months ended September 30, 2011 as compared to $1.0 million provided by financing activities for the nine months ended September 30, 2010. Cash used in financing activities represented the repayment of a short-term loan of $0.9 million to Bank of Chengdu in February 2011. Because of our timely repayment and our good relationship with the bank, we renewed the loan of $0.9 million on March 31, 2011 and entered into a new loan of approximately $0.4 million with the bank on April 20, 2011. In addition, we also secured a loan of approximately $0.5 million with Huaxia Bank on June 13, 2011. Cash provided by financing also included cash capital contribution of $5,916 by our stockholders.

Based on our current operating plan, we believe that our existing resources, including cash generated from operations, as well as bank loans, will be sufficient to meet our working capital requirement for our current operations. However, in order to fully implement our business plan and continue our growth, we may require additional capital either from our stockholders or from outside sources.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

The following table summarizes the results of our operations in dollar amounts and percentage of increase (decrease) over previous year during the fiscal years ended on December 31, 2010 and 2009.

All amounts, other than percentages, in U.S. dollars:
		Year ended December 31,
	2010		2009
		As a		As
		percentage		percentage
	All	of net	All	of net
	Amounts	revenue	Amounts	revenue
REVENUE
Customer service revenue
Cosmetic surgery services	$6,195,516	50.9%	$4,835,389	54.7%
Professional medical beauty services	4,940,433	40.6%	2,998,806	33.9%
Cosmetic dentistry services	427,427	3.5%	579,822	6.6%
Sales of goods	609,855	5.0%	420,656	4.8%
Total Revenue	12,173,231	100.0%	8,834,673	100.0%

COST OF REVENUE
Cost of service revenue
Cosmetic surgery services	(1,762,733)	-14.5%	(1,536,779)	-17.4%
Professional medical beauty services	(847,827)	-7.0%	(517,428)	-5.9%
Cosmetic dentistry services	(164,928)	-1.4%	(168,547)	-1.9%
Cost of goods sold	(228,078)	-1.9%	(162,705)	-1.8%
Depreciation	(349,328)	-2.9%	(206,831)	-2.3%
Total Cost of Revenue	(3,352,894)	-27.5%	(2,592,290)	-29.3%

GROSS PROFIT	8,820,337	72.5%	6,242,383	70.7%
OPERATING EXPENSES
Selling, general and administrative expenses	3,860,858	31.7%	2,680,577	30.3%
Advertising costs	3,014,871	24.8%	1,290,545	14.6%

Professional and consultant fees	716,910	5.9%	138,292	1.6%
Depreciation	197,071	1.6%	125,768	1.4%
Total Operating Expenses	7,789,710	64.0%	4,235,182	47.9%

INCOME FROM OPERATIONS	1,030,627	8.5%	2,007,201	22.7%

OTHER INCOME (EXPENSES)
Other income	4,574	0.0%	52,714	0.6%
Interest income	5,128	0.0%	3,383	0.0%
Interest expenses	(48,852)	-0.4%	(3,224)	-0.0%
Imputed interest	(250)	0.0%	(1,027)	-0.0%
Other expenses	(41,530)	-0.3%	(66,489)	-0.8%
Total Other Expenses, net	(80,930)	-0.7%	(14,643)	-0.2%

INCOME BEFORE TAXES	949,697	7.8%	1,992,558	22.6%
Add (less):
Income tax expenses	(424,737)	-3.5%	(226,116)	-2.6%
NET INCOME	524,960	4.3%	1,766,442	20.0%
Net loss attributable to noncontrolling interest	19,607	0.2%	-	0.0%
NET INCOME ATTRIBUTABLE TO CHINA
SHESAYS COMMON STOCKHOLDERS	544,567	4.5%	1,766,442	20.0%

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gain	108,972	0.9%	1,073	0.0%
Add: foreign currency translation loss attributable to noncontrolling interest	502	0.0%	-	0.0%
Foreign currency translation gains attributable to China Shesays common stockholders	109,474	0.9%	1,073	0.0%
COMPREHENSIVE INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	$654,041	5.4%	$1,767,515	20.0%

Total Revenue.

Total revenue increased by approximately $3.4 million or 37.8% to approximately $12.2 million in 2010 from approximately $8.8 million in 2009. Our sales growth was driven by sales from our new outpatient clinics in Leshan, Yibin and Zigong, and our continued efforts to attract new customers in the headquarter hospital. We had approximately 25,682 customers visited our headquarter hospital and three clinics in 2010 compared to approximately 20,514 customers in 2009.

The following table sets the revenue generated from each of our cosmetology categories for the periods indicated.

REVENUE

		For the year ended December 31,
			Increase/	%
	2010	2009	(Decrease)	Change
Cosmetic surgery services	$6,195,516	$4,835,389	$1,360,127	28.1%
Professional medical beauty services	4,940,433	2,998,806	1,941,627	64.7%
Cosmetic dentistry services	427,427	579,822	(152,395)	-26.3%
Sales of goods	609,855	420,656	189,199	45.0%
Total revenue	$12,173,231	$8,834,673	$3,338,558	37.8%

Revenue generated from Cosmetic Surgery Services increased 28.1% to $6.2 million in 2010, mainly due to enhanced marketing activities and increase in number of cosmetic surgery customers. During 2010, a total of 25,682 customers visited our hospital and clinics, compared to 20,514 in 2009, and we provided services to 18,951 and 15,385 customers in 2010 and 2009, respectively. Revenue generated from Professional Medical Beauty Services increased 64.7% to $4.9 million in 2010 as we increased investment in advertising for these services during 2010.

Revenue generated from Cosmetic Dentistry Services decreased 26.3% to $0.4 million in 2010. The decrease was primarily due to our strategy in 2010 focusing on cosmetic surgery services and professional medical beauty services. Revenue generated from Sales of Goods increased 45.0% to $0.6 million due to increased efforts of our staff to sell cosmetic products when servicing customers.

For 2010, revenue of our current headquarter hospital increased by 32.2% to $11.7 million, from $8.8 million in 2009. Three new clinics launched in 2010 contributed approximately $0.5 million to revenue.

	Year Ended December 31,
	2010		2009
Location
Sichuan Shesays	$11,676,294	96.0%	$8,834,673	100.0%
Leshan Jiazhou Shesays	272,412	2.2%	-	-
Yibin Shesays	158,336	1.3%	-	-
Zigong Shesays	66,189	0.5%	-	-
Total sales	$12,173,231	100.0%	$8,834,673	100.0%

Cost of Revenue. Our cost of revenue, which includes cost of service revenue, cost of goods sold and depreciation, increased by approximately $0.8 million, or 29.3% to approximately $3.4 million in 2010 from approximately $2.6 million in 2009. As a percentage of net revenue, the cost of revenue decreased approximately by 1.8% to 27.5% in 2010, from 29.3% in 2009. The increase in cost of sales was mainly due to the increase in revenue during the year. The disproportionate increase in cost of revenue for cosmetic surgery services in comparison to the revenue increase was mainly due to the customer demand for non-implant surgery services with less cost of revenue increased in 2010 compared to 2009.

COST OF REVENUE

		For the year ended December 31,
	2010	2009	(Increase)/Decrease	% Change
Cosmetic surgery services	$(1,762,733)	$(1,536,779)	$(225,954)	14.7%
Professional medical beauty services	(847,827)	(517,428)	(330,399)	63.9%
Cosmetic dentistry services	(164,928)	(168,547)	3,619	-2.1%
Sales of goods	(228,078)	(162,705)	(65,373)	40.2%
	(3,003,566)	(2,385,459)	(618,107)	25.9%
Depreciation	(349,328)	(206,831)	(142,497)	68.9%
Total cost of revenue	$(3,352,894)	$(2,592,290)	$(760,604)	29.3%

Gross Profit. Our gross profit increased by approximately $2.6 million, or 41.3% to approximately $8.8 million in 2010 from approximately $6.2 million in 2009. Gross profit as a percentage of net revenue increased by 1.8% to 72.5% in 2010 as compared to 70.7% in 2009, mainly due to the increased revenue during the period. Our higher gross margin was primarily due to economies of scale obtained from business expansion.

	For the year ended December 31,				%
	2010		2009		change
	Gross	Gross	Gross	Gross
	Profit	Margin	Profit	Margin
Cosmetic Surgery Services	$4,432,783	71.5%	$3,298,610	68.2%	34.4%
Professional medical beauty services	4,092,606	82.8%	2,481,378	82.7%	64.9%
Cosmetic dentistry services	262,499	61.4%	411,275	70.9%	(36.2%	)
Sales of goods	381,777	62.6%	257,951	61.3%	48.0%

Total Operating Expenses. Our total operating expenses increased by approximately $3.6 million or 83.9% to approximately $7.8 million in 2010 from approximately $4.2 million in 2009. As a percentage of net revenue, total operating expenses increased from 47.9% in 2009 to 64.0% in 2010. The increase in our total operating expenses was mainly attributed to the increase of $1.2 million in selling, general and administrative expenses, the increase of $1.7 million of advertising costs, as well as the increase of $0.6 million in professional and consultant fees.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased by approximately $1.2 million, or 44.0% to approximately $3.9 million in 2010 from approximately $2.7 million in 2009. As a percentage of net revenue, selling, general and administrative expenses increased by 1.4% to 31.7% in 2010, as compared to 30.3% in 2009. The increase in expenses was mainly due to the increase in salary cost, leasing expenses of three new clinics and current headquarter hospital and pre-operating expenses related to the planned opening of our new flagship hospital.

Advertising Costs. Our advertising costs increased by approximately $1.7 million or 133.6% to approximately $3.0 million in 2010 from approximately $1.3 million in 2009. Advertising costs as a percentage of net revenue increased by 10.2% to 24.8% in 2010 as compared to 14.6% in 2009. The increase in our advertising expenses was mainly contributable to the increase in marketing expenses and promotion of the brand name of “SHESAYS” in Sichuan’s cosmetology market.

Professional and Consultant Fees. Our professional and consultant fees increased by approximately $0.6 million or 418.4% to approximately $0.7 million in 2010 from approximately $0.1 million in 2009. As a percentage of net revenue, professional and consultant fees were increased from 1.6% in 2009 to 5.9% in 2010. The significant increase in our professional and consultant fees was mainly attributed to expenses incurred related to being a public company.

Income From Operations. Our income from operating decreased by approximately $1.0 million or 48.7% to approximately $1.0 million in 2010 from approximately $2.0 million in 2009. As a percentage of net revenue, our income from operations was 8.5% in 2010 and 22.7% in 2009. This decrease in income from operations was primarily due to the increase in operating expenses offset by the increase in revenue.

Other Income (Expenses). Our other income (expenses), consisting primarily of interest income, interest expenses, imputed interest, and other miscellaneous expenses, increased by $66,287 to $80,930 expenses in 2010 from $14,643 expenses in 2009. The increase was primarily due to the increase in interest expenses as a result of the short term loan of $0.9 million obtained from Bank of Chengdu in 2010.

Income Before Taxes. Our income before income taxes decreased by approximately $1.0 million or 52.3% to approximately $0.9 million in 2010 from approximately $2.0 million in 2009. As a percentage of net revenue, our income before income taxes decreased by 14.8% to 7.8% in 2010, as compared to 22.6% in 2009. This decrease of income before income taxes was primarily attributable to the increase in operating expenses in 2010.

Income Taxes. We incurred income taxes of approximately $0.4 million in 2010, with an increase of approximately $0.2 million or 87.8% over approximately $0.2 million in 2009. The increase was mainly due to the expiration of the special income tax assessment basis which was calculated based on the net income for income tax purpose assessed at 10% of services revenue with the applicable tax rate of 25% in 2009. From 2010 onwards, China SHESAYS has an income tax rate of 25%.

Net Income. Net income decreased by approximately $1.3 million or 70.3% to approximately $0.5 million in 2010 from approximately $1.8 million in 2009, due to our 83.9% increase in operating expenses, coupled with our 87.8% increase in income tax expenses.

Liquidity and Capital Resources

As of December 31, 2010, we had cash and cash equivalents of $1.0 million. We had a working capital deficit of $1.9 million, that is, our current assets were $2.2 million and our current liabilities were $4.1 million as of December 31, 2010. Our net working capital deficit may initially raise substantial doubt as to our ability to continue as a going concern. However, we believe that our strong net cash flow from operating activities, cost reduction and delay on capital expenditure will provide sufficient liquidity to finance our anticipated working capital and capital expenditure requirements for the next 12 months. Total equity as of December 31, 2010, was $4.5 million.

The following table provides detailed information regarding our net cash flow for all financial statement periods presented in this report.

	December 31,
(in US dollars)	2010	2009

Net cash provided by operating activities	1,983,221	2,116,493
Net cash used in investing activities	(4,469,361)	(747,484)
Net cash provided by (used in) financing activities	2,129,555	(38,107)
Effect of foreign currency translation on cash and cash equivalents	14,133	419
Net (decrease) increase in cash and cash equivalents	(342,452)	1,331,321
Cash and cash equivalents – beginning of year	1,371,732	40,411
Cash and cash equivalents – end of year	1,029,280	1,371,732

Pursuant to our BOAN’s contractual arrangements with SHESAYS, BOAN provides management and consulting services to SHESAYS and its subsidiaries in exchange for service fees, which shall be equal to 100% of the residual return of SHESAYS and its subsidiaries. These service fees can be waived by BOAN from time to time at its sole discretion.

BOAN and SHESAYS reached an agreement that, in order to support the strategic expansion plan of SHESAYS in China, BOAN waived the service fees to be paid by SHESAYS for three years commencing from April 27, 2010 so that SHESAYS can execute its business expansion plan, launch the flagship hospital in Chengdu and establish the cosmetology hospitals in various locations in China. Therefore, no service fees have been paid to BOAN by SHESAYS to date. Based on our expansion plan and past experience with respect to the new clinics launched in 2010, we believe that we need to retain our existing cash reserves and cash flow from operations in SHESAYS to support annual growth in the number of customers and number of new outpatient clinics and our planned new flagship hospital openings in fiscal 2011. BOAN and our company have never received any service fees from SHESAYS, the operating company and we expect to receive service fees commencing on April 28, 2013. BOAN and we don’t expect to declare any dividend before the April 27, 2013, nor are any other amounts expected to be due prior to April 27, 2013. However, based on an oral agreement between the parties, if there is any amount incurred and must be paid during such period, we can borrow from SHESAYS to settle such amount and there are no limitations on such borrowing.

If any of our wholly-owned foreign enterprise operating subsidiaries incurs debt on its own behalf, the instruments governing the debt will not restrict their ability to pay dividends or make other distributions to the Company.

Net income set aside to fund specific reserves in accordance with PRC laws and regulations by our PRC operating subsidiaries are not distributable as cash dividends. For 2010, the minimum amount of the reserves required by PRC laws and regulations was approximately $429,566.

In addition, according to Article 19 of the Law of the People’s Republic of China on Foreign-Investment Enterprises, foreign investors may remit abroad profits that are lawfully earned from a foreign-investment enterprise, as well as other lawful earnings and any funds remaining after the enterprise is liquidated. Therefore, except for the amount set aside to fund the required reserves under PRC laws and regulations, there is no restriction on our ability to obtain cash from our operations in China and to pay interest and principal on our debt or dividends on our equity at the parent level.

At present, the Company does not have any problems with its ability to obtain cash from operations in China and to pay interest and principal on debt or dividends on our equity at the parent level, but there are certain risks relating to regulations of our business and to our structure that may impact our ability in the future. For details of these risks, please see “Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law” on page 17 and “We do not intend to pay cash dividends in the foreseeable future” on page 20.

Operating Activities

Net cash provided by operating activities in 2010 amounted to $2.0 million, with a decrease of $0.1 million from net cash inflows from operating activities of $2.1 million in 2009. The slight decrease in our cash provided by operations was primarily due to a decrease in net income, offsetting by an increase in our income tax payable and other payables and accrued liabilities .

Inventories. Our inventories increased by approximately $168,000, in addition to approximately $17,000 increase due to change of exchange rate. Our inventories increased to approximately $521,000 in 2010 from approximately $336,000 in 2009. The increase in our inventory was mainly attributed to our increase in revenue and customers.

Other current assets and prepaid expenses. Our other current assets and prepaid expense increased by approximately $227,000, in addition to approximately $20,000 increase due to change of exchange rate, offset by an impairment loss of approximately $147,000. Our other current assets and prepaid expenses increased from approximately $527,000 in 2009 to approximately $627,000 in 2010. The increase was mainly due to the increase in rental deposits and prepayments, which we prepaid for leasing premises for our new clinics in Leshan, Yibin and Zigong.

Income tax payable. Our income tax payable increased by 1,198% from $54,428 to $706,450. The increase was mainly due to the difference in income tax assessment method. In 2009, the tax bureau approved Sichuan Shesays to assess its income tax based on the 10% of its revenue generated. In 2010, Sichuan Shesays need to assess its income tax based on 25% applicable tax rate on its assessable net income.

Other payables and accrued liabilities. Our other payables and accrued liabilities increased from $0.7 million in 2009 to $1.8 million in 2010, which was 168.0% increase in percentage. The increase was mainly due to $0.5 million increase in other payables, which were the equipment and renovation costs owed to suppliers due to our opening of 3 clinics as well as the beginning of the renovation of flagship hospital, and $0.5 million increase in accrued liabilities, which consists of the accrued advertising expense and accrued rental expense of flagship hospital as well as accrued professional expense related to listing.

Other payables and accrued liabilities at December 31, 2010 and 2009 consisted of the following:

	2010	2009
	(Restated)
	(consolidated)	(combined)

Other payables	$599,724	$62,615
Deposits from customers	231,390	215,618
Deposits from membership reward program	277,010	221,059
Accrued liability for membership reward program	18,586	56,497
Accrued liabilities	631,265	100,124
	$1,757,975	$655,913

Investing Activities

Net cash used in investing activities in the year 2010 was $4.5 million, with a significant increase of $3.7 million from net cash used in investing activities of $0.8 million in 2009. We invested $4.4 million in purchase of property and equipment for 2010 as compared to $0.8 million in 2009. The investments were a part of our development plans, which include continuous expansion of our cosmetic services and expansion of new chain clinics. We paid $2.7 million cash for renovation and equipment for three new clinics launched in late 2010. For the year 2010, $0.9 million was paid for new equipment at existing headquarter hospital compared to $0.8 million for the year 2009. In addition, $0.9 million was paid for renovation of the new flagship hospital in Chengdu in 2010.

Financing Activities

Net cash provided by financing activities was $2.1 million in 2010, compared to net cash used in financing activities of $38,107 in 2009. On November 5, 2010, we entered into a Stock Purchase Agreement with certain institutional and accredited investors relating to a private placement of 600,000 shares of our common stock, for net proceeds of approximately $1.1 million.

Loan Facilities

As of December 31, 2010, the Company and its subsidiaries have the following credit facilities with the following terms:

All amounts, other than percentages, are in U.S. dollars
No	. Type	Contracting Party	Valid Date	Duration	Amount
1	Loan	Bank of Chengdu	February 10, 2010	1 year	$0.46 million
2	Loan	Bank of Chengdu	February 23, 2010	1 year	$0.46 million

We have approximately $0.9 million in total loans: $0.46 million matured on or before February 9, 2011 and $0.46 million matured on or before February 22, 2011. On these maturity dates, we have repaid the loans with our working capital.

Interest expense paid for the above short term loans totaled $48,852 and $3,224 for 2010 and 2009, respectively. There is no default in payment in respect of all of our obligations under the terms of the outstanding loan facilities and we have not breached any covenant thereof.

Critical Accounting Policies

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes.

The most significant estimates and assumptions include valuation of inventories, provisions for income taxes, allowance for doubtful accounts, and the recoverability of the long-lived assets. Actual results could differ from these estimates. Periodically, we review all significant estimates and assumptions affecting the financial statements and record the effect of any necessary adjustments.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Revenue recognition

The Company recognizes revenue in the period in which the services are performed. The Company recognizes revenue under the provisions of ASC 605, Revenue Recognition when all of the following have occurred: persuasive evidence of arrangement with the customer, services has been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company’s revenue are considered to have been met as follows:

Services fees

Revenue from rendering of services is recognized when the services are rendered. Fees received in advance for prepaid service packages are recorded as deferred revenue under current liabilities and are recognized on a systematic basis in accordance with service usage. As the Company is primarily engaged in providing professional medical beauty and cosmetic services, the Company is subject to claims from customers, usually in form of demand for refund of service fee paid. The Company’s policy allows for refund only upon the Company’s authorization for reasonable demand. Based on the past experience on refunds incurred, the Company considers that amount is not material to the Company’s operation. Pursuant to FASB ASC 954-605-25, the Company recognized refunds and discounts on an accrual basis and deducted from gross service revenue to determine net service revenue. During the years ended December 31, 2010 and 2009, the amount of refund of service fee was $31,393 and $24,130 respectively.

The service usage is measured by the percentage of service rendered based on the content of package. For example, if the service package composed of 3 injections of Botox, the usage of service will be 1/3 when each injection is applied and the payment rates are determined prospectively.

Sales of goods

The Company recognizes revenue on sales of goods when the goods are delivered and title to the goods passes to the customers provided that: (i) there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; (ii) the sales price is fixed and determinable; and (iii) collectability is deemed probable. It is the Company’s policy not to allow return of goods once the goods are inspected by and delivered to the customer. Accordingly, the Company makes no allowance for potential losses arising from sales return.

Accrued liability for customer reward program

The Company establishes a membership reward program of which the membership is free of charge. Under the membership reward program, members enjoy high discounts on services and accumulate membership credit points that vary depending on the services rendered. Members are eligible to redeem credit points to reduce the fees for services rendered by the Company and these credit points do not have any expiry date. The costs associated with these incentives are included in deductions from revenue and accrued for as a current liability as members accumulate credit points. As members redeem credit points, the accrued liability is reduced correspondingly. As of December 2010 and 2009, the Company’s accrued liability for its customers reward program amounted to $18,586 and $56,497 respectively, based on the estimated liabilities under the customer reward program.

Cash Coupons

Third parties and the Company’s customers may be awarded cash coupons. The coupons are distributed on a random and discretionary basis to induce future services and treatments and are redeemable within a short time period. The cash coupons cannot be renewed or extended. No liability is recorded when the coupons are distributed, except where redemption of the coupons will result in the services being sold at a loss. The Company recognizes a reduction in revenue as a promotional allowance for these cash coupons at the later date at which the related revenue is recognized or the date at which the coupons are distributed in accordance with ASC 605-50-25-3. No cash coupons were issued during 2010 and $192,996 were issued in 2009.

Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

Inventories

Inventories represent medical materials and finished goods – merchandise and are stated at the lower of cost or market. Cost represents invoices value on purchases and is being calculated on the weighted average basis.

We provided inventory allowances based on excess and obsolete inventories determined principally by demand for these products.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	20 Years
Leasehold improvements	5 Years
Medical equipment	3 to 10 Years
Motor vehicles	5 Years
Office equipment	3 to 10 Years

Income taxes

The Company accounts for income taxes under the FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”. ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company’s financial position or results.

The Company was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rates for 2010 and 2009 are 25%. Prior to 2009, income tax was calculated by net income with the applicable tax rate. In 2009, the Company elected to have its net income for income tax purpose assessed at 10% of services revenue and the election was approved by the local tax bureau, income tax was therefore calculated by 10% of services revenue with the applicable tax rate. From 2010 onwards, Sichuan Shesays’s income tax will be assessed at the applicable tax rate of 25% on its net income.

Foreign currency transactions

The functional currency of the Company is Renminbi (“RMB”). Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

The financial statements are translated into United States Dollars (“US$”) using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity.

No presentation is made that RMB amounts have been, or would be, converted into US$ at the above rates. Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into US$ at that rate or any other rate.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions, Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting.

Variable Interest Entities

The Company accounts for Variable Interest Entities (“VIE”) in accordance with ASC 810. As a result of the adoption of ASU 2009-17, consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010, ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the obligation to absorb losses or the right to receive the benefits from the VIEs that could potentially be significant to the VIEs. The Company has applied the requirements of ASC 810 on a prospective basis from the date of adoption.

The Company assesses all newly created entities and those with which the Company becomes involved to determine whether such entities are VIEs and, if so, whether or not the Company is their primary beneficiary.

On April 27, 2010, the Company through its PRC subsidiary, Chengdu Boan entered into a series of contractual arrangements consisting of four agreements with Sichuan Shesays and the stockholders of Sichuan Shesays. Those four agreements and their consequences are described below.

(i)

an exclusive service agreement, pursuant to which Sichuan Shesays and its subsidiaries irrevocably entrust to Chengdu Boan the right of management and operation of Sichuan Shesays and its subsidiaries and the responsibilities and authorities of their stockholders and directors of Sichuan Shesays and its subsidiaries. In return, Sichuan Shesays and its subsidiaries agreed to pay 100% of its residual return, if any, from time to time, as management fee to Chengdu Boan.

(ii)

a voting rights proxy agreement, pursuant to which the stockholders of Sichuan Shesays and its subsidiaries have granted the personnel designated by Chengdu Boan the right to appoint directors and senior management of Sichuan Shesays and its subsidiaries and to exercise all of their other voting rights as stockholders of Sichuan Shesays and its subsidiaries, as the case may be, as provided under the articles of association of each such entity;

(iii)	a call option agreement, pursuant to which:

(a)

neither Sichuan Shesays nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of Chengdu Boan;

	(b)	neither Sichuan Shesays nor any of its subsidiaries will distribute any dividends without the prior written consent of Chengdu Boan; and

(c)

Chengdu Boan or its designee has an exclusive option to purchase all or part of the equity interests in Sichuan Shesays, all or part of the equity interests in subsidiaries owned by Sichuan Shesays or its nominee holders, or all or part of the assets of Sichuan Shesays, in each case when and to the extent permitted by PRC law. In case of Chengdu Boan exercising the call option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than $1 which may be required under the laws of PRC to effect such purchase to comply with such legal formalities shall be either cancelled or returned to Sichuan Shesays immediately with no additional compensation to the owners; and

(iv)

an equity pledge agreement pursuant to which each of stockholders of Sichuan Shesays has pledged his or her equity interest in Sichuan Shesays and its subsidiaries, as the case may be, to Chengdu Boan to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of Sichuan Shesays and its subsidiaries under the exclusive services agreement, the call option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Sichuan Shesays or its subsidiaries without the prior written consent of Chengdu Boan. Under the PRC Property Rights Law, we are required to register with the relevant government authority the security interests on the equity interests in Sichuan Shesays granted to us under the equity pledge agreements. We are currently in the process of registering these security interests. Until we finalize such registration, we may not be able to enforce the security interests granted under the equity pledge agreements.

In the PRC restructuring transaction described above, the Company gained indirect control of Sichuan Shesays and its subsidiaries and Sichuan Shesays and its subsidiaries are considered VIEs of the Company.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of Sichuan Shesays and its subsidiaries which are identified as VIEs of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with Sichuan Shesays and its subsidiaries reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of Sichuan Shesays and its subsidiaries. Under the accounting guidance, the Company is deemed to be the primary beneficiary of Sichuan Shesays and its subsidiaries and the results of Sichuan Shesays and its subsidiaries are consolidated in the Company’s consolidated financial statements for financial reporting purposes. As of December 31, 2010, Sichuan Shesays and its subsidiaries had total assets of $7,621,593 (restated) and total liabilities of $4,059,585 (restated). As of December 31, 2009, Sichuan Shesays had total assets of $3,863,832 and total liabilities of $1,313,712.

As we are in the process of registering our equity pledge agreements, we face the potential risk of not being able to enforce the security interests granted under the equity pledge agreements until such registration is complete. Consequently, if Sichuan Shesays and its equity owners were to breach their obligations under the equity pledge agreement or other contractual arrangement agreements prior to us finalizing the registration of such security interests, we could lose our assets and may have to de-consolidate our PRC operations if we lose control over Sichuan Shesays.

As of December 31, 2010, the Company agreed to waive the management fee to be payable by Sichuan Shesays and its subsidiaries for a period of 3 years from April 27, 2010 to April 26, 2013 due to lack of liquidity as Sichuan Shesays is launching a new comprehensive hospital in Chengdu City, Sichuan Province.

Recent Accounting Pronouncements

In December 2010, FASB issued ASU 2010-29 Business Combinations (Topic 805)-Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of this Update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is currently evaluating the potential impact of ASU 2010-18 on the Company’s consolidated financial statements.

In February 2010, FASB issued ASU 2010-9 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-9”). ASU 2010-9 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company does not expect the standard to have any impact on the Company’s consolidated financial position.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements”, now codified under FASB ASC Topic 605, “Revenue Recognition”, (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the standard to have any impact on the Company’s consolidated financial position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 6, 2010, the Company’s Board of Directors approved the change of its principal independent accountants. On such date, Q Accountancy Corporation was dismissed from serving as the Company’s principal independent accountants and on the same day, Baker Tilly Hong Kong Limited was engaged as the Company’s new principal independent accountants.

The Dismissal of Q Accountancy Corporation

Q Accountancy Corporation was the independent registered public accounting firm for the Company from March 30, 2010 to June 6, 2010. None of Q Accountancy Corporation’s reports on the Company’s financial statements, including its report on the Company’s most recent fiscal year ended December 31, 2009, contained an adverse opinion or disclaimer of opinion or was qualified or modified as to audit scope, or accounting principles, but did contain an uncertainty as to the Company’s ability to continue as a going concern.

 During the Company’s most recent fiscal year ended December 31, 2009 and through the dismissal date of June 6, 2010, there were no disagreements with Q Accountancy Corporation, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Q Accountancy Corporation, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred during the period in which Q Accountancy Corporation served as the Company’s principal independent accountants.

In accordance with Item 304(a)(3), the Company has provided Q Accountancy Corporation with a copy of this disclosure and has requested that Q Accountancy Corporation furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Q Accountancy Corporation addressed to the U.S. Securities and Exchange Commission is filed as Exhibit 16.1 to our Current Report on Form 8-K that we filed on June 7, 2010.

The Engagement of Baker Tilly Hong Kong Limited

During the Company’s two most recent fiscal years ended December 31, 2009 and December 31, 2008 and through June 6, 2010, the date when the Company engaged Baker Tilly Hong Kong Limited as its principal independent accountants:

(1) The Company did not consult Baker Tilly Hong Kong Limited regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Company’s financial statements;

(2) Neither a written report nor oral advice was provided to the Company by Baker Tilly Hong Kong Limited in which they concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; and

(3) The Company did not consult Baker Tilly Hong Kong Limited regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) under the Exchange Act) that are designed to ensure that information that would be required to be disclosed in Exchange Act reports is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including to the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rule 13a-15 under the Exchange Act, our management, including our Chairman, Chief Executive Officer and President, Yixiang Zhang, and Chief Financial Officer, Wenbin Zhu, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2010. Based on our assessment, Mr. Zhang and Ms. Zhu determined that, as of December 31, 2010, the evaluation of the effectiveness of our disclosure controls and procedures was completed, and because of the material weaknesses in our internal controls over financial reporting described below, our disclosure controls and procedures were not effective.

Notwithstanding management’s assessment that our internal controls over financial reporting was ineffective as of December 31, 2010 due to the material weakness described below, we believe that, the financial statements included in this Registration Statement on Form S-1 present fairly our financial condition, results of operations and cash flows for the fiscal years covered thereby in all material respects.

Internal Controls over Financial Reporting

Our Management is responsible for establishing and maintaining adequate internal controls over financial reporting for the Company. Internal controls over financial reporting refers to the process designed by, or under the supervision of Mr. Zhang and Ms. Zhu, and effected by our board of directors, currently consisting of one director, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Our management assessed the effectiveness of our internal controls over financial reporting as of December 31, 2010. In making this assessment, management used the framework set forth in the report entitled Internal Controls – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. Based on that evaluation, our management concluded that our internal controls over financial reporting was not effective, as of December 31, 2010, because of the material weaknesses in our internal controls over financial reporting described below.

During its evaluation of the effectiveness of internal controls over financial reporting as of December 31, 2010, management identified the following material weaknesses: (i) lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements; (ii) lack of standard chart of accounts and written accounting manual and closing procedures to facilitate preparation of financial statements under U.S. GAAP for financial reporting processes; (iii) lack of an audit committee or other independent oversight over our management and internal controls; and (iv) lack of independent directors.

After the restructuring of the company, our internal controls have been improved with new business and operation. We maintain a system of internal controls and procedures and prepare our financial reporting according to U.S. GAAP. However, the Company currently does not have an U.S. GAAP expert on its staff and does not has an audit committee, independent directors, and not established independent oversight over our management and internal controls. Thus we believe our internal controls over financial reporting were not effective in 2010.

Since December 2010, we have been working to take corrective steps. Our CFO and accounting staff regularly supplement their knowledge related to U.S. GAAP and receive updates regarding changes to or developments in U.S. GAAP via the Internet. Also, we plan to hire experienced professionals, independent directors and set up audit committee when appropriate candidates are identified and sufficient funds are available to us. As we currently do not maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our stock may be adversely impacted. No assurance can be given that we have identified all the material and significant internal controls weakness and we will be able to adequately remediate existing deficiencies in our internal controls. We may be required to expend additional resources to identify, assess and correct any additional weaknesses in disclosure or internal controls and to otherwise comply with the internal controls rules under Section 404(a) of the Sarbanes-Oxley Act.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal controls over financial reporting during the fourth quarter of fiscal year 2010 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table and text set forth the names and ages of all directors and executive officers as of January 13, 2012. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years.

As of the closing of the June 2010 Business Combination, Mr. Michael Hawks resigned as President, Secretary, Treasurer and CFO, effective immediately. Our Board of Directors appointed Yixiang Zhang to serve as Chairman of the Board and Chief Executive Officer, Mr. Wenhui Shao as President, Mr. Wenbin Zhu as Chief Financial Officer, and Mr. Xingwang Pu, as Chief Technology Officer, effective immediately at the closing of the June 2010 Business Combination. Prior to the consummation of the June 2010 Business Combination, our Board of Directors was comprised of one director, Mr. Michael Hawks. Mr. Michael Hawks resigned as a member of the board on July 19, 2010.

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position with the Company	Board Member Since
Yixiang Zhang	37	Chairman of the Board & CEO	June 7, 2010
Wenhui Shao	46	President
Xingwang Pu	42	Chief Technology Officer
Wenbin Zhu	40	Chief Financial Officer
Wei Chen	31	Chief Marketing Officer

Yixiang Zhang, 37, Chairman of the Board and Chief Executive Officer. Mr. Zhang founded SHESAYS in 2005 with 10 years of working experiences in pharmaceutical and medical care industry. He has strong expertise in chain operation and brand management. From 1998 to 2000, Mr. Zhang was the sales manager and investment manager of the chain drugstores in 999 Group, one of the leading enterprises in the field of pharmaceutics in China. In 2005, he established SHESAYS Cosmetic Surgery Hospital and has been the CEO and chairman of the board since then. Mr. Zhang graduated from Huaxi Medical School of Sichuan University with a bachelor’s degree in public health. He is a member of Chengdu Youth Federation and tutor of Youth Business China (the “YBC”). Mr. Zhang is the sole director of the Company. Mr. Zhang has been included in the board as he is the founder of SHESAYS, the chairman of the board and the CEO of the Company, and has extensive experience in the cosmetology business and management.

Wenhui Shao, 46, President and Board of Director of SHESAYS. Mr. Shao is a professor of Jiangxi Yichun Medical College and Institute of Cosmetics of Southeast University, member in the Plastic Surgery team in Medical Aesthetics and Cosmetology Subcommittee of China Medical Association, member of subcommittee of Medical Aesthetics and Cosmetology in China Association of Traditional and Western Medicine, the initiator of the public welfare campaign “Care Breast in China” and a volunteer of the medical team of Smile Angle Foundation. Professor Shao has over 20 years working experience in the field of plastics and cosmetics. In 1990, he established the Guizhou plastics and cosmetics surgery hospital. In 1997, he established the subcommittee of Medical Aesthetics and Cosmetology of the Medical Association of Guizhou Province. In 1998, he was awarded the title of Advanced Worker of Guiyang City and was conferred the National Labor Medal. In August 2004, he was offered the expert allowance by Guizhou provincial government. In 2005, he was chosen as the influential figure in the field of plastics and cosmetics in China in the past 20 years. He has compiled 9 monographs on medical cosmetology and published over 20 theses in this field. He had conducted over 40,000 plastics and cosmetics surgeries particularly in nose hump, breast implants, pouch removal surgery, double-folds eyelid surgery, one-time eyebrow change surgery, face plastic surgery, minimally invasive or noninvasive face outline change, tissue engineering plastic surgery. Mr. Shao received a diploma in cosmetic dermatology from Guiyang Medical College in 2003, and a diploma in medical aesthetics from Nanjing Southeastern University in 2005.

Xingwang Pu, 42, Chief Technology Officer and Board of Director of SHESAYS. Professor Pu possesses 20 years expertise in the field of plastics and cosmetics and is a professor of Jiangxi Yichun Medical College. He is the leader of the medical team (southwest china sector) of Smile Angel Foundation, Director of the international exchange center of Medical Aesthetics and Cosmetology Subcommittee of China Medical Association, and a member of the Plastic Surgery team in the Medical Aesthetics and Cosmetology Subcommittee of China Medical Association. Professor Pu studied in Huaxi Medical School of Sichuan University, Liaoning Provincial People’s Hospital, and the Fourth Military Medical University. He is one of the first doctors who had applied the tissue engineering techniques to clinical operation. He has compiled 4 monographs on medical cosmetology and published over 20 academic theses. He specializes in the breast implants, face plastic surgery, body plastic surgery, arms and legs plastics surgery, tissue engineering surgery, cleft palate repair surgery and other congenital malformation repair surgery and the repair surgery of the failed plastics surgeries. Professor Pu graduated from Guiyang Medical College.

Wenbin Zhu, 40, Chief Financial Officer. Ms. Zhu joined SHESAYS in 2007 with 20 years of experience in finance. She is a certified public accountant in China. Ms. Zhu graduated from Southwestern University of Finance and Economics majoring in accounting.

With rich experiences in financial management for state-owned enterprises and private enterprises, Ms. Zhu is experienced in the financial management and internal control of medical services industry. Ms. Zhu has served as a finance manager for many years and has served as assistant of finance director of Sichuan Xiongfei Group Co., Ltd. from 2002 to 2006. She is capable of establishing collectivized financial management system and internal control. She is experienced in the related policies and rules of China and is skilled at taxation and financial risk management. She joined Sichuan SHESAYS Cosmetology Hospital Co., Ltd in 2007.

Wei Chen, 31, Chief Marketing Officer. Mrs. Chen joined SHESAYS in 2005. She has worked in the cosmetology industry since 1999. In 2006, she attended advanced study program on medical skin beautification at Zunyi Medical College. In 2007, she attended advanced study program from the Australasian College of Cosmetic Surgery in Australia and was awarded certificate of qualification for operation of laser for medical purpose by the University of Australia. She jointed skin beautification department of Sichuan SHESAYS Cosmetology Hospital Co., Ltd. in 2005 and served as operator of laser for beautification, consultant and administrative director of the skin beautification department. She served as marketing director general of SHESAYS since July 2009.

Ms. Chen has 10 years of experiences in the cosmetology industry and is deeply knowledgeable of the current situation and trends in the development of medical skin beautification industry in China. Ms. Chen graduated from Chengdu University with a B.A. degree in accounting and later received a EMBA degree from Southwest Jiaotong University.

Board Committees

Our Board of Directors has not yet appointed an audit committee, a compensation committee, or a nominating and corporate governance committee due to the small size of our Board. Our Board does not currently have any member who qualifies as an audit committee financial expert, given that certain members of our current management took control of our Company in June 2010. We are planning to establish an independent audit committee, compensation committee and corporate governance committee in 2011.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics in near future.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our directors, executive officers and any persons holding more than 10% of our common stock are required to file with the SEC reports of their initial ownership of our common stock and any changes in ownership of such common stock. Copies of such reports are required to be furnished to us.

Based solely on our review of the copies of such reports furnished to us or filed with the SEC, we believe that all Section 16(a) reports were timely filed for the fiscal year ended December 31, 2010, except that each of the following reporting persons filed a late initial report on Form 3: Yixiang Zhang, Wenbin Zhu, Wenhui Shao, Kwai Man Yip, Xingwang Pu, Ping Yang, Wei Chen, Leading Pioneer Ltd. and Techno Meg Ltd. The Section 16(a) reporting requirements have been re-communicated to executive officers and directors to prevent late filings in future periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED
STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o Sichuan SHESAYS Cosmetology Hospital Co., Ltd, New No. 83, Xinnan Road, Wuhou District, Chengdu City, Sichuan Province, PRC, 610041.

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)(2)	Owned(1)(2)
Yixiang Zhang (3)	0	-
Wenbin Zhu	95,240	*
Wenhui Shao (4)	0	-
Xingwang Pu (5)	0	-
Wei Chen	180,515	*
Directors and Executive Officers as a Group (5 persons)	275,755	1.5%
Five Percent Shareholders (other than directors and named executive officers)
Kwai Man Yip (3)(4)(5)(6)(7)(8)	16,699,932	89.8%

(*) Represents less than one percent (1%)

(1) Based on 18,600,012 shares of our common stock issued and outstanding as of January 13, 2012.

(2) All shares are owned of record and beneficially except as otherwise noted. Except as otherwise noted, each shareholder’s address is c/o Sichuan SHESAYS Cosmetology Hospital Co., Ltd, New No. 83, Xinnan Road, Wuhou District, Chengdu City, Sichuan Province, PRC, 610041.

(3) Mr. Yixiang Zhang and Ms. Kwai Man Yip, the sole shareholder of Bondy Nominees Limited, a Hong Kong corporation (the “Bondy”), which Bondy is the sole shareholder of Techno and Pioneer, which Techno is the 80% shareholder of Perfect Support prior to the Merger and 77.94% shareholder of the Company post Merger, and Pioneer is the 19% shareholder of Perfect Support prior to the Merger and 14.83% shareholder of the Company post Merger, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Yixiang Zhang may purchase 8,970,012 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

(4) Mr. Wenhui Shao and Ms. Kwai Man Yip, the sole shareholder of Bondy, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Wenhui Shao may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

(5) Mr. Xingwang Pu and Ms. Kwai Man Yip, the sole shareholder of Bondy, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Xingwang Pu may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

(6) Mr. Ning Liu and Ms. Kwai Man Yip, the sole shareholder of Bondy, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Ning Liu may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement. (7) Mr. Bing Fang and Ms. Kwai Man Yip, the sole shareholder of Bondy, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Bing Fang may purchase 1,405,440 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement. (8) Beneficially owns the shares as indicated, which are owned of record by Techno and Pioneer, our principal shareholders.

EXECUTIVE COMPENSATION

Cash Compensation

The following table shows the total compensation paid or earned for the years ended December 31, 2009 and 2010 by our Chief Executive Officer. No person had compensation in excess of $100,000 during 2010. Also shown is the compensation awarded to or earned by our former President due to the fact that he held such positions during a portion of fiscal 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yixiang Zhang Chief Executive Officer	2010	35,503	0	0	0	0	0	0	35,503
	2009	35,087	0	0	0	0	0	0	35,087
Wenbin Zhu Chief Financial Officer	2010	14,793	0	0	0	0	0	0	14,793
	2009	14,620	0	0	0	0	0	0	14,620

(1) The Company pays salaries in RMB to all executive officers every month. The RMB amount is translated into USD when the Company files SEC documents. The exchange rates used were the average rates of 2010 and 2009. They were 6.76 and 6.84, respectively.

Employment Agreements

SHESAYS has entered into an employment agreement with each of its executive officers. Each employment agreement with regular employees has a term of five years, while the employment agreement with the executive officers has a term of eight years. Except for the salary, the terms of the employment agreements are substantially identical, and reflect employment standards common in China as a result of PRC law or custom in China.

Mr. Yixiang Zhang entered into his employment agreement with SHESAYS on January 1, 2010, pursuant to which Mr. Zhang was employed as Chief Executive Officer of SHESAYS for a period of eight year for a monthly salary of 30,300 RMB (approximately $4,537). Mr. Zhang is entitled to basic pension, medical, unemployment, work injury and maternity insurance premium pursuant to relevant national, provincial and municipal regulations or rules.

Base Salaries

At present, our compensation consists solely of base salaries. In China, it is not uncommon for private companies to have base salaries as the sole form of compensation. The base salaries of the executive officers were determined and approved by the Board of SHESAYS based on the general considerations of the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual.

We plan to implement in the future a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options, to retain and attract talented individuals. We will also establish a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee will be independent directors.

Outstanding Equity Awards

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Employee Benefit Plans

We do not have employee benefit plans and do not offer termination benefits.

Director Compensation

Due to the small size of our Company, none of the members of our Board of Directors receive any compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its directors or executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Make-Good Escrow Agreement

In connection with the November 2010 Private Placement, Techno Meg Limited, an affiliate of the Company (the “Make Good Pledgor”), agreed to transfer to the investors, on a pro rata basis, 600,000 shares of the Company’s common stock owned by the Make Good Pledgor in the event the Company’s consolidated financial statements reflect less than $6,400,000 of after-tax net income for the fiscal year ending December 31, 2011.

PRC Structure

Affiliates in Both Sides of the Contractual Arrangement (See the Sections of Corporate History and PRC Structure under Item 1 Business for the details of the contractual arrangements) Substantially all of our operations are conducted in China through BOAN, our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including SHESAYS and its subsidiaries. SHESAYS and its subsidiaries directly operate our cosmetology hospitals. Pursuant to the contractual agreement, BOAN provides management and consulting services to SHESAYS and its subsidiaries in exchange for service fees. SHESAYS and its subsidiaries agreed to pay 100% of its residual return to BOAN. Based on these contractual arrangements, Perfect Support, through BOAN, becomes the primary beneficiary of SHESAYS and its subsidiaries.

SHESAYS is owned by 5 PRC citizens, including Yixiang Zhang, Wenhui Shao, Xingwang Pu, Ning Liu and Bing Fang, with shareholdings in SHESAYS of 45%, 15%, 15%, 15% and 10%, respectively. Currently, Yixiang Zhang holds the position of Chairman and General Manager of SHESAYS and Chairman and CEO of the Company. Wenhui Shao is Director and President of SHESAYS and President of the Company. Xingwang Pu holds the position of Director and Technology President of SHESAYS and Chief Technology Officer of the Company. Ning Liu and Bing Fang hold the positions of Directors of SHESAYS.

Mr. Yixiang Zhang, our chairman of the board and chief executive officer, and Ms. Kwai Man Yip, the sole shareholder of Bondy Nominees Limited, a Hong Kong corporation (the “Bondy”), which Bondy is the sole shareholder of Techno and Pioneer, which Techno is the 80% shareholder of Perfect Support prior to the Merger and 77.94% shareholder of the Company post Merger, and Pioneer is the 19% shareholder of Perfect Support prior to the Merger and 14.83% shareholder of the Company post Merger, have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Yixiang Zhang may purchase 8,970,012 shares of the common stock of our company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

Mr. Wenhui Shao, our president, and Ms. Kwai Man Yip have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Wenhui Shao may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

Mr. Xingwang Pu, our chief technology officer, and Ms. Kwai Man Yip have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Xingwang Pu may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

Mr. Ning Liu and Ms. Kwai Man Yip have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Ning Liu may purchase 2,108,160 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

Mr. Bing Fang and Ms. Kwai Man Yip have entered into an agreement dated as of April 27, 2010, pursuant to which Mr. Bing Fang may purchase 1,405,440 shares of the common stock of our Company for a nominal price from Ms. Kwai Man Yip within 5 years from the execution date of such agreement.

Revenue related to Smile Angel Foundation

Smile Angel Foundation is a Beijing based charity founded in 2006 by Yapeng Li and Faye Wang, a couple of superstars with a child suffering from cheiloschisis. The Foundation is under the support and management of Chinese Red Cross Foundation aiming at helping patients with cheiloschisis and palatoschisis in poor families. SHESAYS is the exclusive private hospital selected by the foundation to provide surgery to the children sponsored by Smile Angel Foundation, and Xingwang Pu is the leader of the foundation project in SHESAYS. The revenue received from the Foundation in 2010 and 2009 were $34,320 and $22,365 respectively, accounted for 0.28% and 0.25% of our total revenue.

Review, Approval and Ratification of Related Party Transaction

Given our small size and limited financial resources, we had not adopted formal policies and procedure for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Compensation Arrangements

See “Executive Compensation,” above for information about employment agreements and other compensation arrangements between our Company and our executive officers and directors.

Director Independence

None of the members of our Board of Directors is independent, as “independent” is defined in the rules of the NASDAQ National Market System. Our Board of Directors intends to appoint additional members who will satisfy such independence requirements.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 65,849,200 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock.

Capital Stock Issued and Outstanding

As of January 13, 2012 there were issued and outstanding:

  18,600,012 shares of common stock, including 600,000 shares issued to investors in the Private Placement;

  No shares of preferred stock;

  No options to purchase shares of common stock; and

  Warrants exercisable for 48,000 shares of our common stock through June 7, 2012 at a price of $2 per share issued to Chief Capital Limited in the Private Placement.

Description of Common Stock

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Description of Preferred Stock

We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Description of Warrant

The Company issued to Chief Capital Limited a warrant to purchase 48,000 shares of our common stock as part of Chief Capital Limited’s compensation for services in connection with the Private Placement. The warrant is exercisable for 48,000 shares of our common stock through June 7, 2012 at a price of $2 per share.

Anti-Takeover Effects of Provisions of Nevada State Law

In the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada directly or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer. The transfer agent’s address is 100 Second Avenue, South, Suite 705S, St. Petersburg, FL 33701, and its telephone number is (727-289-0010).

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Lionel Sawyer & Collins.

EXPERTS

Baker Tilly Hong Kong Limited, an independent registered public accounting firm, has audited the financial statements for the years ended December 31, 2010 and 2009 for SHESAYS, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the Public Reference Room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of such website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to our Company and the shares of common stock we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s Public Reference Room and website referred to above.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751 and our by-laws, advances for expenses may be made if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our by-laws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liabilities and losses reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROSPECTUS

648,000 shares of common stock, par value $0.001 per share

January 13, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees	$150.47
Costs of Printing and Engraving	1,000
Legal Fees	20,000
Accounting Fees	3,000
Miscellaneous Fees and Expenses	5,000

Total	$29,150.47

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751 and our by-laws, advances for expenses may be made if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our by-laws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liabilities and losses reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended: From May to June 2007, we issued 925,000 shares of our common stock to thirteen investors for $0.08 per share for gross proceeds of $74,000. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

On June 19, 2009, the holders of certain promissory notes surrendered the notes and converted all unpaid principal and unpaid accrued interest due under the notes into shares of our $.001 par value common stock as provided in the notes. As of June 19, 2009, the total unpaid principal and unpaid accrued interest due under the notes was approximately $43,272, which the holders of the notes converted into 540,898 shares of common stock at a conversion price of $0.08 per share. We issued the shares to the holders of the notes in a transaction which we believe satisfies the conditions for the exemption from registration and prospectus delivery requirements of the Securities Act of 1933 (“Act”), which exemption is specified by the provisions of Section 4(2) of that Act.

In connection with the June 2010 Business Combination, on June 7, 2010, we issued an aggregate of 13,500,012 shares of our common stock to the shareholders of Perfect Support. We received in exchange from Perfect Support 100% of the issued and outstanding shares of Perfect Support, which exchange resulted in Perfect Support becoming our wholly-owned subsidiary. The issuance of such securities was exempt from registration pursuant to Section 4(2) of and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended.

On November 12, 2010, we consummated the Private Placement for the issuance and sale of 600,000 shares of our common stock, par value $0.001 per share, at a price of $2.00 per share. The shares were issued in accordance with the exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

CHINA SHESAYS MEDICAL COSMETOLOGY INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010 (CONSOLIDATED) (RESTATED)
AND 2009 (COMBINED)

CHINA SHESAYS MEDICAL COSMETOLOGY INC.

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of: China Shesays Medical Cosmetology Inc.,

We have audited the accompanying balance sheets China Shesays Medical Cosmetology Inc. and subsidiaries as of December 31, 2010 (consolidated) (restated) and 2009 (combined) and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2010 (consolidated) (restated) and 2009 (combined). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Shesays Medical Cosmetology Inc. and subsidiaries as of December 31, 2010 (consolidated) (restated) and 2009 (combined), and the results of its operations and its cash flows for the years ended December 31, 2010 (consolidated) (restated) and 2009 (combined), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 of the consolidated financial statements, the accompanying consolidated financial statements have been restated.

/s/ Baker Tilly Hong Kong Limited
BAKER TILLY HONG KONG LIMITED
Certified Public Accountants
Hong Kong

Date: March 25, 2011	(except for Notes 2, 6, 8, 10, 13 and 16, and the effects of the restatement discussed in Note 3, as to which the date is August 2, 2011 and Note 1 as to which the date is December 9, 2011)

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
BALANCE SHEETS

	December 31,
	2010	2009
	(Restated)
	Consolidated	Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,029,280	$1,371,732
Inventories, net	521,254	335,932
Due from stockholders	52,821	-
Other current assets and prepaid expenses	626,877	526,507
Total Current Assets	2,230,232	2,234,171
PROPERTY AND EQUIPMENT, NET	6,008,198	1,629,661
DEFERRED TAX ASSETS	389,847	-

TOTAL ASSETS	$8,628,277	$3,863,832

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$725,386	$508,643
Notes payable	910,332	42,659
Deferred revenue	24,441	24,254
Other payables and accrued liabilities	1,757,975	655,913
Income tax payable	706,450	54,428
Sales tax payable and other taxes payable	13,487	7,260
Due to a related company	-	20,555
Total Current Liabilities	4,138,071	1,313,712

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
China Shesays Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of December 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 65,849,200 shares authorized, 18,600,012 shares issued as of December 31, 2010 and 13,500,012 shares issued as of December 31, 2009	18,600	13,500
Additional paid-in capital	2,160,485	1,011,153
Retained earnings
Unappropriated	1,640,050	1,373,765
Appropriated	429,566	151,284
Accumulated other comprehensive income	109,892	418
Total China Shesays Stockholders’ Equity	4,358,593	2,550,120
Noncontrolling interest	131,613	-
Total Equity	4,490,206	2,550,120

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,628,277	$3,863,832

The accompanying notes are an integral part of these consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	Year ended December 31,
	2010	2009
	(Restated)
	Consolidated	Combined

REVENUE
Customer service revenue
Cosmetic surgery services	$6,195,516	$4,835,389
Professional medical beauty services	4,940,433	2,998,806
Cosmetic dentistry services	427,427	579,822
Sales of goods	609,855	420,656
Total Revenue	12,173,231	8,834,673

COST OF REVENUE
Cost of service revenue
Cosmetic surgery services	(1,762,733)	(1,536,779)
Professional medical beauty services	(847,827)	(517,428)
Cosmetic dentistry services	(164,928)	(168,547)
Cost of goods sold	(228,078)	(162,705)
Depreciation	(349,328)	(206,831)
Total Cost of Revenue	(3,352,894)	(2,592,290)

GROSS PROFIT	8,820,337	6,242,383

OPERATING EXPENSES
Selling, general and administrative expenses	3,860,858	2,680,577
Advertising costs	3,014,871	1,290,545
Professional and consultant fees	716,910	138,292
Depreciation	197,071	125,768
Total Operating Expenses	7,789,710	4,235,182

INCOME FROM OPERATIONS	1,030,627	2,007,201

OTHER INCOME (EXPENSES)
Other income	4,574	52,714
Interest income	5,128	3,383
Interest expenses	(48,852)	(3,224)
Imputed interest	(250)	(1,027)
Other expenses	(41,530)	(66,489)
Total Other Expenses, net	(80,930)	(14,643)

INCOME BEFORE TAXES	949,697	1,992,558
Add (less):
Income tax expenses	(424,737)	(226,116)
NET INCOME	524,960	1,766,442
Net loss attributable to noncontrolling interest	19,607	-
NET INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	544,567	1,766,442

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gain	108,972	1,073
Add: foreign currency translation loss attributable to noncontrolling interest	502	-
Foreign currency translation gains attributable to China Shesays common stockholders	109,474	1,073
COMPREHENSIVE INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	$654,041	$1,767,515

Net income per share- basic and diluted	$0.03	$0.13

Weighted average number of shares outstanding during the year
- basic and diluted	16,170,417	13,500,012

The accompanying notes are an integral part of these consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009
	(Restated)
	Consolidated	Combined

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$524,960	$1,766,442
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation - cost of revenue	349,328	206,831
Depreciation - operating expenses	197,071	125,768
Deferred income taxes	(384,725)	-
Impairment loss on other receivables	146,873	-
Loss on disposal of property and equipment	14,613	-
Imputed interest	250	1,027
Changes in operating assets and liabilities
(Increase) decrease in:
Inventories	(168,458)	(199,053)
Other current assets and prepaid expenses	(226,685)	(273,935)
Increase (decrease) in:
Accounts payable	192,802	86,277
Deferred revenue	(701)	21,860
Other payables and accrued liabilities	698,339	375,036
Income tax payable	633,748	34,079
Sales tax payable and other taxes payable	5,806	(27,839)
Net cash provided by operating activities	1,983,221	2,116,493

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,416,540)	(747,484)
Due from stockholders	(52,821)	-
Net cash used in investing activities	(4,469,361)	(747,484)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank loan borrowed	887,587	73,090
Bank loan repaid	(43,146)	(30,454)
Due to related companies	(20,790)	(85,603)
Due to stockholders	-	(726,434)
Net proceeds from stock issuance in private placement	1,104,000	-
Contribution by stockholders	50,182	731,294
Contribution by a noncontrolling stockholder	151,722	-
Net cash provided by (used in) financing activities	2,129,555	(38,107)

EFFECT OF EXCHANGE RATES ON CASH	14,133	419

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(342,452)	1,331,321

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,371,732	40,411

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,029,280	$1,371,732

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expenses	$48,852	$3,224
Cash paid for income tax	$175,714	$192,037

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES

$354,255 and $5,847 of purchases of property and equipment represent payables to vendors. These transactions are considered as major non-cash transactions for the year ended December 31, 2010 and 2009, respectively.

The accompanying notes are an integral part of these consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated	Total
	Common stock		Additional	Unappropriated	Appropriated	other	attributable to
	Number of		paid	retained	retained	comprehensive	China Shesays	Noncontrolling
	shares	Amount	in capital	earnings	earnings	income (loss)	stockholders	interest
Balance at December 31, 2008 (Combined )	13,500,012	$13,500	$278,832	$(241,393)	$-	$(655)	$50,284	$-
Contribution by stockholders	-	-	731,294	-	-	-	731,294	-
Components of comprehensive income
Net income for the year	-	-	-	1,766,442	-	-	1,766,442	-
Foreign currency translation gain	-	-	-	-	-	1,073	1,073	-
Comprehensive income	-	-	-	-	-	-	1,767,515	-
Imputed interest	-	-	1,027	-	-	-	1,027	-
Transfer to statutory surplus reserve	-	-	-	(151,284)	151,284	-	-	-
Balance at December 31, 2009 (Combined )	13,500,012	13,500	1,011,153	1,373,765	151,284	418	2,550,120	-
Components of comprehen sive income
Net income for the year (Restated)	-	-	-	544,567	-	-	544,567	(19,607)
Foreign currency translation gain (Restated)	-	-	-	-	-	109,474	109,474	(502)
Comprehensive income (Restated)	-	-	-	-	-	-	654,041	-
Stock issued in connection with recapitaliza tion	4,500,000	4,500	(4,500)	-	-	-	-	-
Stock issued in connection with private placement	600,000	600	1,103,400	-	-	-	1,104,000	-
Contribution by stockholder s	-	-	50,182	-	-	-	50,182	-
Contribution to registered capital of a subsidiary by a noncontrolling stockholder	-	-	-	-	-	-	-	151,722
Imputed interest	-	-	250	-	-	-	250	-
Transfer to statutory surplus reserve	-	-	-	(278,282)	278,282	-	-	-
Balance at December 31, 2010 (Consolidat ed) (Restated)	18,600,012	$18,600	$2,160,485	$1,640,050	$429,566	$109,892	$4,358,593	$131,613

The accompanying notes are an integral part of these consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.

(“CHINA SHESAYS”) AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010 (CONSOLIDATED) (RESTATED)
AND 2009 (COMBINED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

	(A)	Organization

SN Strategies Corp. was incorporated under the laws of the State of Nevada on January 18, 2002.

Perfect Support Limited (“Perfect Support”) was incorporated in the British Virgin Islands (“BVI”) on January 15, 2010 as an investment holding company. Through its wholly owned subsidiary, Chengdu Boan Investment Management Co., Limited (“Chengdu Boan”), the Company is principally engaged in providing consultancy services on medical beauty services, cosmetic surgery services and cosmetic dentistry services in the People’s Republic of China (“PRC”). Chengdu Boan was incorporated in the PRC as a wholly-owned foreign enterprise on April 27, 2010. In accordance with the business permit, Chengdu Boan’s right of operation expires on April 27, 2040 and is renewable on expiry.

Sichuan SHESAYS Cosmetology Hospital Company Limited (“Sichuan Shesays”) was incorporated in the PRC on May 30, 2005 as a limited liability company. Sichuan Shesays is a clinic providing professional medical beauty services, cosmetic surgery services and cosmetic dentistry services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on May 30, 2025.

On April 27, 2010, Chengdu Boan entered into a series of contractual agreements (collectively known as the Restructuring Agreements and see note 2) with Sichuan Shesays and the stockholders of Sichuan Shesays in which Chengdu Boan assumed the management of the business activities of Sichuan Shesays and its subsidiaries, if any, from time to time, Sichuan Shesays and its subsidiaries agreed to pay 100% of its residual return to Chengdu Boan. Through this arrangement, Sichuan Shesays and its subsidiaries, if any, became contractually controlled subsidiaries of Chengdu Boan. Based on these contractual arrangements, the Company considers Sichuan Shesays and its subsidiaries to be Variable Interest Entities (“VIEs”) under ASC 810 “Consolidation of Variable Interest Entities, an Interpretation of ARB No.51” and Perfect Support through Chengdu Boan is the primary beneficiary of Sichuan Shesays and its subsidiaries (See note 2). Accordingly, Sichuan Shesays and its subsidiaries should be consolidated under ASC 810. Immediately prior to the transaction completed on April 27, 2010, both the five directors who owned 90% of Perfect Support and the 100% stockholder of Chengdu Boan owned 100% of the registered capital of Sichuan Shesays.

On June 6, 2010, SN Strategies Corp., the Parent, China Shesays Medical Cosmetology Inc., the Merger Sub, a Nevada corporation, wholly owned by the Parent and incorporated on May 20, 2010, Perfect Support, known as the Acquired Sub, and the stockholders of the Acquired Sub, entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to acquire 100% of the common stock of the Acquired Sub. In connection with the merger, the Merger Sub issued to the stockholders of the Acquired Sub 10 shares of its common stock of $0.001 each amounting to $0.01 for 50,000 shares of the Acquired Sub’s common stock of $1 each amounting to $50,000 which represents 100% of the outstanding shares of the Acquired Sub’s common stock. The 10 shares of common stock of the Merger Sub were subsequently converted to 13,500,012 shares of common stock of the Parent Company (the “Reverse Merger”).

Concurrent with the merger, the Merger Sub merged with and into the Parent at the effective time of the merger. The Merger Sub no longer exists, and the Parent’s name was subsequently changed to the Merger Sub’s name.

For financial reporting purposes, the merger has been accounted for as a recapitalization of the Parent whereby the historical financial statements and operations of the Acquired Sub become the historical financial statements of the Company, with no adjustments to the carrying values of the assets and liabilities. Share and per share amounts reflect the effects of the recapitalization for all periods presented. In addition, the presentation for all periods includes equity transactions of the Acquired Sub as adjusted for the effects of the recapitalization.

On July 8, 2010, Sichuan Shesays established a PRC limited liability company, Leshan Jiazhou Shesays Junge Cosmetology Company Limited (“Leshan Jiazhou Shesays”) with a registered capital of $736,594 to which Sichuan Shesays contributed $265,984 in cash and a set of machinery totaling $470,610 in lieu of cash. Leshan Jiazhou Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on June 17, 2014.

On August 18, 2010, Sichuan Shesays together with a third party established a PRC limited liability company, Yibin Shesays Junge Cosmetology Clinic Company Limited (“Yibin Shesays”) with a registered capital of $734,981. Sichuan Shesays contributed $587,985 in cash to the registered capital of Yibin Shesays, representing 80% of the equity of Yibin Shesays. Yibin Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in the PRC. In accordance with its business permit, the Company’s right of operation expires on December 31, 2014.

On October 20, 2010, Sichuan Shesays established a PRC limited liability company, Zigong Shesays Junge Cosmetology Clinic Company Limited (“Zigong Shesays”) with a registered capital of $751,213. Sichuan Shesays contributed $244,219 in cash and a set of machinery totaling $506,994 in lieu of cash. Zigong Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on October 19, 2014.

China Shesays, Perfect Support, Chengdu Boan, Sichuan Shesays, Leshan Jiazhou Shesays, Yibin Shesays and Zigong Shesays are hereinafter referred to as (“the Company”).

(B)	Basics of consolidation/combination

The consolidated financial statements for the year ended December 31, 2010 include the financial statements of China Shesays, its wholly owned subsidiaries, Perfect Support and Chengdu Boan and the contractually controlled affiliate, Sichuan Shesays and its wholly owned subsidiary, Leshan Jiazhou Shesays, Zigong Shesays and 80% owned subsidiary, Yibin Shesays, The noncontrolling interest represent the minority stockholders’ 20% proportionate share of the results of Yibin Shesays.

The combined financial statements for the year ended December 31, 2009 include the financial statements of China Shesays and its contractually controlled affiliate, Sichuan Shesays.

All significant inter-company balances and transactions have been eliminated in consolidation/combination.

(C)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidation financial statements and the reported amounts of revenue and expenses during the reporting period.

Customer reward program

The Company measures the cost of the credit point by reference of services redeemed in the prior years and the probability of redemption are estimated by the directors based on the past history. Actual results may be different from the estimation.

Variable interest entities

Current PRC laws and regulations require any foreign entities that invest directly in the medical services industry to have direct operations in the medical industry outside of China. In addition, foreign entity is not allowed in China to setup wholly-owned medical institute although the foreign entity is permitted to set a joint venture medical institute at maximum of 70%.

The Company does not currently directly operate medical services outside of China and cannot qualify under PRC regulations before the Company commences any such operations outside of China. While the Company’s indirect PRC operating subsidiaries are eligible for the required licenses for providing medical services in China and some of the indirect PRC operating subsidiaries have obtained such licenses, the Company has been using and is expected to continue to use the PRC operating affiliates and their subsidiaries.

Management estimated that the risk of loss in respect of the Company’s current ownership structure or the contractual arrangements is remote.

(D)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

(E)	Inventories

Inventories represent medical materials and finished goods – merchandise and are stated at the lower of cost or market. Cost represents invoiced value on purchases and is being calculated on the weighted average basis.

The Company provided inventory allowances based on excess and obsolete inventories determined principally by demand for these products.

(F)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	20 Years
Leasehold improvements	5 Years
Medical equipment	3 to 10 Years
Motor vehicles	5 Years
Office equipment	3 to 10 Years

(G)	Long-lived assets

The Company accounts for long-lived assets under the FASB Codification Topic 360 (ASC 360) “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets”. In accordance with ASC 360, long-lived assets held and used by the Company are reviewed for impairment annually during the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of property and equipment. For the years ended December 31, 2010 and 2009, the Company has not recognized any allowances for impairment.

(H)	Fair value of financial instruments

ASC 820 Fair Value Measurements and Disclosures defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).” The standard establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820, among other things, requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value hierarchy

ASC 820 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flows models and similar techniques.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820 as the carrying values of cash and cash equivalents, due from stockholders, other current assets and prepaid expenses, accounts payable, other payables and accrued liabilities and notes payable approximate their fair values due to the short maturities of these instruments.

The Company determines the fair value of the warrants using the Black-Scholes Option-Pricing model using inputs that are derived from observable and unobservable data and are therefore considered Level 3 in the fair value hierarchy. See Note 12 for further information.

(I)	Revenue recognition

The Company recognizes revenue in the period in which the services are performed. The Company recognizes revenue under the provisions of ASC 605, Revenue Recognition when all of the following have occurred: persuasive evidence of arrangement with the customer, services has been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company’s revenue are considered to have been met as follows:

Services fees

Revenue from rendering of services is recognized when the services are rendered. Fees received in advance for prepaid service packages are recorded as deferred revenue under current liabilities and are recognized on a systematic basis in accordance with service usage. As the Company is primarily engaged in providing professional medical beauty and cosmetic services, the Company is subject to claims from customers, usually in form of demand for refund of service fee paid. The Company’s policy allows for refund only upon the Company’s authorization for reasonable demand. Based on the past experience on refunds incurred, the Company considers that amount is not material to the Company’s operation. Pursuant to ASC 954-605-25, the Company recognized refunds and discounts on an accrual basis and deducted from gross service revenue to determine net service revenue. During the years ended December 31, 2010 and 2009, the amount of refund of service fee was $31,393 and $24,130 respectively.

The service usage is measured by the percentage of service rendered based on the content of package. For example, if the service package composed of 3 injections of Botox, the usage of service will be 1/3 when each injection is applied and the payment rate is determined prospectively.

Sales of goods

The Company recognizes revenue on sales of goods when the goods are delivered and title to the goods passes to the customers provided that: (i) there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; (ii) the sales price is fixed and determinable; and (iii) collectability is deemed probable. It is the Company’s policy not to allow return of goods once the goods are inspected by and delivered to the customer. Accordingly, the Company makes no allowance for potential losses arising from sales return.

Accrued liability for customer reward program

The Company establishes a membership reward program of which the membership is free of charge. Under the membership reward program, members enjoy high discounts on services and accumulate membership credit points that vary depending on the services rendered. Members are eligible to redeem credit points to reduce the fees for services rendered by the Company and these credit points do not have any expiry date. The costs associated with these incentives are included in deductions from revenue and accrued for as a current liability as members accumulate credit points. As members redeem credit points, the accrued liability is reduced correspondingly. As of December 2010 and 2009, the Company’s accrued liability for its customers reward program amounted to $18,586 and $56,497 respectively, based on the estimated liabilities under the customer reward program.

Cash coupons

Third parties and the Company’s customers may be awarded cash coupons. The coupons are distributed on a random and discretionary basis to induce future services and treatments and are redeemable within a short time period. The cash coupons cannot be renewed or extended. No liability is recorded when the coupons are distributed, except where redemption of the coupons will result in the services being sold at a loss. The Company recognizes a reduction in revenue as a promotional allowance for these cash coupons at the later date at which the related revenue is recognized or the date at which the coupons are distributed in accordance with ASC 605-50-25-3. No cash coupons were issued during 2010 and $192,996 were issued in 2009.

(J)	Advertising costs

The Company expenses production costs of print, radio, television and other advertisements as of the first date the advertisements take place. Advertising costs included in selling, general and administrative expenses were $3,014,871 and $1,290,545 for the years ended December 31, 2010 and 2009 respectively. As of December 31, 2010 and 2009, advertising and production costs of approximately $83,006 and $255,953 respectively, were primarily recorded in other current assets and prepaid expenses in the balance sheets.

(K)	Income taxes

Income taxes are accounted for under the asset and liability method is accordance with ASC 740-10. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the profit or loss, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax asset and liabilities on a net basis. As of December 31, 2010 and 2009, the Company’s deferred tax assets amounted to $389,847 (restated) and $0, respectively.

(L)	Operating leases

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the leases. Rent for clinic spaces and staff quarters’ paid in 2010 and 2009 was $650,972 (restated) and $185,712 respectively.

(M)	Foreign currency transactions

The functional currency of the Company is Renminbi (“RMB”). Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

The financial statements are translated into United States Dollars (“US$”) using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the financial statements were as follows:

	December 31,	December 31,
	2010	2009
Balance sheet items, except for share capital, additional paid-in capital and retained earnings as of year ended	US$1=RMB6.5910	US$1=RMB6.8372
Amounts included in the statements of operations and cash flows for the year	US$1=RMB6.7599	US$1=RMB6.8409

The translation gain recorded for the years ended December 31, 2010 and 2009 was $109,474 (restated) and $1,073 respectively.

No presentation is made that RMB amounts have been, or would be, converted into US$ at the above rates. Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into US$ at that rate or any other rate.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions, Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting.

(N)	Other comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported as other comprehensive income in the statements of operations and stockholders’ equity. Other comprehensive gain for the years ended December 31, 2010 and 2009 was $109,474 (restated) and $1,073 respectively.

(O)	Earnings per share

Basic earnings per share are computed by dividing income available to stockholders by the weighted average number of shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional shares that would have been outstanding if the potential shares had been issued and if the additional shares were diluted. For the year ended December 31, 2010, all 48,000 outstanding warrants have been excluded from the calculation of diluted earnings per share since their effect was anti-dilutive. For the year ended December 31, 2009, there were no potentially dilutive securities.

(P)	Segments

ASC 280, Segment provides annual and interim reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographical areas and major customers.

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. We are organized as, and operate in, one reportable segment, providing professional medical beauty and cosmetic services. Our chief operating decision-maker reviews consolidated financial information, given the economic characteristics of the similar nature of the services provided and products sold, the type of customer and the method of distribution.

	(Q)	Recent accounting pronouncements

In December 2010, FASB issued ASU 2010-29 Business Combinations (Topic 805)-Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of this Update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is currently evaluating the potential impact of ASU 2010-18 on the Company’s consolidated financial statements.

In February 2010, FASB issued ASU 2010-9 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-9”). ASU 2010-9 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company does not expect the standard to have any impact on the Company’s consolidated financial position.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements”, now codified under FASB ASC Topic 605, “Revenue Recognition”, (“ASU 2009-13”). ASU 2009- 13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the standard to have any impact on the Company’s consolidated financial position.

2.	VARIABLE INTEREST ENTITIES

The Company accounts for Variable Interest Entities (“VIE”) in accordance with ASC 810. As a result of the adoption of ASU 2009-17, consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010, ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the obligation to absorb losses or the right to receive the benefits from the VIEs that could potentially be significant to the VIEs. The Company has applied the requirements of ASC 810 on a prospective basis from the date of adoption.

The Company assesses all newly created entities and those with which the Company becomes involved to determine whether such entities are VIEs and, if so, whether or not the Company is their primary beneficiary.

On April 27, 2010, the Company through its PRC subsidiary, Chengdu Boan entered into a series of contractual arrangements consisting of four agreements with Sichuan Shesays and the stockholders of Sichuan Shesays. Those four agreements and their consequences are described below.

(i)

an exclusive service agreement, pursuant to which Sichuan Shesays and its subsidiaries irrevocably entrust to Chengdu Boan the right of management and operation of Sichuan Shesays and its subsidiaries and the responsibilities and authorities of their stockholders and directors of Sichuan Shesays and its subsidiaries. In return, Sichuan Shesays and its subsidiaries agreed to pay 100% of its residual return, if any, from time to time, as management fee to Chengdu Boan.

(ii)

a voting rights proxy agreement, pursuant to which the stockholders of Sichuan Shesays and its subsidiaries have granted the personnel designated by Chengdu Boan the right to appoint directors and senior management of Sichuan Shesays and its subsidiaries and to exercise all of their other voting rights as stockholders of Sichuan Shesays and its subsidiaries, as the case may be, as provided under the articles of association of each such entity;

(iii)	a call option agreement, pursuant to which:

(a)

neither Sichuan Shesays nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of Chengdu Boan;

	(b)	neither Sichuan Shesays nor any of its subsidiaries will distribute any dividends without the prior written consent of Chengdu Boan; and

(c)

Chengdu Boan or its designee has an exclusive option to purchase all or part of the equity interests in Sichuan Shesays, all or part of the equity interests in subsidiaries owned by Sichuan Shesays or its nominee holders, or all or part of the assets of Sichuan Shesays, in each case when and to the extent permitted by PRC law. In case of Chengdu Boan exercising the call option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than $1 which may be required under the laws of PRC to effect such purchase to comply with such legal formalities shall be either cancelled or returned to Sichuan Shesays immediately with no additional compensation to the owners; and

(iv)

an equity pledge agreement pursuant to which each of stockholders of Sichuan Shesays has pledged his or her equity interest in Sichuan Shesays and its subsidiaries, as the case may be, to Chengdu Boan to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of Sichuan Shesays and its subsidiaries under the exclusive services agreement, the call option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Sichuan Shesays or its subsidiaries without the prior written consent of Chengdu Boan.

In the PRC restructuring transaction described above, the Company gained indirect control of Sichuan Shesays and its subsidiaries and Sichuan Shesays and its subsidiaries are considered VIEs of the Company.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of Sichuan Shesays and its subsidiaries which are identified as VIEs of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with Sichuan Shesays and its subsidiaries reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of Sichuan Shesays and its subsidiaries. Under the accounting guidance, the Company is deemed to be the primary beneficiary of Sichuan Shesays and its subsidiaries and the results of Sichuan Shesays and its subsidiaries are consolidated in the Company’s consolidated financial statements for financial reporting purposes. As of December 31, 2010, Sichuan Shesays and its subsidiaries had total assets of $7,621,593 (restated) and total liabilities of $4,059,585 (restated). As of December 31, 2009, Sichuan Shesays had total assets of $3,863,832 and total liabilities of $1,313,712.

As of December 31, 2010, the Company agreed to waive the management fee to be payable by Sichuan Shesays and its subsidiaries for a period of 3 years from April 27, 2010 to April 26, 2013 due to lack of liquidity as Sichuan Shesays is launching a new comprehensive hospital in Chengdu City, Sichuan Province.

3.	RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

On July 15, 2011, China Shesays (the “Company”) determined that the Company’s financial statements as of December 31, 2010 and for the year then ended should no longer be relied upon and should be restated as a result of certain errors contained therein regarding: (i) pre-operating expenses wrongly recorded as other current assets; (ii) under-provisions of rental expenses for clinics not yet commenced business; (iii) income tax expense for the above items; (iv) foreign currency translation gain or loss for the above items; and (v) an over statement of payments to acquire property and equipment in cash flows from investing activities and increases in other payables and accrued liabilities included in cash flows from operating activities in the statement of cash flows.

As a result, the accompanying consolidated financial statements as of December 31, 2010 and for the year then ended have been restated from the amounts previously reported. The information in the data table below represents only those income statement, balance sheet, cash flow and comprehensive income statement line items affected by the restatements.

The following tables present the consolidated balance sheet, statement of operations and statement of cash flows accounts and financial statement line items as reported herein that were impacted by the restatements:

	As of and for the year ended December 31, 2010
	As
	previously		As
	stated	Adjustments	restated

Consolidated balance sheet accounts impacted by restatements:
Other current assets and prepaid expenses	$1,446,837	$(819,960)	$626,877
Total current assets	3,050,192	(819,960)	2,230,232
Deferred tax assets	184,857	204,990	389,847
Total assets	9,243,247	(614,970)	8,628,277
Other payables and accrued liabilities	1,554,162	203,813	1,757,975
Total current liabilities	3,934,258	203,813	4,138,071
Retained earnings - unappropriated	2,438,376	(798,326)	1,640,050
Accumulated other comprehensive income	130,349	(20,457)	109,892
Total China Shesays stockholders’ equity	5,177,376	(818,783)	4,358,593
Total equity	5,308,989	(818,783)	4,490,206
Total liabilities and stockholders’ equity	9,243,247	(614,970)	8,628,277

Statement of operations accounts impacted by restatements:
Selling, general and administrative expenses	$2,862,664	$998,194	$3,860,858
Total operating expenses	6,791,516	998,194	7,789,710
Income from operations	2,028,821	(998,194)	1,030,627
Income from operations before taxes	1,947,891	(998,194)	949,697
Income tax expenses	(624,605)	199,868	(424,737)
Net income	1,323,286	(798,326)	524,960
Net income attributable to China Shesays common stockholders	1,342,893	(798,326)	544,567
Total foreign currency translation gain	129,429	(20,457)	108,972
Foreign currency translation gains attributable to China Shesays common stockholders	129,931	(20,457)	109,474
Comprehensive income attributable to China Shesays common stockholders	1,472,824	(818,783)	654,041
Net income per share - basic and diluted	0.08	(0.05)	0.03

Statement of cash flows accounts impacted by restatements:
Net income	$1,342,893	$(817,933)	$524,960
Deferred income taxes	(180,240)	(204,485)	(384,725)
Minority interest	(19,607)	19,607	-
Increase in other current assets and prepaid expenses	(1,026,158)	799,473	(226,685)
Increase in other payables and accrued liabilities	853,873	(155,534)	698,339
Net cash provided by operating activities	2,342,093	(358,872)	1,983,221
Purchase of property and equipment	(4,770,795)	354,255	(4,416,540)
Net cash used in investing activities	(4,823,616)	354,255	(4,469,361)
Effect of exchange rates on cash	9,516	4,617	14,133

4.	PRIVATE PLACEMENT

Securities Purchase Agreement

On November 5, 2010, the Company completed on a private placement financing pursuant to a Securities Purchase Agreement (“the Purchase Agreement”) with a group of accredited investors (“investors”). The Company received $1,200,000 from the investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issue of 600,000 shares of restricted common stock of the Company at $2 each.

Under the Purchase Agreement, if the Company’s after-tax net income for the fiscal year ending December 31, 2011 is less than the Company’s after-tax net income for the fiscal year ended December 31, 2010, or if any Chinese governmental agency challenges or otherwise takes any action that adversely affects the Company’s listing of securities and the Company is unable to address such adverse effect to the reasonable satisfaction of the investors, then the Company must pay to each investor, as liquidated damages, an amount equal to that investor’s purchase price plus compound interest at a rate of 8%. In addition, for a period of three years after the Closing, if the Company issues any shares of common stock for less than $2 per share or for no consideration (the “Additional Shares”), then the per share price under the Purchase Agreement shall be reduced to the lowest price per share at which such Additional Shares are issued, granted or sold. As of December 31, 2010, the Company believes that it is not probable that the Company will issue any shares of common stock at a price less than $2 per share; the Company’s after-tax net income for the fiscal year ending December 31, 2011 will be less than the Company’s after-tax net income for the fiscal year ended December 31, 2010; and there will be Chinese governmental agency challenges or otherwise takes any action that adversely affects the Company’s listing of securities. Accordingly, the Company has not accrued for any liquidated damages.

Registration Rights Agreement

In connection with the offering, the Company entered into a Registration Rights Agreement that requires the Company to file a Registration Statement on Form S-1 to register the securities with the SEC within 60 days after the final closing date of the offering and use its best efforts to cause the Registration Statement to be declared effective. If the Registration Statement is not filed on or before the required filing date, then the Company shall pay liquidated damages to the investors. Such damages shall be paid in cash in an amount equal to 1% of the amount subscribed for by the investors per month (or part thereof) after the required filing date, to be paid on the first business day after the required filing date and on each monthly anniversary of said date until the Registration Statement is filed (the “Filing Penalty”). Notwithstanding the foregoing, a Company shall not be liable to any investor under this Section 4.3(a)(iv) for any events or delays occurring as a consequence of the acts or omissions of such investor contrary to the obligations undertaken by the investors in this Agreement. The Registration Statement was filed on January 6, 2011. Majority of the investors have waived the liquidated damages and the Company will not be liable for the penalty. Accordingly, the Company has not accrued for any liquidated damages in this regard.

Make Good Escrow

In connection with the private placement, a majority stockholder of the Company together with the Company entered into a make good escrow agreement with the investors, pursuant to which a total of 600,000 shares of common stock of the Company owned by the majority stockholder were placed with an escrow agent to secure the Company’s obligation under the Purchase Agreement. If the Company fails to achieve $6,400,000 in net after tax income for the fiscal year ending December 31, 2011, the majority stockholder of the Company is obligated to transfer 600,000 shares of common stock of the Company to the investors as additional consideration under the private placement.

Warrants

In November 2010, the Company issued a warrant to a financial advisor to purchase 48,000 shares of common stock of the Company at an exercise price of $2 per share. The warrant is exercisable any time from the date of issue to June 2012.

5.	INVENTORIES, NET

Inventories at December 31, 2010 and 2009, consisted of the following:

	2010	2009
	(consolidated)	(combined)

Medical materials	$386,634	$251,187
Finished goods - merchandise	134,620	84,745
Less: provision for obsolescence	-	-

	$521,254	$335,932

For the years ended December 31, 2010 and 2009, no provision for obsolete inventories was recorded by the Company.

6.	OTHER CURRENTS ASSETS AND PREPAID EXPENSES

Other current assets and prepaid expenses at December 31, 2010 and 2009, consisted of the following:

	2010	2009
	(Restated)
	(consolidated)	(combined)

Other receivables	$79,290	$181,498
Advances to suppliers	98,574	35,322
Prepaid expenses	449,013	309,687
	$626,877	$526,507

Impairment losses on other receivables for the years ended December 31, 2010 and 2009 were $146,873 and $0 respectively. In 2007, Sichuan Shesays made an interest free loan to a third party for production of a TV series of which Sichuan Shesays would be one of the sponsors. The loan was recorded as other receivables. Since approval from the PRC government to release the TV series on television channels in the PRC was not granted, the Company determined that the loan was irrecoverable and recognized an impairment on the loan.

7.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment at December 31, 2010 and 2009:

	2010	2009
	(consolidated)	(combined)

Buildings	$111,804	$52,726
Leasehold improvements	1,314,016	493,021
Medical equipment	3,319,221	1,136,160
Office equipment	582,302	220,606
Motor vehicles	290,751	92,388
Deposits paid for property and equipment	1,482,309	282,279
	7,100,403	2,277,180
Less: accumulated depreciation	(1,092,205)	(647,519)

Property and equipment, net	$6,008,198	$1,629,661

Depreciation expenses for the years ended December 31, 2010 and 2009 were $546,399 and $332,599 respectively.

As of December 31, 2010 and 2009, included in deposits paid for property and equipment are advance payment of renovation cost paid on behalf of the subsidiary which is still in the process of incorporation amounting to $1,482,309 and $0 respectively.

8.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2010 and 2009 consisted of the following:

	2010	2009
	(Restated)
	(consolidated)	(combined)

Other payables	$599,724	$62,615
Deposits from customers	231,390	215,618
Deposits from membership reward program	277,010	221,059
Accrued liability for membership reward program	18,586	56,497
Accrued liabilities	631,265	100,124
	$1,757,975	$655,913

Deposits from customers represent money received in advance for cosmetic surgery, beauty and other related services.

Included in other payables are equipment and renovation cost totaling $363,333 and $5,850 owed to suppliers as of December 31, 2010 and 2009 respectively.

9.	NOTES PAYABLE

Balances at December 31, 2010 and 2009 consisted of the following:

	2010	2009
	(consolidated)	(combined)

Note payable to a bank, unsecured, interest rate of 10.59% per annum, due July 2010	$-	$42,659
Note payable to a bank, interest rate of 6% per annum, guaranteed by a third party, due February 2011	910,332	-
	$910,332	$42,659

Interest expense paid in 2010 and 2009 was $48,852 and $3,224 respectively.

The guarantee provided by a third party is secured by the buildings of the Company with a net book value totaling $99,889 as of December 31, 2010. Fees paid to a third party guarantor for the years ended December 31, 2010 and 2009 was $17,752 and $0 respectively.

The weighted average interest rate on total loan outstanding as of December 31, 2010 and 2009 are 6% and 10.59% respectively.

10.	INCOME TAX

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

China Shesays was incorporated in the United States and has incurred operating losses as for income tax purposes for the year ended December 31, 2010 and 2009. As of December 31, 2010, China Shesays had federal and state net operating loss carry forwards of approximately $177,000 which can be used to offset future federal income tax. The federal and state net operating loss carry forwards expire at various dates through 2030. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, which, in the opinion of management, utilization is not reasonably assured.

Perfect Support was incorporated in the BVI and under current laws of the BVI, income earned is not subject to income tax.

Chengdu Boan, Sichuan Shesays, Leshan Jiazhou Shesays, Yibin Shesays and Zigong Shesays were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25%. Tax losses, if any, are allowed to carry forward to offset future net income for five years. As of December 31, 2010, Yibin Shesays and Zigong Shesays have total tax losses of $66,760 which will be expired on December 31, 2015.

In 2009, Sichuan Shesays elected to have its net income for income tax purposes assessed at 10% of its service revenue and this election was approved by the local tax bureau. Income tax for 2009 was therefore calculated by 10% of the service revenue with the applicable tax rate of 25%. From 2010 onwards, Sichuan Shesays’s income tax will be assessed at the applicable tax rate of 25% on its assessable net income.

The income tax expenses for 2010 and 2009 are summarized as follows:

	2010		2009
	(Restated)
	(consolidated)		(combined)

Current - PRC	$809,462		$226,116
Deferred - PRC	(384,725)		-
Income taxes, net	$424,737	$	$ 226,116

The tax effects of significant items comprising deferred tax assets as of December 31, 2010 and 2009 are as follows:

	2010	2009
	(Restated)
	(consolidated)	(combined)

Deferred tax assets:
Property related, net	$67,034	$-
Deferred revenue	42,981	-
Pre-operating expenses	204,990	-
Accrued liabilities	57,724	-
Tax losses	17,118	-

Total deferred tax assets	$389,847	$-

The reconciliation of income taxes computed at the statutory income tax rate to total income taxes for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
	(Restated)
	(consolidated)	(combined)

Income before taxes	$949,697	$1,992,558

Computed at PRC tax rate of 25%	$237,424	$498,140
Tax reduction	-	(277,274)
Expenses not deductible for tax purposes	158,038	-
Others	29,275	5,250

Total	$424,737	$226,116

11.	STOCKHOLDERS’ EQUITY

	(a)	Common stock

On June 6, 2010, the Company issued 13,500,012 shares of common stock in reverse merger for the recapitalization of Perfect Support and re-organization of China Shesays. On June 8, 2010, 12 shares of common stock of the Company were cancelled.

On November 5, 2010, the Company issued 600,000 shares of common stock, par value $0.001 per share at a price of $2 per share in a private placement transaction with certain investors, pursuant to a Securities Purchase Agreement entered into between the Company and the investors (See note 4).

	(b)	Appropriated retained earnings

The Company’s PRC subsidiaries are required to make appropriation to the statutory surplus reserve at 10% of the after-tax net income annually until the total contributions equal to 50% of the entities’ registered capital. The statutory reserve funds are restricted for use to set off against prior period losses, expansion of production and operations or for the increase in the registered capital of the respective companies. This reserve is therefore not available for distribution except in liquidation.

During 2010 and 2009, the Company appropriated $278,282 and $151,284 respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

12.	WARRANTS

On November 12, 2010, the Company issued 48,000 warrants with an exercise price of $2 per share in conjunction with the issuance of 600,000 shares of common stock in a private placement to a professional service provider pursuant to a Financial Advisory Service Agreement entered into on June 12, 2010. The warrants are exercisable at any time from June 12, 2010 to June 12, 2012. As of December 31, 2010, no warrants have been exercised or cancelled.

The Company evaluates these warrants provided in connection with the private placement in accordance with ASC 815 and has concluded that equity classification is appropriate for these warrants, due to the fact that these warrants are required to be physically settled in shares of the common stock of the Company and there are no provisions that could require net-cash settlement. Accordingly, the fair value of the warrants was recognized in additional paid-in capital at the date of grant. The fair value of the warrants was estimated using Black-Scholes Option Pricing Model.

The following assumptions are used to calculate the fair value of the warrants:
Market price and estimated fair value of common stock	$2.00
Exercise price	$2.00
Remaining contractual life (years)	1.6
Dividend yield	-
Expected volatility	16.25%
Risk-free interest rate	0.45%

For the year ended December 31, 2010, the Company recognized $7,911 as additional paid-in capital and as a reduction of additional paid-in capital as these were considered direct offering costs associated with these warrants.

Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company’s management believes this method produces an estimate that is representative of the expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants will likely differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the financial instruments.

13.	COMMITMENTS AND CONTINGENCIES

	(a)	Defined contribution retirement plans

As stipulated by the regulations of the PRC government, companies operating in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. The Company was required to make specified contributions to the state-sponsored retirement plan based on the basic salary cost of their staff. Each of the employees of the PRC subsidiaries is also required to contribute certain percentage of his/her basic salary.

Contributions to defined contribution retirement plan for the years ended December 31, 2010 and 2009 were $176,435 and $88,147 respectively.

(b)	Capital commitments

As of December 31, 2010 and 2009, the Company had commitments for capital expenditures to complete the acquisition of property and equipment amounting to approximately $1,610,000 and $898,760 respectively.

(c)	Rental leases commitment

The Company leases clinic spaces and staff quarters from third parties under fifty-four separate operating leases which expire between April 4, 2010 and January 1, 2020.

As of December 31, 2010, the Company has outstanding commitments with respect to the above operating leases, which are due as follows:

For the fiscal years ending December 31,
2011	$1,448,178
2012	1,654,732
2013	1,625,808
2014	1,624,406
2015	1,523,453
Thereafter	611,886

Total	$8,488,463

(d)	Loss contingencies

The Company has not recorded an accrued loss contingency under ASC 450 in connection with the contingent liability related to the warranties made to investors in the private placement. Accounting for loss contingencies pursuant to ASC 450 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to the warranties made to investors in our private placement in accordance with ASC 450 – (1) for a period of three years, if the Company issues any shares of Common Stock for less than $2.00 per share or for no consideration (the “Additional Shares”), then the per share price under the Securities Purchase Agreement shall be reduced to the lowest price per share at which such Additional Shares are issued, granted or sold (“Guarantee A”); and (2) if the after-tax net income for the fiscal year ending December 31, 2011 is less than the after-tax net income for the fiscal year ending December 31, 2010, or if any Chinese government agency challenges or otherwise takes any action that adversely affects the listing of securities and the Company is unable to address such adverse effect to the reasonable satisfaction of the investors, then the Company must pay to each investor, as liquidated damages, an amount equal to that investor’s purchase price plus compound interest at a rate of 8% (“Guarantee B”).

The Company has determined that the occurrence of the contingency of Guarantee A is remote. The Company expects the operating cash flows are adequate to finance the daily operations and the Company is not required to issue new shares at a price below $2.00. However, the Company may issue new shares at a price below $2.00, when the Company is facing financial distress. Since the Company is unable to estimate the chance of violating Guarantee A, the Company did not disclose the estimated loss. The Company did not violate Guarantee A as of the date of this report. The maximum potential amount of future estimated loss pertinent to Guarantee A is $1,200,000.

The Company has determined that the occurrence of the contingency of Guarantee B is reasonably possible, since the Company’s performance is subjected to impact of economic factors and many other risk factors. In accordance with ASC 450, the Company is required to record a charge to current operations. However, since the Company is unable to estimate the chance of having the after-tax net income for the fiscal year ending December 31, 2011 is less than the after-tax net income for the fiscal year ending December 31, 2010 or those challenges stated above, the Company did not disclose the estimated loss. The Company did not violate Guarantee B as of the date of this report. Guarantee B did not provide the limitation to the maximum potential future payments and it stated that the Company is required to pay investors for violation of Guarantee B, liquidated damages, an amount equal to that investor’s purchase price ($1,200,000) plus compound interest at a rate of 8%.

The Company also considered if the guarantees were accounted for according to ASC 460. Pursuant to ASC 460-10-15-7-i, the guarantees discussed above were excluded from the ASC 460.

14.	CONCENTRATIONS AND RISKS

During 2010 and 2009, 100% of the Company’s assets were located in the PRC and Hong Kong and 100% of the Company’s revenue were derived from customers located in the PRC.

Financial instruments which potentially expose the Company to concentrations of credit risk of cash and cash equivalents as of December 31, 2010 and 2009. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure collections and minimize losses.

Details of the suppliers accounting for 10% or more of the Company’s purchases are as follows:

	Supplier A	Supplier B
For the year ended
December 31, 2010	12%	12%
December 31, 2009	12%	-

As of December 31, 2010 and 2009, the accounts payable for these suppliers were $83,553 and $30,524 respectively.

No single customer accounted for more than 10% of the service revenue for the year ended December 31, 2010 and 2009.

15.	RELATED PARTY TRANSACTIONS

As of December 31, 2010 and 2009, the Company owed $0 and $20,555 respectively to a related company on an unsecured basis, repayable on demand and interest free. Imputed interest was charged at 5% per annum on the amounts owed to the related company.

For, 2010 and 2009, total imputed interest expenses recorded as additional paid-in capital amounted to $250 and $1,027 respectively.

As of December 31, 2010 and 2009, certain stockholders owed the Company $52,821 and $0 respectively which are unsecured, interest free and repayable on demand. These amounts were advanced prior to the reverse merger. This was fully repaid in January 2011.

16.	SEGMENTS REPORTING

The Company provides three categories of cosmetic services and sells cosmetic products to their clients. The Company operates in one operating segment – professional medical beauty and cosmetic services. The Company’s service revenue includes cosmetic surgery services, professional medical beauty services and cosmetic dentistry services.

The products and services of the Company consist of the following:

For the year ended December 31, 2010 (Consolidated) (Restated)

		Professional
	Cosmetic	medical	Cosmetic
	surgery	beauty	dentistry	Sales of
	services	services	services	goods	Total
Reportable segment revenue	$6,195,516	$4,940,433	$427,427	$609,855	$12,173,231
Revenue from external customers	6,195,516	4,940,433	427,427	609,855	12,173,231
Segment profit	$4,432,783	$4,092,606	$262,499	$381,777	$9,169,665

For the year ended December 31, 2009 (Combined)

		Professional
	Cosmetic	medical	Cosmetic
	surgery	beauty	dentistry	Sales of
	services	services	services	goods	Total
Reportable segment revenue	$4,835,389	$2,998,806	$579,822	$420,656	$8,834,673
Revenue from external customers	4,835,389	2,998,806	579,822	420,656	8,834,673
Segment profit	$3,298,610	$2,481,378	$411,275	$257,951	$6,449,214

The following table reconciles reportable segment profit to the Company’s consolidated income before taxes for the years ended December 31, 2010 and 2009:

	2010	2009
	(Restated)
	Consolidated	Combined
Segment profit	$9,169,665	$6,449,214
Unallocated amounts:
Cost of goods sold – depreciation	(349,328)	(206,831)
Operating expenses	(7,789,710)	(4,235,182)
Other expenses	(80,930)	(14,643)
Income before taxes	$949,697	$1,992,558

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES

II-4

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September	December
	30,	31,
	2011	2010
		(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$697,222	$1,029,280
Restricted cash	391,972	-
Inventories, net	618,264	521,254
Due from stockholders	-	52,821
Other current assets and prepaid expenses	1,164,172	626,877
Total Current Assets	2,871,630	2,230,232

PROPERTY AND EQUIPMENT, NET	8,386,829	6,008,198

DEFERRED TAX ASSETS	725,124	389,847

TOTAL ASSETS	$11,983,583	$8,628,277

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$849,723	$725,386
Notes payable	1,782,690	910,332
Deferred revenue	43,300	24,441
Other payables and accrued liabilities	2,407,208	1,757,975
Income tax payable	1,058,028	706,450
Sales tax payable and other taxes payable	8,239	13,487
Total Current Liabilities	6,149,188	4,138,071

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
China Shesays Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of September 30, 2011 and December 31, 2010	-	-
Common stock, $0.001 par value, 65,849,200 shares authorized, 18,600,012 shares issued as of September 30, 2011 and December 31, 2010	18,600	18,600
Additional paid-in capital	2,166,401	2,160,485
Retained earnings
Unappropriated	2,853,041	1,640,050
Appropriated	429,566	429,566
Accumulated other comprehensive income	263,610	109,892
Total China Shesays Stockholders’ Equity	5,731,218	4,358,593

Noncontrolling interest	103,177	131,613
Total Equity	5,834,395	4,490,206
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,983,583	$8,628,277

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three months ended		Nine months ended
	September, 30		September, 30
	2011	2010	2011	2010

REVENUE
Customer service revenue
Cosmetic surgery services	$1,808,799	$1,716,431	$5,033,176	$4,768,397
Professional medical beauty services	1,992,726	1,199,960	6,058,016	3,688,854
Cosmetic dentistry services	54,789	139,043	111,177	371,001
Sales of goods	224,312	142,056	665,660	381,913
Total Revenue	4,080,626	3,197,490	11,868,029	9,210,165

COST OF REVENUE
Cost of service revenue
Cosmetic surgery services	(335,660)	(468,101)	(925,915)	(1,375,241)
Professional medical beauty services	(369,938)	(237,218)	(1,110,256)	(593,145)
Cosmetic dentistry services	(33,986)	(48,964)	(74,087)	(127,274)
Cost of goods sold	(89,894)	(141,814)	(246,522)	(193,776)
Depreciation	(128,450)	(101,957)	(377,999)	(248,224)
Total Cost of Revenue	(957,928)	(998,054)	(2,734,779)	(2,537,660)

GROSS PROFIT	3,122,698	2,199,436	9,133,250	6,672,505

OPERATING EXPENSES
Selling, general and administrative expenses	1,642,474	857,809	3,935,129	2,119,718
Advertising costs	1,291,847	520,612	2,941,036	1,205,331
Professional and consultant fees	39,995	152,945	235,758	531,851
Depreciation	119,019	44,494	305,459	122,567
Total Operating Expenses	3,093,335	1,575,860	7,417,382	3,979,467

INCOME FROM OPERATIONS	29,363	623,576	1,715,868	2,693,038

OTHER INCOME (EXPENSES)
Other income	1,542	24	1,570	641
Interest income	250	1,809	796	4,399
Interest expenses	(30,862)	(13,844)	(56,734)	(35,450)
Imputed interest	-	-	-	(247)
Other expenses	(13,044)	(20,654)	(38,213)	(95,623)
Total Other Expenses, net	(42,114)	(32,665)	(92,581)	(126,280)

(LOSS) INCOME FROM OPERATIONS BEFORE TAXES	(12,751)	590,911	1,623,287	2,566,758
Add (less):
Income tax expenses	(78,478)	(186,492)	(438,212)	(698,565)
NET (LOSS) INCOME	(91,229)	404,419	1,185,075	1,868,193
Net loss attributable to noncontrolling interest	18,577	3,040	27,916	3,040

NET (LOSS) INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	(72,652)	407,459	1,212,991	1,871,233

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gain	62,897	74,071	153,718	90,047
Less: foreign currency translation gain attributable to noncontrolling interest	(201)	(54)	(520)	(54)
Foreign currency translation gain attributable to China Shesays common stockholders	62,696	74,017	153,198	89,993

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	$(9,956)	$481,476	$1,366,189	$1,961,226

Net (loss) income per share-basic and diluted	$(0.01)	$0.02	$0.07	$0.12

Weighted average number of shares outstanding during the period
- basic and diluted	18,600,012	16,377,056	18,600,012	15,428,576

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
(“CHINA SHESAYS”) AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS

	Nine months ended
	September, 30
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,185,075	$1,868,193
Adjusted to reconcile net income to cash provided
by operating activities:
Depreciation - cost of service revenue	377,999	248,224
Depreciation - operating expenses	305,459	122,567
Deferred income taxes	(322,255)	-
Loss on disposal of property and equipment	235	8,769
Imputed interest	-	247
Changes in operating assets and liabilities
(Increase) decrease in:
Inventories, net	(78,149)	(140,305)
Other current assets and prepaid expenses	(507,587)	(1,115,989)

Increase (decrease) in:
Accounts payable	98,286	83,039
Deferred revenue	17,713	5,430
Other payables and accrued liabilities	772,279	332,512
Income tax payable	321,997	641,845
Sales tax payable and other taxes payable	(5,594)	48,127
Net cash provided by operating activities	2,165,458	2,102,659

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in restricted cash	(391,972)	-
Purchase of property and equipment	(3,172,641)	(3,402,876)
Proceeds from disposal of property and equipment	130,838	-
Due from stockholders	52,821	(52,821)
Net cash used in investing activities	(3,380,954)	(3,455,697)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank loan borrowed	1,750,146	880,230
Bank loan repaid	(923,560)	(42,789)
Due to a related company	-	(20,618)
Contribution by stockholders	5,916	50,182
Contribution by a minority stockholder	-	149,296
Net cash provided by financing activities	832,502	1,016,301

EFFECT OF EXCHANGE RATES ON CASH	50,936	19,507

NET DECREASE IN CASH AND CASH EQUIVALENTS	(332,058)	(317,230)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,029,280	1,371,732

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$697,222	$1,054,502

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expenses	$56,734	$35,450
Cash paid for income tax	$439,427	$56,720

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES

$219,891 and $0 of purchases of property and equipment represent payables to vendors. These transactions are considered as major non-cash transactions for the nine months ended September 30, 2011 and 2010.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA SHESAYS MEDICAL COSMETOLOGY INC.

(“CHINA SHESAYS”) AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

NOTE 1 BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company’s financial position as of September 30, 2011 and December 31, 2010 (restated), the consolidated results of operations for the three and nine months ended September 30, 2011 and 2010 and consolidated cash flows for the nine months ended September 30, 2011 and 2010. The consolidated results for the three and nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for a full year. These financial statements should be read in conjunction with the audited financial statements and footnotes of the Company for the years ended December 31, 2010 (restated) and 2009 appearing in the Company’s Form 10-K/A as filed with the SEC on August 2, 2011 and Form S-1/A as filed with the SEC on November 3, 2011.

NOTE 2 ORGANIZATION

SN Strategies Corp. was incorporated under the laws of the State of Nevada on January 18, 2002.

Perfect Support Limited (“Perfect Support”) was incorporated in the British Virgin Islands (“BVI”) on January 15, 2010 as an investment holding company. Through its wholly owned subsidiary, Chengdu Boan Investment Management Co., Limited (“Chengdu Boan”), the Company is principally engaged in providing consultancy services on medical beauty services, cosmetic surgery services and cosmetic dentistry services in the People’s Republic of China (“PRC”). Chengdu Boan was incorporated in the PRC as a wholly-owned foreign enterprise on April 27, 2010. In accordance with the business permit, Chengdu Boan’s right of operation expires on April 27, 2040 and is renewable on expiry.

Sichuan Shesays Cosmetology Hospital Company Limited (“Sichuan Shesays”) was incorporated in the PRC on May 30, 2005 as a limited liability company. Sichuan Shesays is a clinic providing professional medical beauty services, cosmetic surgery services and cosmetic dentistry services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on May 30, 2025.

On April 27, 2010, Chengdu Boan entered into a series of contractual agreements (collectively known as the Restructuring Agreements and see note 7) with Sichuan Shesays and the stockholders of Sichuan Shesays in which Chengdu Boan assumed the management of the business activities of Sichuan Shesays and its subsidiaries, if any, from time to time, Sichuan Shesays and its subsidiaries agreed to pay 100% of its residual return to Chengdu Boan. Through this arrangement, Sichuan Shesays and its subsidiaries, if any, became contractually controlled subsidiaries of Chengdu Boan. Based on these contractual arrangements, the Company considers Sichuan Shesays and its subsidiaries to be Variable Interest Entities (“VIEs”) under ASC 810 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” and Perfect Support through Chengdu Boan is the primary beneficiary of Sichuan Shesays and its subsidiaries (See note 7). Accordingly, Sichuan Shesays and its subsidiaries should be consolidated under ASC 810. Immediately prior to the transaction completed on April 27, 2010, both the five directors who owned 90% of Perfect Support and the 100% stockholder of Chengdu Boan owned 100% of the registered capital of Sichuan Shesays.

On June 6, 2010, SN Strategies Corp., the Parent, China Shesays Medical Cosmetology Inc., the Merger Sub, a Nevada corporation, wholly owned by the Parent and incorporated on May 20, 2010, Perfect Support, known as the Acquired Sub, and the stockholders of the Acquired Sub, entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to acquire 100% of the common stock of the Acquired Sub. In connection with the merger, the Merger Sub issued to the stockholders of the Acquired Sub 10 shares of its common stock of $0.001 each amounting to $0.01 for 50,000 shares of the Acquired Sub’s common stock of $1 each amounting to $50,000 which represents 100% of the outstanding shares of the Acquired Sub’s common stock. The 10 shares of common stock of the Merger Sub were subsequently converted to 13,500,012 shares of common stock of the Parent Company (the “Reverse Merger”).

Concurrent with the merger, the Merger Sub merged with and into the Parent at the effective time of the merger. The Merger Sub no longer exists, and the Parent’s name was subsequently changed to the Merger Sub’s name.

For financial reporting purposes, the merger has been accounted for as a recapitalization of the Parent whereby the historical financial statements and operations of the Acquired Sub become the historical financial statements of the Company, with no adjustments to the carrying values of the assets and liabilities. Share and per share amounts reflect the effects of the recapitalization for all periods presented. In addition, the presentation for all periods includes equity transactions of the Acquired Sub as adjusted for the effects of the recapitalization.

On July 8, 2010, Sichuan Shesays established a PRC limited liability company, Leshan Jiazhou Shesays Junge Cosmetology Company Limited (“Leshan Jiazhou Shesays”) with a registered capital of $736,594 to which Sichuan Shesays contributed $265,984 in cash and a set of machinery totaling $470,610 in lieu of cash. Leshan Jiazhou Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on June 17, 2014.

On August 18, 2010, Sichuan Shesays together with a third party established a PRC limited liability company, Yibin Shesays Junge Cosmetology Clinic Company Limited (“Yibin Shesays”) with a registered capital of $734,981. Sichuan Shesays contributed $587,985 in cash to the registered capital of Yibin Shesays, representing 80% of the equity of Yibin Shesays. Yibin Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on December 31, 2014.

On October 20, 2010, Sichuan Shesays established a PRC limited liability company, Zigong Shesays Junge Cosmetology Clinic Company Limited (“Zigong Shesays”) with a registered capital of $751,213. Sichuan Shesays contributed $244,219 in cash and a set of machinery totaling $506,994 in lieu of cash. Zigong Shesays is a clinic for providing professional medical beauty services and cosmetic surgery services to customers in PRC. In accordance with its business permit, the Company’s right of operation expires on October 19, 2014.

China Shesays, Perfect Support, Chengdu Boan, Sichuan Shesays, Leshan Jiazhou Shesays, Yibin Shesays and Zigong Shesays are hereinafter referred to as (“the Company”).

NOTE 3 RESTATEMENT OF PREVIOUSLY REPORTED FINANCIAL STATEMENTS

On July 15, 2011, the Company determined that the Company’s financial statements as of December 31, 2010 and for the year then ended should no longer be relied upon and should be restated as a result of certain errors contained therein regarding the accounting for: (i) pre-operating expenses wrongly recorded as other current assets; (ii) under-provision of rental expenses for clinics not yet commenced business; (iii) income tax expense for the above items; and (iv) foreign currency translation gain/loss for the above items.

As a result, the accompanying consolidated financial statements as of December 31, 2010 have been restated from the amounts previously reported. The information in the data table below represents only those balance sheet line items affected by the restatements.

The following tables present the consolidated balance sheet and financial statement line items as reported herein that were impacted by the restatements:

	As of December 31, 2010
	As
	previously			As
	stated	Adjustments		restated

Consolidated balance sheet accounts impacted by restatements:
Other current assets and prepaid expenses	$1,446,837	$(819,960	) $	626,877
Total current assets	3,050,192	(819,960)		2,230,232
Deferred tax assets	184,857	204,990		389,847
Total assets	9,243,247	(614,970)		8,628,277
Other payables and accrued liabilities	1,554,162	203,813		1,757,975
Total current liabilities	3,934,258	203,813		4,138,071
Retained earnings - unappropriated	2,438,376	(798,326)		1,640,050
Accumulated other comprehensive income	130,349	(20,457)		109,892
Total China Shesays stockholders’ equity	5,177,376	(818,783)		4,358,593
Total equity	5,308,989	(818,783)		4,490,206
Total liabilities and stockholders’ equity	9,243,247	(614,970)		8,628,277

NOTE 4 PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2011 and 2010 include the financial statements of China Shesays, its wholly owned subsidiaries, Perfect Support and Chengdu Boan and the contractually controlled affiliate, Sichuan Shesays and its wholly owned subsidiaries, Leshan Jiazhou Shesays , Zigong Shesays and 80% owned subsidiary, Yibin Shesays, The noncontrolling interest represents the noncontrolling stockholders’ 20% proportionate share of the results of Yibin Shesays.

All significant inter-company balances and transactions have been eliminated in consolidation.

NOTE 5 USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidation financial statements and the reported amounts of revenue and expenses during the reporting period.

Variable interest entities

Current PRC laws and regulations require any foreign entities that invest directly in the medical services industry to have direct operations in the medical industry outside of China. In addition, foreign entity is not allowed in China to setup wholly-owned medical institute although the foreign entity is permitted to set a joint venture medical institute at maximum of 70%.

The Company does not currently directly operate medical services outside of China and cannot qualify under PRC regulations before the Company commences any such operations outside of China. While the Company’s indirect PRC operating subsidiaries are eligible for the required licenses for providing medical services in China and some of the indirect PRC operating subsidiaries have obtained such licenses, the Company has been using and is expected to continue to use the PRC operating affiliates and their subsidiaries.

Management estimated that the risk if loss in respect of the Company’s current ownership structure or the contractual arrangements is remote.

NOTE 6 RECENT ACCOUNTING STANDARDS AND PRONOUNCEMENTS

In September 2011, Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-09, “Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80) – Disclosures about an Employer’s Participation in a Multiemployer Plan”. The amendments in this Update require additional disclosures about an employer’s participation in a multiemployer plan. The amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. Management currently expects that this ASU will not have a material impact on the Company’s consolidated financial statements.

In September 2011, FASB issued ASU 2011-08 “Intangibles-Goodwill and Other (Topic 350) – Testing Goodwill for Impairment”. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. Management currently expects that this ASU will not have a material impact on the Company’s consolidated financial statements.

In July 2011, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities”, which requires that certain health care entities change the presentation of their statement of operations by reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction from patient service revenue (net of contractual allowances and discounts). In addition, the amendments also require enhanced disclosure about policies for recognizing revenue and assessing bad debts and disclosures of qualitative and quantitative information about changes in the allowance for doubtful accounts. This ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2011, with early adoption permitted. Management currently expects that this ASU will not have a material impact on the Company’s consolidated financial statements.

Other than listed above, there have been no significant changes in accounting pronouncements as compared to the recent accounting pronouncements described in our audited consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010.

NOTE 7 VARIABLE INTEREST ENTITIES

The Company accounts for Variable Interest Entities (“VIE”) in accordance with ASC 810. As a result of the adoption of ASU 2009-17, consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010, ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the obligation to absorb losses or the right to receive the benefits from the VIEs that could potentially be significant to the VIEs. The Company has applied the requirements of ASC 810 on a prospective basis from the date of adoption.

The Company assesses all newly created entities and those with which the Company becomes involved to determine whether such entities are VIEs and, if so, whether or not the Company is their primary beneficiary.

On April 27, 2010, the Company through its PRC subsidiary, Chengdu Boan entered into a series of contractual arrangements consisting of four agreements with Sichuan Shesays and the stockholders of Sichuan Shesays. Those four agreements and their consequences are described below.

(i)

an exclusive service agreement, pursuant to which Sichuan Shesays and its subsidiaries irrevocably entrust to Chengdu Boan the right of management and operation of Sichuan Shesays and its subsidiaries and the responsibilities and authorities of their stockholders and directors of Sichuan Shesays and its subsidiaries. In return, Sichuan Shesays and its subsidiaries agreed to pay 100% of its residual return, if any, from time to time, as management fee to Chengdu Boan.

(ii)

a voting rights proxy agreement, pursuant to which the stockholders of Sichuan Shesays and its subsidiaries have granted the personnel designated by Chengdu Boan the right to appoint directors and senior management of Sichuan Shesays and its subsidiaries and to exercise all of their other voting rights as stockholders of Sichuan Shesays and its subsidiaries, as the case may be, as provided under the articles of association of each such entity;

(iii)	a call option agreement, pursuant to which:

(a)

neither Sichuan Shesays nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of Chengdu Boan;

	(b)	neither Sichuan Shesays nor any of its subsidiaries will distribute any dividends without the prior written consent of Chengdu Boan; and

(c)

Chengdu Boan or its designee has an exclusive option to purchase all or part of the equity interests in Sichuan Shesays, all or part of the equity interests in subsidiaries owned by Sichuan Shesays or its nominee holders, or all or part of the assets of Sichuan Shesays, in each case when and to the extent permitted by PRC law. In case of Chengdu Boan exercising the call option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than $1 which may be required under the laws of PRC to effect such purchase to comply with such legal formalities shall be either cancelled or returned to Sichuan Shesays immediately with no additional compensation to the owners; and

(iv)

an equity pledge agreement pursuant to which each of stockholders of Sichuan Shesays has pledged his or her equity interest in Sichuan Shesays and its subsidiaries, as the case may be, to Chengdu Boan to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of Sichuan Shesays and its subsidiaries under the exclusive services agreement, the call option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Sichuan Shesays or its subsidiaries without the prior written consent of Chengdu Boan. Under the PRC Property Rights Law, the Company is required to register with the relevant government authority the security interests on the equity interests in Sichuan Shesays granted to the Company under the equity pledge agreements. The Company is currently in the process of registering these security interests. Until the Company finalizes such registration, the Company may not be able to enforce the security interests granted under the equity pledge agreements.

In the PRC restructuring transaction described above, the Company gained indirect control of Sichuan Shesays and its subsidiaries and Sichuan Shesays and its subsidiaries are considered VIEs of the Company.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of Sichuan Shesays and its subsidiaries which are identified as VIEs of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with Sichuan Shesays and its subsidiaries reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of Sichuan Shesays and its subsidiaries. Under the accounting guidance, the Company is deemed to be the primary beneficiary of Sichuan Shesays and its subsidiaries and the results of Sichuan Shesays and its subsidiaries are consolidated in the Company’s consolidated financial statements for financial reporting purposes.

As the Company in the process of registering its equity pledge agreements, the Company faces the potential risk of not being able to enforce the security interests granted under the equity pledge agreements until such registration is complete. Consequently, if Sichuan Shesays and its equity owners were to breach their obligations under the equity pledge agreement or other contractual arrangement agreements prior to the Company finalizing the registration of such security interests, the Company could lose its assets and may have to de-consolidate its PRC operations if the Company loses control over Sichuan Shesays.

As of December 31, 2010, the Company agreed to waive the management fee to be payable by Sichuan Shesays and its subsidiaries for a period of 3 years from April 27, 2010 to April 26, 2013 due to lack of liquidity as Sichuan Shesays is launching a new comprehensive hospital in Chengdu City, Sichuan Province.

NOTE 8 PRIVATE PLACEMENT

Securities purchase agreement

On November 5, 2010, the Company completed on a private placement financing pursuant to a Securities Purchase Agreement (“the Purchase Agreement”) with a group of accredited investors (“investors”). The Company received $1,200,000 from the investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issue of 600,000 shares of restricted common stock of the Company at $2 each.

Under the Purchase Agreement, if the Company’s after-tax net income for the fiscal year ending December 31, 2011 is less than the Company’s after-tax net income for the fiscal year ended December 31, 2010, or if any Chinese governmental agency challenges or otherwise takes any action that adversely affects the Company’s listing of securities and the Company is unable to address such adverse effect to the reasonable satisfaction of the investors, then the Company must pay to each investor, as liquidated damages, an amount equal to that investor’s purchase price plus compound interest at a rate of 8%. In addition, for a period of three years after the Closing, if the Company issues any shares of common stock for less than $2 per share or for no consideration (the “Additional Shares”), then the per share price under the Purchase Agreement shall be reduced to the lowest price per share at which such Additional Shares are issued, granted or sold. As of September 30, 2011, the Company believes that it is not probable that the Company will issue any shares of common stock at a price less than $2 per share; the Company’s after-tax net income for the fiscal year ending December 31, 2011 will be less than the Company’s after-tax net income for the fiscal year ended December 31, 2010; and there will be Chinese governmental agency challenges or otherwise takes any action that adversely affects the Company’s listing of securities. Accordingly, the Company has not accrued for any liquidated damages.

Make good escrow

In connection with the private placement, a majority stockholder of the Company together with the Company entered into a make good escrow agreement with the investors, pursuant to which a total of 600,000 shares of common stock of the Company owned by the majority stockholder were placed with an escrow agent to secure the Company’s obligation under the Purchase Agreement. If the Company fails to achieve $6,400,000 net after tax income for the fiscal year ending December 31, 2011, the majority stockholder of the Company is obligated to transfer 600,000 shares of common stock of the Company to the investors as additional consideration under the private placement.

Warrants

In November 2010, the Company issued a warrant to a financial advisor to purchase 48,000 shares of common stock of the Company at an exercise price of $2 per share. The warrant is exercisable any time from the date of issue to June 2012.

NOTE 9 (LOSSES) EARNINGS PER SHARE

Basic (losses) earnings per share are computed by dividing income available to stockholders by the weighted average number of shares outstanding during the period. Diluted (losses) earnings per share is computed similar to basic (losses) earnings per share except that the denominator is increased to include the number of additional shares that would have been outstanding if the potential shares had been issued and if the additional shares were diluted. For the three and nine months period ended September 30, 2011, all 48,000 outstanding warrants have been excluded from the calculation of diluted (losses) earnings per share since their effect was anti-dilutive. For the three and nine months ended September 30, 2010, there were no potentially dilutive securities.

NOTE 10 CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months. Bank deposits held as collateral for the Company’s bank loans are reported as restricted cash and are not included with cash or cash equivalents on the balance sheet until the lien against such bank deposits has been released. As of September 30, 2011 and December 31, 2010, restricted cash amounted to $391,972 and $0, respectively.

NOTE 11 INVENTORIES, NET

	September	December
	30,	31,
	2011	2010

Medical materials	$469,326	$386,634
Finished goods – merchandise	148,938	134,620
Less: Provision for obsolescence	-	-
	$618,264	$521,254

NOTE 12 OTHER CURRENT ASSETS AND PREPAID EXPENSES

	September	December
	30,	31,
	2011	2010
		(Restated)

Other receivables	$49,307	$62,792
Advances to suppliers	261,385	98,574
Rental deposits	175,892	16,498
Prepaid expenses	677,588	449,013
	$1,164,172	$626,877

NOTE 13 PROPERTY AND EQUIPMENT, NET

	September	December
	30,	31,
	2011	2010

Buildings	$115,538	$111,804
Leasehold improvements	1,468,555	1,314,016
Medical equipment	3,528,593	3,319,221
Motor vehicles	167,190	290,751
Office equipment	605,527	582,302
Deposits paid for property and equipment	4,300,516	1,482,309
	10,185,919	7,100,403
Less: Accumulated depreciation	(1,799,090)	(1,092,205)
	$8,386,829	$6,008,198

Depreciation expenses for the three and nine months ended September 30, 2011 and 2010 were $247,469, $146,451, $683,458 and $370,791 respectively.

As of September 30, 2011 and December 31, 2010, included in deposits paid for property and equipment are advance payments of renovation costs paid on behalf of the subsidiary which is still in the process of incorporation amounting to $4,300,516 and $1,482,309 respectively.

NOTE 14 NOTES PAYABLE

Notes payable consisted of the following:

	September	December
	30,	31,
	2011	2010

Note payable to a bank, interest rate of 6% per annum, guaranteed by a thirdparty, a director and his spouse, due in March 2012	$940,734	$-
Note payable to a bank, interest rate of 6% per annum, guaranteed by a third party, a director, his spouse and charges on the Company’s restricted cash, due in April 2012	371,589	-
Note payable to a bank, interest rate of 7.572% per annum, guaranteed by a third party, a director and his spouse, due in June 2012	470,367	-
Note payable to a bank, interest rate of 6% per annum, guaranteed by a third party, a director and his spouse, due in February 2011	-	910,332
	$1,782,690	$910,332

Interest expense paid for the three and nine months ended September 30, 2011 and 2010 were $30,862, $13,844, $56,734 and $35,450 respectively.

The guarantee provided by the third party is secured by buildings of the Company with net book value totaling $99,853 as of September 30, 2011. Fees paid to the third party guarantor for the three and nine months ended September 30, 2011 and 2010 was $10,755, $0, $31,863 and $17,650 respectively.

NOTE 15 OTHER PAYABLES AND ACCRUED LIABILITIES

	September	December
	30,	31,
	2011	2010
		(Restated)

Other payable	$336,427	$599,724
Deposits from customers	372,294	231,390
Deposits from membership reward program	321,750	277,010
Accrued liabilities	1,376,737	649,851
	$2,407,208	$1,757,975

Deposits from customers represent money received in advance for cosmetic surgery, beauty and other related services.

Included in other payables are equipment and renovation costs totaling $152,520 and $363,333 owed to suppliers as of September 30, 2011 and December 31, 2010 respectively.

NOTE 16 INCOME TAX

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

China Shesays was incorporated in the United States and has incurred operating loss as for income tax purposes for the nine months ended September 30, 2011 and 2010. As of September 30, 2011, China Shesays had federal and state net operating loss carry forwards of approximately $177,000 which can be used to offset future federal income tax. The federal and state net operating loss carry forwards expire at various dates through 2030. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

Perfect Support was incorporated in the BVI and under current laws of the BVI, income earned is not subject to income tax.

Chengdu Boan, Sichuan Shesays, Leshan Jiazhou Shesays, Yibin Shesays and Zigong Shesays were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25%. Tax losses, if any, are allowed to carry forward to offset future net income for five years. As of September 30, 2011, the Company’s PRC subsidiaries have total tax losses of $410,751 which will be expired on December 31, 2015. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

The income tax expenses for the three and nine months ended 2011 and 2010 are summarized as follows:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Current – PRC	$243,555	$186,492	$760,467	$698,565
Deferred - PRC	(165,077)	-	(322,255)	-
	$78,478	$186,492	$438,212	$698,565

The tax effects of significant items comprising deferred tax assets as of September 30, 2011 and December 31, 2010 are as follows:

	September	December
	30,	31,
	2011	2010
		(Restated)
Deferred tax assets:
Property related, net	$(28,152)	$67,034
Deferred revenue	114,348	42,981
Pre-operating expenses	348,211	204,990
Advances to suppliers	(11,758)	-
Accrued liabilities	302,475	57,724
Tax losses	102,687	17,118
	827,811	389,847
Valuation allowance for deferred tax assets	(102,687)	-
	$725,124	$389,847

The reconciliation of income taxes computed at the statutory income tax rate to total income taxes for the three and nine months ended September 30, 2011 and 2010 is as follows:

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2011	2010	2011	2010

(Loss) income before taxes	$(12,751)	$590,911	$1,623,287	$2,566,758

Computed at the PRC tax rate of 25%	$(3,188)	$147,728	$405,822	$641,689
Over-provision in prior year	-	-	(302,842)	-
Non-deductible expenses	17,206	38,764	92,325	56,876
Others	(38,227)	-	140,220	-
Valuation allowance change	102,687	-	102,687	-
	$78,478	$186,492	$438,212	$698,565

NOTE 17 WARRANTS

On November 12, 2010, the Company issued 48,000 warrants with an exercise price of $2 per share in conjunction with the issuance of 600,000 shares of common stock in a private placement to a professional service provider pursuant to a Financial Advisory Service Agreement entered into on June 12, 2010. The warrants are exercisable at any time from June 12, 2010 to June 12, 2012. As of September 30, 2011, no warrants have been exercised or cancelled.

The Company evaluates these warrants provided in connection with the private placement in accordance with ASC 815 and has concluded that equity classification is appropriate for these warrants, due to the fact that these warrants are required to be physically settled in shares of the common stock of the Company and there are no provisions that could require net-cash settlement. Accordingly, the fair value of the warrants of $7,911 was recognized as additional paid-in capital and as a reduction of additional paid-in capital at the date of grant. The fair value of the warrants was estimated using Black-Scholes Option Pricing Model.

The following assumptions are used to calculate the fair value of the warrants:

Market price and estimated fair value of common stock	$2.00
Exercise price	$2.00
Remaining contractual life (years)	1.6
Dividend yield	-
Expected volatility	16.25%
Risk-free interest rate	0.45%

Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company’s management believes this method produces an estimate that is representative of the expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants will likely differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the financial instruments.

NOTE 18 COMMITMENTS AND CONTINGENCIES

(a)	Capital commitments

As of September 30, 2011 and December 31, 2010, the Company had commitments for capital expenditures on acquisition of property and equipment amounting to approximately $1,871,000 and $1,610,000, respectively.

(b)	Operating lease commitments

The Company leases clinic spaces and staff quarters from third parties under fifty-three separate operating leases which expire between October 20, 2011 and January 1, 2020.

As of September 30, 2011, the Company had outstanding commitments with respect to the above operating leases, which are due as follows:

For the fiscal years ending September 30,
2012	$1,781,784
2013	1,739,408
2014	1,723,821
2015	1,635,840
2016	771,415
Thereafter	269,611
$7,921,879

(c)	Loss contingencies

The Company has not recorded an accrued loss contingency under ASC 450 in connection with the contingent liability related to the warranties made to investors in the private placement. Accounting for loss contingencies pursuant to ASC 450 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to the warranties made to investors in our private placement in accordance with ASC 450 – (1) for a period of three years, if the Company issues any shares of Common Stock for less than $2.00 per share or for no consideration (the “Additional Shares”), then the per share price under the Securities Purchase Agreement shall be reduced to the lowest price per share at which such Additional Shares are issued, granted or sold (“Guarantee A”); and (2) if the after-tax net income for the fiscal year ending December 31, 2011 is less than the after- tax net income for the fiscal year ending December 31, 2010, or if any Chinese government agency challenges or otherwise takes any action that adversely affects the listing of securities and the Company is unable to address such adverse effect to the reasonable satisfaction of the investors, then the Company must pay to each investor, as liquidated damages, an amount equal to that investor’s purchase price plus compound interest at a rate of 8% (“Guarantee B”).

The Company has determined that the occurrence of the contingency of Guarantee A is remote. The Company expects the operating cash flows are adequate to finance the daily operations and the Company is not required to issue new shares at a price below $2.00. However, the Company may issue new shares at a price below $2.00, when the Company is facing financial distress. Since the Company is unable to estimate the chance of violating Guarantee A, the Company did not disclose the estimated loss. The Company did not violate Guarantee A as of the date of this report. The maximum potential amount of future estimated loss pertinent to Guarantee A is $1,200,000.

The Company has determined that the occurrence of the contingency of Guarantee B is reasonably possible, since the Company’s performance is subjected to impact of economic factors and many other risk factors. In accordance with ASC 450, the Company is required to record a charge to current operations. However, since the Company is unable to estimate the chance of having the after-tax net income for the fiscal year ending December 31, 2011 is less than the after-tax net income for the fiscal year ending December 31, 2010 or those challenges stated above, the Company did not disclose the estimated loss. The Company did not violate Guarantee B as of the date of this report. Guarantee B did not provide the limitation to the maximum potential future payments and it stated that the Company is required to pay investors for violation of Guarantee B, liquidated damages, an amount equal to that investor’s purchase price ($1,200,000) plus compound interest at a rate of 8%.

NOTE 19 DEFINED CONTRIBUTION RETIREMENT PLANS

As stipulated by the regulations of the PRC government, companies operating in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. The Company is required to make specified contributions to the state-sponsored retirement plan based on the basic salary cost of their staff. Each of the employees of the PRC subsidiaries is also required to contribute certain percentage of his/her basic salary.

Contributions to defined contribution retirement plan for the three and nine months periods ended September 30, 2011 and 2010 were $83,323, $43,936, $224,130 and $118,155 respectively.

NOTE 20 RELATED PARTY TRANSACTIONS

As of September 30, 2011 and December 31, 2010, certain stockholders owed the Company $0 and $52,821, respectively, which are unsecured, interest-free and repayable on demand. These amounts were advanced prior to the Reverse Merger and were fully repaid in January 2011.

During the three and nine months ended September 30, 2011 and 2010, total imputed interest expenses recorded as additional paid-in capital amounted to $0, $0, $0 and $247 respectively.

NOTE 21 CONCENTRATIONS AND RISKS

As of September 30, 2011 and December 31, 2010, 100% of the Company’s assets were located in the PRC and Hong Kong and 100% of the Company’s revenues were derived from customers located in the PRC.

As of September 30, 2011 and December 31, 2010, financial instruments which potentially expose the Company to concentrations of credit risk are cash and cash equivalents of $638,963 and $925,639 respectively. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure collections and minimize losses.

NOTE 22 GOING CONCERN

These unaudited condensed consolidated financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of September 30, 2011, the Company had a working capital deficit of $3,277,558 due to the significant investment in property, plant and equipment.

As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

Exhibits

The following Exhibits are being filed with this registration statement on Form S-1.

Exhibit No.	Description
2.1

Agreement and Plan of Merger dated June 6, 2010 by and among SN Strategies Corp., China SHESAYS Medical Cosmetology Inc., Perfect Support Limited, Kwai Man Yip, Sichuan SHESAYS Cosmetology Hospital Co., Ltd., Chengdu Boan Investment Management Co., Ltd., Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on January 6, 2011 (File No. 333-171574))
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB- 2 filed on July 26, 2007 (File No. 333-144888))
4.1	Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 12, 2010 (File No. 333-144888))
5.1	Opinion of Lionel Sawyer & Collins (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed on January 6, 2011 (File No. 333-171574))
5.2	Legal Opinion of Guangdong Jin Di Law Office dated June 7, 2010
10.1

Exclusive Service Agreement dated April 27, 2010 by and among Chengdu BOAN Investment Management Co., Ltd., Sichuan SHESAYS Cosmetology Hospital Co., Ltd., Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.2

Call Option Agreement dated April 27, 2010 by and among Chengdu BOAN Investment Management Co., Ltd., Sichuan SHESAYS Cosmetology Hospital Co., Ltd., Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.3

Shareholders’ Voting Rights Proxy Agreement dated April 27, 2010 by and among Chengdu BOAN Investment Management Co., Ltd., Sichuan SHESAYS Cosmetology Hospital Co., Ltd., Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.4

Equity Pledge Agreement dated April 27, 2010 by and among Chengdu BOAN Investment Management Co., Ltd., Sichuan SHESAYS Cosmetology Hospital Co., Ltd., Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.5

Stock Purchase Agreement dated June 7, 2010 by and among Leading Pioneer Limited and certain sellers identified on the signature pages thereto (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.6

Stock Purchase Agreement dated June 7, 2010 by and among Techno Meg Limited and certain sellers identified on the signature pages thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.7

Assignment and Assumption Agreement dated June 7, 2010 between SN Strategies Corp. and Cake Ventures LLC (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8- K filed on June 7, 2010 (File No. 333-144888))

10.8

Entrustment Agreement dated April 27, 2010 by and among Kwai Man Yip, Bondy Nominees Limited, Leading Pioneer Limited, Perfect Support Limited, Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.9

Call Option Agreement dated April 27, 2010 by and among Kwai Man Yip, Bondy Nominees Limited, Leading Pioneer Limited, Perfect Support Limited, Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333-144888))

10.10	Entrustment Agreement dated April 27, 2010 by and among Kwai Man Yip, Bondy Nominees Limited,

Leading Pioneer Limited, Perfect Support Limited and Yixiang Zhang (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333- 144888))
10.11

Call Option Agreement dated April 27, 2010 by and among Kwai Man Yip, Bondy Nominees Limited, Leading Pioneer Limited, Perfect Support Limited and Yixiang Zhang (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on June 7, 2010 (File No. 333- 144888))

10.12

Securities Purchase Agreement dated November 5, 2010 by and among China SHESAYS Medical Cosmetology Inc. and certain purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2010 (File No. 333-144888))

10.13

Make Good Escrow Agreement dated November 5, 2010 by and among China SHESAYS Medical Cosmetology Inc., Chief Securities Ltd., Techno Meg Limited and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 12, 2010 (File No. 333-144888))

10.14

Financial Advisory Services Agreement dated June 12, 2010 by and among Chief Capital Limited and Sichuan SHESAYS Cosmetology Hospital Co., Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 12, 2010 (File No. 333-144888))

10.15+

Labor Contract (English Translation) by and between Sichuan SHESAYS Cosmetology Hospital Co., Ltd. and Zhang Yixiang dated January 1, 2010 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed on January 6, 2011 (File No. 333-171574))

10.16	Trademark Licensing Agreement (English Translation) by and between Sichuan SHESAYS Cosmetology Hospital Co., Ltd. and Yixiang Zhang dated January 4, 2007
10.17	Supplementary Agreement to the Exclusive Service Agreement between BOAN and SHESAYS Dated March 22, 2011.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed on January 6, 2011 (File No. 333-171574))
23.1*	Consent of Baker Tilly Hong Kong Limited
23.2	Consent of Lionel Sawyer & Collins (included in Exhibit 5.1)
23.3	Consent of the PRC Counsel
24.1*	Power of Attorney (included on signature page)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

* Filed herewith.

+ Indicates a management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chengdu City, Sichuan Province, PRC, on January 13, 2012.

CHINA SHESAYS MEDICAL COSMETOLOGY INC.

By: /s/ Yixiang Zhang
Date: January 13, 2012	Yixiang Zhang
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Yixiang Zhang and Wenbin Zhu, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys−in−fact and agents, with full power of substitution and re-substitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for him or her and in his or her name in his or her capacity as a director and officer of the Company, as applicable, any and all amendments (including post−effective amendments) to this registration statement on Form S−1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys−in−fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys−in−fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Yixiang Zhang	Chief Executive Officer	January 13, 2012
Yixiang Zhang	Chairman of the Board
(principal executive officer)

/s/ Wenbin Zhu	Chief Financial Officer	January 13, 2012
Wenbin Zhu	(principal financial and accounting
officer)